UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLUMAS BANCORP
(Exact Name of Registrant as Specified in its Charter)

California	6022	75-2987096
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or	Classification Code Number)	Identification Number)
Organization)

5525 Kietzke Lane
Reno, Nevada 89511
(775) 786-0907
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Andrew J. Ryback
President and Chief Executive Officer
Plumas Bancorp
5525 Kietzke Lane
Reno, Nevada 89511
(775) 786-0907
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David J. Gershon, Esq. Four Embarcadero Center, 17th Floor Sheppard Mullin Richter & Hampton LLP San Francisco, CA 94111 (415) 434-9100	Robert N. Flowers Stinson LLP 3102 Oak Lawn Avenue, Suite 777 Dallas, TX 75219 (214) 560-2201

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (3)
Common Stock, no par value	598,129 shares	N/A	$13,435,704	$1,465.84 (4)

(1)

Represents the number of shares of common stock of Plumas Bancorp, or Plumas, to be issued pursuant to the Agreement and Plan of Reorganization and Merger, dated as of March 10, 2021, or the merger agreement, by and between Plumas and Feather River Bancorp, Inc. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(f)(2) and 457(f)(3) of the Securities Act of 1933, based on the value of shares of Feather River Bancorp, Inc. common stock expected to be exchanged for Plumas Bancorp common stock in connection with the merger, as established by the book value per share of Feather River Bancorp, Inc. common stock as of March 31, 2021 of $18,170,887, less the estimated cash consideration of $4,735,184 to be paid in the merger.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate of $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS - SUBJECT TO COMPLETION - DATED MAY 14, 2021

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of Feather River Bancorp, Inc.:

On March 10, 2021, Feather River Bancorp, Inc., or Feather River, entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, with Plumas Bancorp, or Plumas. The merger agreement provides for the merger of Feather River with and into Plumas, with Plumas surviving the merger, which we refer to as the merger. We are sending you this document to ask that you approve the merger agreement and the merger.

In connection with the merger, Feather River will hold a special meeting of its stockholders, which we refer to as the Feather River special meeting, on June 24, 2021, at 6:00 p.m., Pacific Time, at the main office of Bank of Feather River located at 1280 Bridge Street, Yuba City, California 95991. At the Feather River special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby, or the merger proposal, and a proposal to approve the adjournment or postponement of the Feather River special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, or the adjournment proposal.

The aggregate merger consideration to be issued to Feather River stockholders in connection with the merger consists of $4,735,184 in cash and 598,129 shares of Plumas common stock.

If the merger is completed, each share of Feather River common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the holder’s election, either cash, which we refer to as the cash consideration, or shares of Plumas common stock, together with cash in lieu of a fractional share of Plumas common stock, which we refer to as the stock consideration. As a Feather River stockholder, you will have the opportunity to elect the form of consideration to be received for all shares of Feather River common stock held by you, subject to the allocation and proration procedures set forth in the merger agreement and described in the attached proxy statement/prospectus. These allocation procedures are intended to ensure that the aggregate merger consideration consists of $4,735,184 in cash and 598,129 shares of Plumas common stock. The form of the merger consideration ultimately received by you will depend upon the election, allocation and proration procedures described in this proxy statement/prospectus and the choices of other Feather River stockholders, and may be different from what you elect.

Plumas’s common stock is listed for trading on the NASDAQ Stock Market, or NASDAQ, under the symbol “PLBC.” The merger agreement provides that the amount of the cash consideration and the amount of stock consideration will be equal in value at the time of the merger, with shares of Plumas common stock valued based on the volume-weighted average trading price of Plumas common stock for the 10 trading days ending on the last trading day immediately preceding the closing date of the merger. Therefore, the value of the aggregate merger consideration, the amount of the cash consideration per share of Feather River common stock and the number of shares of stock consideration of Feather River common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Plumas common stock. Based on the volume-weighted average trading price of Plumas common stock on NASDAQ of $27.67 for the 10 trading days preceding March 10, 2021, the day the merger agreement was signed, the aggregate merger consideration was valued at $21.3 million and if the merger had been completed on that day, the amount of the cash consideration would have been $17.42 per share of Feather River common stock and the stock consideration would have consisted of 0.6295 shares of Plumas common stock per share of Feather River common stock. Based on the volume-weighted average trading price of Plumas common stock on NASDAQ of $27.16 for the 10 trading days preceding May 14, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the aggregate merger consideration was valued at $21.0 million and if the merger were completed on that day, the amount of the cash consideration would have been $17.17 per share of Feather River common stock and the stock consideration consisted of 0.6321 shares of Plumas common stock per share of Feather River common stock. You should obtain current market quotations for Plumas’s common stock before deciding how to vote on the merger.

After careful consideration, the Feather River board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The Feather River board of directors recommends that you vote: “FOR” the merger proposal and “FOR” the adjournment proposal.

The accompanying document is a proxy statement of Feather River and a prospectus of Plumas, and provides you with information about Feather River, Plumas, the Feather River special meeting, the merger proposal, the merger, the documents related to the merger and other related matters. Feather River encourages you to read the entire proxy statement/prospectus, including any documents it refers you to, and its appendices carefully and in their entirety. For a discussion of risk factors you should consider in evaluating the merger agreement you are being asked to approve, see “Risk Factors” beginning on page 24 of the accompanying proxy statement/prospectus.

Under Delaware law, appraisal rights will be available to Feather River stockholders of record who do not vote in favor of the merger proposal. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in the accompanying proxy statement/prospectus in the section titled “Appraisal and Dissenters’ Rights” beginning on page 99.

Your vote is important regardless of the number of shares of Feather River common stock that you own. Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Feather River common stock entitled to vote on the merger proposal at the Feather River special meeting. Accordingly, whether or not you plan to attend the Feather River special meeting, please take time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the Feather River special meeting.

We look forward to seeing you at the Feather River special meeting.

Sincerely,

/s/ Julie Morehead

Julie Morehead

President and Chief Executive Officer

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the shares of Plumas common stock to be issued in the merger or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated May 14, 2021 and is being first mailed to Feather River stockholders on or about  May 21, 2021.

FEATHER RIVER BANCORP, INC.

1280 Bridge Street
Yuba City, CA 95991

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 24, 2021

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Feather River Bancorp, Inc., or Feather River, will be held on June 24, 2021, at 6:00 p.m., Pacific Time, at 1280 Bridge Street, Yuba City, California 95991.

The special meeting of stockholders of Feather River Bancorp, Inc., or the Feather River special meeting, is for the purpose of considering and acting upon:

1.         A proposal to approve the Agreement and Plan of Merger and Reorganization, or the merger agreement, dated as of March 10, 2021, by and between Plumas Bancorp, or Plumas, and Feather River, a copy of which is included in this proxy statement/prospectus as Appendix A, pursuant to which Feather River will merge with and into Plumas, with Plumas surviving the merger, which is referred to as the merger, and the transactions contemplated thereby. We refer to this proposal as the merger proposal.

2.         A proposal to adjourn or postpone the Feather River special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. We refer to this proposal as the adjournment proposal.

Any action may be taken on the foregoing proposals at the Feather River special meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the Feather River special meeting may be adjourned. Only Feather River stockholders of record as of the close of business on May 17, 2021 are entitled to notice of and to vote at the Feather River special meeting and any adjournments or postponements thereof.

A summary of the appraisal and dissenters’ rights that may be available to you is described in “Appraisal and Dissenters’ Rights” beginning on page 99 of the accompanying proxy statement/prospectus. Please note that if you wish to exercise appraisal or dissenters’ rights you must not sign and return a proxy voting in favor of the merger proposal. However, so long as you do not return a proxy at all, it is not necessary to affirmatively vote against or disapprove the merger proposal. In addition, you must take all other steps necessary to perfect your appraisal or dissenters’ rights.

We expect to hold the Feather River special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Feather River special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Feather River stockholders will be admitted to the special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the Feather River special meeting in person. To do so, please make your request by mail to 1280 Bridge Street, Yuba City, CA 95991, Attention: Chief Financial Officer, by email at LGates@bofr.bank or by phone at (530) 755-3700. Feather River must receive your request for pre-authorization on or before June 17, 2021.

THE BOARDS OF DIRECTORS OF FEATHER RIVER AND PLUMAS BANCORP HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF THEIR RESPECTIVE SHAREHOLDERS. THE FEATHER RIVER BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Your vote is very important. Whether or not you intend to attend the Feather River special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope. You may also vote in person at the Feather River special meeting. The proxy will not be used if you attend and vote at the Feather River special meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

Liz Gates Secretary

HOW TO OBTAIN MORE INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Plumas from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Plumas at no cost from the SEC’s website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Plumas in writing at the address or by telephone as specified below:

Richard Belstock
Chief Financial Officer
Plumas Bancorp
5525 Kietzke Lane
Reno, Nevada
(775) 786-0907

In order for you to receive timely delivery of the documents, you must request them no later than five business days before the date of the Feather River special meeting. This means that Feather River stockholders requesting documents must do so by June 17, 2021 in order to receive them before the Feather River special meeting.

You should only rely on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide shareholders of Feather River with different information. This proxy statement/prospectus is dated May 14, 2021; you should not assume that information contained in this proxy statement/prospectus is accurate as of any date other than that date.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

See “Where You Can Find More Information” beginning on page 108 of this proxy statement/prospectus for further information.

EXPERTS	108
WHERE YOU CAN FIND MORE INFORMATION	108
APPENDICES	110
Appendix A – Agreement and Plan of Merger and Reorganization, dated as of March 10, 2021, by and between Plumas Bancorp and Feather River Bancorp, Inc.	A-1
Appendix B – Form of Support Agreements between Plumas Bancorp and shareholders of Feather River Bancorp, Inc.	B-1
Appendix C – Opinion of ProBank Austin	C-1
Appendix D – Section 262 of the General Corporation Law of the State of Delaware	D-1
Appendix E – Chapter 13 of the California General Corporation Law	E-1
part II INFORMATION NOT REQUIRED IN THE PROSPECTUS	111
exhibit index	114
signatures	115

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to certain questions that you may have regarding the merger and the Feather River special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional information is also contained in the appendices to this proxy statement/prospectus.

Q:	Why am I receiving these materials?

A: Plumas and Feather River have entered into the merger agreement, pursuant to which, among other things, Plumas would acquire Feather River by merger. If the required Feather River stockholder and regulatory approvals are obtained and the merger is subsequently completed, Feather River will be merged with and into Plumas, with Plumas surviving the merger. Immediately after the merger is effective, Feather River’s wholly-owned bank subsidiary, Bank of Feather River, or BFR, will merge with and into Plumas Bank, the wholly-owned bank subsidiary of Plumas, with Plumas Bank surviving, which we refer to as the bank merger.

If you are a Feather River stockholder, you are being asked to vote to approve (i) the merger agreement and the merger (which we refer to as the merger proposal) and (ii) to adjourn the Feather River special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Feather River special meeting to approve the merger proposal (which we refer to as the adjournment proposal).

The merger cannot be completed unless Feather River’s stockholders approve the merger proposal. Therefore, Feather River is holding the Feather River special meeting to vote on the merger proposal. Information about the Feather River special meeting is contained in this proxy statement/prospectus. This proxy statement/prospectus contains important information about the merger, the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus, and the Feather River proxy solicitation. You should read this information carefully and in its entirety.

This document serves as a proxy statement being used by the Feather River board of directors to solicit proxies of Feather River stockholders for use at the Feather River special meeting. This document also serves as a prospectus of Plumas being delivered to Feather River stockholders because Plumas is offering to issue shares of its common stock to Feather River stockholders in connection with the merger.

Q:	What items of business will Feather River stockholders consider at the Feather River special meeting?

A: At the Feather River special meeting, Feather River stockholders will be asked to vote in favor of the merger proposal and the adjournment proposal.

Q:	What will Feather River stockholders receive in the merger?

A: The aggregate merger consideration to be issued to Feather River stockholders in connection with the merger consists of $4,735,184 in cash and 598,129 shares of Plumas common stock.

If the merger is completed, each share of Feather River common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the holder’s election, either cash, which we refer to as the cash consideration, or shares of Plumas common stock, together with cash in lieu of a fractional share of Plumas common stock, which we refer to as the stock consideration. As a Feather River stockholder, you will have the opportunity to elect the form of consideration to be received for all shares of Feather River common stock held by you, subject to the allocation and proration procedures set forth in the merger agreement and described in the attached proxy statement/prospectus. These allocation procedures are intended to ensure that the aggregate merger consideration consists of $4,735,184 in cash and 598,129 shares of Plumas common stock. The form of the merger consideration ultimately received by you will depend upon the election, allocation and proration procedures described in this proxy statement/prospectus and the choices of other Feather River stockholders, and may be different from what you elect.

Q:	How will the amount of cash in the cash consideration and the number of shares of Plumas common stock in the stock consideration be determined?

Plumas common stock trades on the NASDAQ Stock Market under the symbol “PLBC”. The merger agreement provides that the amount of the cash consideration and the amount of stock consideration will be equal in value at the time of the merger, with shares of Plumas common stock valued based on the volume-weighted average trading price of Plumas common stock for the ten NASDAQ trading days ending on the last trading day immediately preceding the closing date of the merger, which we refer to as the “Plumas average share price.”

The merger agreement provides that value of the merger consideration into which each share of Feather River common stock is converted, which we refer to as the per share value, will be determined by adding (1) the amount of the aggregate cash consideration, $4,735,184 and (2) the value of 598,129 shares of Plumas common stock, based on the Plumas average share price, and then dividing this sum by the number of shares of Feather River common stock outstanding at the time of the merger. Each share of Feather River common stock will be converted into the right to receive either (1) an amount of cash equal to the per share value (the cash consideration) or (2) a number of shares of Plumas common stock having a value equal to the per share value based on the Plumas average share price, with cash in lieu of any fraction share interests (the stock consideration).

The amount of the cash consideration and the number of shares of Plumas common stock in the stock consideration that Feather River stockholders receive in the merger will depend on the Plumas average share price and the number of shares of Feather River common stock outstanding at the time of the merger. The following table indicates the cash consideration and number of shares included in the stock consideration based on a hypothetical range of Plumas average share prices. The amounts assume that there will be 1,221,983 shares of Feather River common stock outstanding at the time of the merger, which is the number of shares of Feather River common stock outstanding as of the date of this proxy statement/prospectus.

Assumed Plumas average share price	Cash Consideration	or	Stock Consideration (shares of Plumas common stock)	Value of Aggregate Merger Consideration Based on the Assumed Plumas average share price
$24.00	$15.62	or	0.6509	$19,090,280
$25.00	$16.11	or	0.6445	$19,688,409
$26.00	$16.60	or	0.6385	$20,286,538
$27.00	$17.09	or	0.6330	$20,884,667
$28.00	$17.58	or	0.6279	$21,482,796
$29.00	$18.07	or	0.6231	$22,080,925
$30.00	$18.56	or	0.6186	$22,679,054

The value of the aggregate merger consideration, the amount of cash in the cash consideration and the number of shares of Feather River common stock included in the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Plumas common stock. Based on the volume-weighted average trading price of Plumas common stock on NASDAQ of $27.67 for the 10 trading days preceding March 10, 2021, the day the merger agreement was signed, the aggregate merger consideration was valued at $21.3 million, the amount of the cash consideration was $17.42 and the stock consideration consisted of 0.6295 shares of Plumas Stock. Based on the volume-weighted average trading price of Plumas common stock on NASDAQ of $27.16 for the 10 trading days preceding May 14, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the aggregate merger consideration was valued at $21.0 million, the amount of the cash consideration was $17.17 and the stock consideration consisted of 0.6321 shares of Plumas common stock. You should obtain current market quotations for Plumas’s common stock before deciding how to vote on the merger.

See “The Merger Agreement — The Merger Consideration” beginning on page 66.

Q:	Will the value of the aggregate merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A: Yes. The value of Plumas’s common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the trading price of Plumas common stock. While the aggregate amounts of the cash consideration and stock consideration are fixed, any fluctuation in the market price of Plumas common stock after the date of this proxy statement/prospectus will change the amount of cash included in the cash consideration and the number of shares of Plumas common stock included in the stock consideration received by Feather River stockholders on a per share basis. Please see the table included in the answer to the immediately preceding question for an illustration of how these amounts may change as the Plumas average share price changes.

Q:	How do I elect the form of merger consideration that I prefer?

A: If you are a Feather River stockholder, you also will receive a separate mailing that will allow you to elect to receive the stock consideration or cash consideration for each share of stock you own or to indicate that you have no preference. You may elect to receive the cash consideration for some or all of your shares or to receive the stock consideration for some or all of your shares. These election forms must be returned separately no later than the deadline stated in the election materials. If you hold your shares in “street name” through a bank or broker, your bank or broker will separately provide instructions for making your election with respect to such shares. For more information, see “The Merger Agreement – Merger Consideration” on page 66, “– Cash or Stock Election” and “ – Allocation Procedures” beginning on page 68.

Q:	What will holders of Feather River restricted stock awards receive in the merger?

A: At the effective time of the merger, each unvested restricted share of Feather River common stock issued under Feather River’s Restricted Shares Plan will vest and be converted into the right to receive the per share merger consideration in the same manner and amount as other shares of outstanding Feather River common stock. Holders of such stock awards will be permitted to elect to receive the stock consideration or cash consideration for such in the same manner and subject to the same limitations as other Feather River stockholders.

Q:	Will Feather River stockholders be able to trade the Plumas common stock that they receive in the merger?

A: Yes. The Plumas common stock to be issued to Feather River stockholders will be listed on NASDAQ under the symbol “PLBC.” Unless you are deemed an “affiliate” of Plumas after the merger is completed, you may sell the shares of Plumas common stock you receive without restriction.

Q:	How do Feather River stockholders receive the merger consideration?

A: After the merger is completed, Plumas’s exchange agent will mail each Feather River stockholder of record in a separate mailing (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to your certificates and book-entry shares shall pass, only upon proper delivery of the certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal, and (ii) instructions for use in effecting the surrender of the certificates or, in the case of book-entry shares, the surrender of such shares, for payment of the merger consideration. Any portion of the merger consideration not claimed by a Feather River stockholder by surrender of his, her or its certificates or book-entry shares to the exchange agent prior to the nine month anniversary of the closing date of the merger will be delivered by the exchange agent to Plumas. Any Feather River stockholder that has not complied with the instructions by the exchange agent shall thereafter only look to Plumas for payment of the merger consideration. You should not send in your certificates until you receive instructions to do so. See “The Merger Agreement — The Merger Consideration” beginning on page 66 .

Q:	What are the material U.S. federal income tax consequences of the merger to each Feather River stockholder?

A: The merger is intended to qualify as a tax-deferred “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to completion of the merger that Plumas and Feather River each receive a legal opinion to that effect from tax counsel. These opinions will not bind the Internal Revenue Service, or the IRS, which could take a different view.

Accordingly, holders of Feather River common stock generally will not recognize any gain or loss for U.S. federal income tax purposes with respect to shares of Feather River common stock exchanged solely for shares of Plumas common stock in the merger.

A holder of Feather River common stock receiving solely cash pursuant to the merger or who receives solely cash pursuant to a valid election of such holder’s appraisal or dissenters’ rights will recognize gain or loss on the exchange in an amount equal to the difference between the cash received and that holder’s adjusted basis in its shares of Feather River common stock exchanged therefor.

A holder of Feather River common stock who receives a combination of cash and Plumas common stock will generally not recognize any loss but will recognize gain, if any, in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of Plumas common stock received pursuant to the merger over that shareholder’s adjusted tax basis in his, her, or its shares of Feather River common stock surrendered in exchange for such cash, and (2) the amount of cash received by that stockholder in exchange for the stockholder’s shares of Feather River common stock pursuant to the merger. For further information, see “Material United States Federal Income Tax Considerations” beginning on page 81.

Tax matters are complicated, and the tax consequences of the merger to a particular Feather River stockholder will depend in part on such stockholder’s individual circumstances. Accordingly, each Feather River stockholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such stockholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	Do Feather River stockholders have appraisal rights or the right to dissent from the merger?

A: Yes. Pursuant to Section 262 of the Delaware General Corporation Law, or DGCL, and Chapter 13 of the California General Corporation Law of the State of California, or CGCL, (if deemed applicable to the transaction by virtue of Section 2115 of the CGCL), holders of Feather River common stock who do not vote in favor of the merger proposal and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL or Chapter 13 of the CGCL, as applicable, have the right to seek appraisal of the fair value of their shares of Feather River common stock, as determined by the Delaware Court of Chancery or applicable California superior court, respectively, if the merger is completed. The “fair value” of shares of Feather River common stock as determined by the Delaware Court of Chancery or applicable California superior court could be more or less than, or the same as, the value of the merger consideration that a Feather River stockholder would otherwise be entitled to receive under the terms of the merger agreement.

To exercise appraisal or dissenters’ rights, which we refer to collectively as dissenters’ rights, Feather River stockholders must strictly comply with the procedures prescribed by Delaware and/or California law, as applicable. These procedures are summarized in the section titled “Appraisal and Dissenters’ Rights” beginning on page 99. Failure to strictly comply with these provisions will result in a loss of the right of appraisal or dissent. The merger agreement requires as a condition to consummation, subject to waiver by Plumas and Feather River, that the number of shares held by dissenting Feather River stockholders is no more than 10% of the number of shares of Feather River common stock issued and outstanding immediately prior to the closing date of the merger.

Q:	Are there regulatory or other conditions to the completion of the merger?

A: Yes. The merger and related transactions require approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve, or the Federal Reserve Bank of San Francisco, or the Reserve Bank, acting under delegated authority from the Federal Reserve, and the California Department of Financial Protection and Innovation, or the DFPI. Plumas Bancorp and Plumas Bank have filed applicaitons with and received the required approvals from the Federal Reserve and the DFPI. Additionally, the approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Feather River common stock entitled to vote on the merger proposal at the Feather River special meeting. Completion of the merger is also subject to other specified conditions. See “The Merger Agreement — Conditions to Completion of the Merger,” beginning on page 76.

Q:	What does the Feather River board of directors recommend?

A: The Feather River board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	Why is my vote important?

A: The merger cannot be completed unless the Feather River stockholders approve the merger proposal. Information about the Feather River special meeting, the merger and other matters to be considered by Feather River’s stockholders is contained in this document.

Each Feather River director and executive officer, who collectively own in the aggregate approximately 12.1% of the outstanding shares of Feather River common stock, have entered into Support Agreement with Plumas, which we refer to as the voting agreements. Subject to the terms of the voting agreements, these Feather River stockholders have agreed, among other things, to vote all of their shares of Feather River common stock in favor of the merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. These Feather River stockholders also agreed to certain restrictions on their ability to transfer their shares of Feather River common stock or their voting rights of such shares while their voting agreement remains in effect. The voting agreements are substantially in the form attached to this proxy statement/prospectus as Appendix B.

Q:	How many votes do Feather River stockholders have?

A: Feather River stockholders are entitled to one vote for each share of Feather River common stock held as of the record date for the Feather River special meeting. As of the close of business on the record date for the Feather River special meeting, there were 1,215,383 outstanding shares of Feather River common stock.

Q:	What constitutes a quorum for the Feather River special meeting?

A: The presence in person or by proxy of the holders of a majority of the shares of Feather River common stock entitled to vote on the merger proposal at the Feather River special meeting will constitute a quorum. If you submit valid proxy instructions or attend the Feather River special meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting.

Q:	What vote is required to approve each proposal at the Feather River special meeting?

A: Proposal 1 – The Merger Proposal. Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Feather River common stock entitled to vote on the merger proposal at the Feather River special meeting. If you fail to submit a proxy or to vote in person at the Feather River special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Proposal 2 – The Adjournment Proposal. Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Feather River common stock entitled to vote on the adjournment proposal and represented in person or by proxy at the Feather River special meeting. If you fail to submit a proxy or vote in person at the Feather River special meeting, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal.

Q:	If my shares of Feather River common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A: No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.

Q:	What if I abstain from voting, fail to vote or fail to instruct my bank, broker or other nominee?

A: A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Feather River special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Feather River special meeting. If your bank, broker, trustee or other nominee holds your shares of Feather River common stock in “street name,” such entity will vote your shares of Feather River common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

With respect to the merger proposal, if you fail to submit a proxy or vote in person at the Feather River special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

With respect to the adjournment proposal, if you fail to submit a proxy or vote in person at the Feather River special meeting, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal.

Abstentions will be considered for purposes of determining whether a quorum is present at the Feather River special meeting. However, abstentions are not counted as affirmative votes in favor of the merger proposal or adjournment proposal.

Q:	When and where is the Feather River special meeting?

A: The Feather River special meeting will be held on June 24 , 2021, at 6:00 p.m., Pacific Time, at 1280 Bridge Street, Yuba City, California 95991.

We expect to hold the Feather River special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Feather River special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Feather River stockholders will be admitted to the special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the Feather River special meeting in person. To do so, please make your request by mail to 1280 Bridge Street, Yuba City, CA 95991, Attention: Chief Financial Officer, by email to LGates@bofr.bank or by phone at (530) 755-3700. Feather River must receive your request for pre-authorization on or before June 17 , 2021.

Q:	What do I need to do now?

After carefully reading these materials, Feather River stockholders should vote their shares of Feather River common stock (i) by completing and mailing the enclosed proxy card or (ii) by voting in person at the Feather River special meeting. Please refer to the specific instructions set forth in the enclosed proxy card. To ensure their votes are represented at the Feather River special meeting, Feather River recommends that its stockholders vote by proxy even if they plan to attend the Feather River special meeting. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal and “FOR” the adjournment proposal.

You will also receive a separate mailing that will allow you to make an election to receive the merger consideration as stock consideration, cash consideration or a mixture thereof with respect to your shares of Feather River common stock, or to indicate that you have no preference. This election form must be returned separately no later than the deadline stated in the election materials.

Q:	Should I send in my Feather River stock certificates now?

A: No. Please do not send in your certificates if you hold Feather River common stock in certificated form until you receive instructions to do so. You are not required to take any special additional actions if your shares of Feather River common stock are held in book-entry form. After the merger is completed, an exchange agent will send you instructions for exchanging your shares.

If you hold your shares of Feather River common stock in certificated form, and do not know where your stock certificates are located, you may want to find them now so you do not experience delays receiving your merger consideration. If you are unable to locate your original stock certificate(s), you should contact the exchange agent, Computershare, at (800) 962-4284 or (781) 575-3120. See The Merger Agreement — Procedures for Exchanging Feather River Common Stock” beginning on page 69.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A: Feather River stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Feather River common stock in more than one name or brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Feather River common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Feather River common stock that you own.

Q:	Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for Feather River stockholders to revoke their proxy and change their vote. Feather River stockholders that hold shares in their name as a stockholder of record as of the record date for the Feather River special meeting may change their vote or revoke any proxy at any time before the Feather River special meeting is called to order by (i) delivering a written notice of revocation to Feather River, (ii) completing, signing and returning a new proxy card with a later date than such stockholder’s original proxy card prior to such time that the proxy card for any such stockholder must be received, and any earlier proxy will be revoked automatically, or (iii) attending the Feather River special meeting in person and voting by ballot at the Feather River special meeting. Attendance at the Feather River special meeting will not, in and of itself, constitute a revocation of a proxy.

Q:	What happens if I sell my shares of Feather River common stock before the Feather River special meeting?

A: The record date for determining which Feather River stockholders are eligible to vote at the Feather River special meeting is earlier than both the date of the Feather River special meeting and the completion of the merger. If you transfer your shares of Feather River common stock after the record date for the Feather River special meeting but before the Feather River special meeting you will, unless special arrangements are made, retain the right to vote the shares at the Feather River special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer the shares.

Q:	Are there any risks that should be considered in deciding whether to vote for the matters required to be voted on by the Feather River stockholders?

A: Yes. Set forth under the heading of “Risk Factors,” beginning on page 24, are a number of risk factors that the Feather River stockholders should consider carefully.

Q:	When do you expect the merger to be completed?

A: We expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of Feather River stockholders and the required approvals of the applicable bank regulatory agencies. We anticipate we will complete the merger in the third quarter of 2021 but delays may occur. We cannot assure you that we will obtain the necessary stockholder approval and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

Q.	How will my rights as a Feather River stockholder differ following the merger?

A: Upon completion of the merger, holders of Feather River common stock that receive the stock consideration will become Plumas shareholders and their rights as shareholders will be governed by Plumas’s articles of incorporation and bylaws, as well as the CGCL. The rights associated with Feather River common stock are different from the rights associated with Plumas common stock. See “Comparison of Shareholder Rights” beginning on page 87.

Q:	What happens if the merger is not completed?

A: If the merger is not completed, holders of Feather River common stock will not receive any consideration for their shares in connection with the merger. Instead, Feather River will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, Feather River may be required to pay a termination fee in the amount of $675,000 and reimburse up to $300,000 of Plumas's expenses. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 78.

Q:	Who can help answer my questions?

A: If you have any questions about the merger or the Feather River special meeting, or if you need additional copies of this proxy statement/prospectus or the proxy card, you should contact Julie Morehead, President and Chief Executive Officer of Feather River, at (530) 755-3700.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the merger between Plumas and Feather River. In addition, we incorporate by reference into this document important business and financial information about Plumas. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Plumas” refer to Plumas Bancorp, a California corporation; references to “Plumas Bank” refer to Plumas Bank, a California state-chartered commercial bank and a wholly-owned subsidiary of Plumas; references to “Feather River” refer to Feather River Bancorp, Inc., a Delaware corporation; and references to “BFR” refer to Bank of Feather River, a California-chartered commercial bank and a wholly-owned subsidiary of Feather River. References to the “merger agreement” refer to the Agreement and Plan of Merger and Reorganization, dated as of March 10, 2021, between Plumas and Feather River. References to “we,” “our” or “us” refer to Plumas and Feather River. References to the cash consideration refer to the amount of cash into which a share of Feather River common stock may be converted in the merger. References to the stock consideration refer to the shares of Plumas common stock into which a share of Feather River common stock may be converted in the merger and includes any cash paid in lieu of a fractional share of Plumas common stock.

We Propose a Merger of Plumas and Feather River (Page 37)

We propose that Feather River will merge with and into Plumas, with Plumas being the surviving corporation. As a result of the merger, the separate existence of Feather River will cease. Immediately following the merger, Feather River’s wholly-owned bank subsidiary, BFR, will merge with and into Plumas’s wholly-owned bank subsidiary, Plumas Bank, with Plumas Bank being the surviving bank. Following the bank merger, Plumas Bank will continue its corporate existence as a state-chartered commercial bank, organized under the laws of the State of California. We expect to complete the merger and the bank merger in the third quarter of 2021, although delays may occur.

The merger agreement is attached to this proxy statement/prospectus as Appendix A, which is incorporated by reference into this proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger.

Date, Time, and Location of the Feather River Special Meeting (Page 32)

The Feather River special meeting will be held at 6:00 p.m. Pacific Time, on June 24, 2021 at 1280 Bridge Street, Yuba City, CA 95991. At the Feather River special meeting, Feather River stockholders will be asked to:

●	approve the merger proposal; and

●	approve the adjournment proposal.

Record Date and Voting Rights for the Feather River Special Meeting (Page 33)

Each Feather River stockholder is entitled to vote at the Feather River special meeting if he or she owned shares of Feather River common stock as of the close of business on May 17, 2021, the record date for the Feather River special meeting. Each Feather River stockholder will have one vote on each proposal presented at the Feather River special meeting for each share of Feather River common stock that he or she owned on that date.

Feather River stockholders of record may vote by mail, telephone or over the Internet, or by attending the Feather River special meeting and voting in person. Each proxy returned to Feather River by a holder of Feather River common stock which is not revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed Feather River proxy that is returned, such proxy will be voted “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal.

The Feather River Board Unanimously Recommends that Holders of Feather River Common Stock Vote “FOR” the Merger Proposal (Page 46)

The Feather River board of directors (i) believes that the merger proposal is advisable and in the best interest of Feather River and its stockholders, (ii) has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (iii) unanimously recommends that Feather River stockholders vote “FOR” the merger proposal.

Approval of the Merger Proposal Requires the Affirmative Vote of the Holders of a Majority of the Outstanding Shares of Feather River Common Stock (Page 33)

In order to complete the merger, the merger proposal must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Feather River common stock entitled to vote on the merger proposal at the Feather River special meeting.

Each Feather River director and executive officer has entered into a voting agreement with Plumas. Subject to the terms of the voting agreements, such Feather River stockholders have agreed, among other things, to vote all of their shares of Feather River common stock in favor of the merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. As of the date of this proxy statement/prospectus, the Feather River stockholders that are a party to the voting agreements beneficially owned, in the aggregate, approximately 12.1% of the outstanding Feather River common stock.

For a list of the number of shares of Feather River common stock held by (i) each director and executive officer of Feather River, (ii) each shareholder that is known to Feather River as of the date hereof to beneficially own more than five percent of the outstanding shares of Feather River common stock and (iii) all directors and certain officers of Feather River as a group, please see “Security Ownership of Feather River Directors, Certain Officers and Certain Beneficial Owners” beginning on page 106.

Plumas’s Reasons for the Merger (Page 42)

For a discussion of the factors considered by Plumas’s board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger — Plumas’s Reasons for the Merger” beginning on page 42.

Feather River’s Reasons for the Merger (Page 43)

For a discussion of the factors considered by the Feather River board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger — Feather River’s Reasons for the Merger; Recommendation of the Feather River Board of Directors” beginning on page 43.

Opinion of Feather River’s Financial Advisor (Page 46)

In connection with the merger, Feather River’s financial advisor, ProBank Austin, delivered a written opinion, dated March 10, 2021, to the Feather River board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Feather River common stock of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank Austin in preparing the opinion, is attached as Appendix C to this document. The opinion was for the information of, and was directed to, the Feather River board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Feather River to engage in the merger or enter into the merger agreement or constitute a recommendation to the Feather River board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Feather River common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.

For a more complete description of ProBank Austin’s opinion see “The Merger — Opinion of Feather River’s Financial Advisor” beginning on page 46 .

Feather River Stockholders Will Receive either (1) Cash or (2) Shares of Plumas Common Stock and Cash in Lieu of Fractional Shares for Each Share of Feather River Common Stock Exchanged in the Merger (Page 66)

At the effective time of the merger, each outstanding share of Feather River common stock outstanding will, by virtue of the merger and without any action on the part of Feather River stockholders, be converted into, and canceled in the merger for the right to receive either (1) the cash consideration or (2) the stock consideration.

Aggregate Merger Consideration.

The aggregate merger consideration to be issued to Feather River stockholders in connection with the merger consists of $4,735,184 in cash and 598,129 shares of Plumas common stock. The value of the aggregate merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Plumas common stock. Based on the closing prices of Plumas common stock on NASDAQ of (i) $29.10 on March 10, 2021, the last trading day before public announcement of the merger agreement, and (ii) $27.96 on May 13, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the aggregate merger consideration would be approximately $22.1 million and $21.5 million, respectively. The total value of the aggregate merger consideration issued to Feather River stockholders upon completion of the merger will fluctuate based on the share price of Plumas common stock.

Per Share Merger Consideration.

The merger agreement provides that, at the time of the merger, each share of Feather River common stock will be converted into the right to receive either cash (the cash consideration) or shares of Plumas common stock (the stock consideration).

The merger agreement provides that the amount of the cash consideration and the amount of stock consideration will be equal in value that at the time of the merger, with shares of Plumas common stock valued based on the Plumas average share price.

The merger agreement provides that value of the merger consideration into which each share of Feather River common stock is converted, which we refer to as the per share value, will be determined by adding (1) the amount of the aggregate cash consideration, $4,735,184, and (2) the value of 598,129 shares of Plumas common stock, based on the Plumas average share price, and then dividing this sum by the number of shares of Feather River common stock outstanding at the time of the merger. Each share of Feather River common stock will be converted into the right to receive either (1) an amount in cash equal to the per share value or (2) a number of shares of Plumas common stock having a value equal to the per share value based on the Plumas average share price (determined by dividing the per share value by the Plumas volume-weighted average share price).

If the merger had been completed on March 10, 2021, the last trading day before the merger agreement was signed, and based on the number of shares of Feather River common stock outstanding on that date, the Plumas volume-weighted average share price would have been $27.67, the aggregate merger consideration was valued at $21.3 million, the amount of the cash consideration would have been $17.42 and the stock consideration would have consisted of 0.6295 shares of Plumas common stock. If the merger had been completed on May 13, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the Plumas volume-weighted average share price would have been $27.16, the aggregate merger consideration would have been valued at $21.0 million, the amount of the cash consideration would have been $17.17 and stock consideration would have consisted of 0.6321 shares of Plumas common stock.

You should obtain current market quotations for Plumas’s common stock before deciding how to vote on the merger. As of May 13, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the last reported trading price of Plumas common stock was $27.96 per share.

Fractional Shares.

No fractional shares of Plumas common stock will be issued, and in lieu thereof, each holder of Feather River common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the closing price per share of Plumas common stock as reported on NASDAQ on the closing date of the merger.

Cash/Stock Elections and Allocation Procedures.

If you are a Feather River stockholder, an election form is being sent to you in a separate mailing so that you can indicate whether your preference is to receive cash consideration or stock consideration or whether you have no preference. We refer to the Feather River shares in these three categories as stock election shares, cash election shares and no election shares. You are not required to make the same election for all of your shares of Feather River common stock. So you may, for example, elect to receive cash consideration for some shares of stock and stock consideration for others. In order to make an effective election, you must send in your properly completed election form to Computershare, the exchange agent for the merger, so that it is received by the exchange agent no later than 5:00 p.m., Eastern time, on June 24, 2021.

All elections by Feather River stockholders are subject to the allocation and proration procedures described in the merger agreement that are intended to ensure that Plumas pays no more than $4,735,184 in cash and issues no more than 598,129 shares in the merger. It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes the procedures to be followed if Feather River stockholders in the aggregate elect to receive stock consideration in exchange for more or fewer than 598,129 shares of Plumas common stock. These procedures are summarized below:

Determine the number of shares of Plumas common stock in stock consideration. After the merger is completed, the number of shares of Plumas common stock included in the stock consideration will be determined by dividing the per share value (determined using the procedures described above) by the Plumas average share price. Because Plumas will issue exactly 598,129 shares of Plumas common stock in the merger, the number of shares of Plumas common stock included in the stock consideration will determine the number of shares of Feather River common stock that will receive the stock consideration and whether the stock consideration is oversubscribed or undersubscribed.

If stock consideration is oversubscribed. If the total number of shares of Plumas common stock issuable pursuant to stock elections would be more than 598,129 shares of Plumas common stock, then each cash election share and no election share will be converted into the right to receive the cash consideration and a sufficient number of shares from among the holders of stock election shares will be converted on a pro rata basis into cash election shares to ensure that no more than 598,129 shares of Plumas common stock will be issuable in exchange for shares of Feather River common stock (taking into account dissenting shares described under “The Merger – Appraisal and Dissenter’s Rights”). This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

If stock consideration is undersubscribed. If the total number of shares of Plumas common stock issuable pursuant to stock election shares would be less than 598,129 shares of Plumas common stock, then each stock election share will be converted into the right to receive the stock consideration and a sufficient number of other shares will be converted into stock election shares, first from among the holders of no election shares and then, if necessary, from among the holders of cash election shares, on a pro rata basis, to ensure that no more than 598,129 shares of Plumas common stock are issuable in exchange for shares of Feather River common stock in the merger. This proration will reflect the proportion that the number of no election shares of each holder of no election shares bears to the total number of no election shares and the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares, as the case may be.

The above-described allocation will be made by Plumas’s exchange agent within five business days after the completion of the merger.

Treatment of Outstanding Feather Restricted Stock Awards (Page 63)

At the effective time of the merger, each share of Feather River common stock issued as an award under the Feather River Restricted Stock Plan that is outstanding and unvested immediately prior to the effective time will vest and will be converted into the right to receive per share merger consideration in the same amounts and manner as other shares of Feather River common stock.

Holders of Feather River Common Stock Have Dissenters’ Rights of Appraisal (Page 99)

Pursuant to Section 262 of the DGCL and Chapter 13 of the CGCL (if deemed applicable to the transaction by virtue of Section 2115 of the CGCL), Feather River stockholders who do not vote their shares in favor of the merger proposal and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL or Chapter 13 of the CGCL, if applicable, have the right to seek appraisal of the fair value of their shares of Feather River common stock, as determined by the Delaware Court of Chancery or applicable California superior court, respectively, if the first merger is completed. The “fair value” of shares of Feather River common stock as determined by the Delaware Court of Chancery or applicable California superior court could be more or less than, or the same as, the value of the consideration that a Feather River stockholder would otherwise be entitled to receive under the terms of the merger agreement.

To exercise appraisal or dissenters’ rights, Feather River stockholders must strictly comply with the procedures prescribed by Delaware and/or California law, as applicable. These procedures are summarized in the section entitled “Appraisal and Dissenters’ Rights.” Failure to strictly comply with these provisions will result in a loss of the right of appraisal or dissent.

Feather River is required to provide Plumas prompt notice upon receipt by Feather River of any such written demands for payment of the fair value of such shares of Feather River common stock and of withdrawals of such demands and any other instruments provided pursuant to the DCGL or CGCL. If any holder of dissenting shares has effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the shares held by such holder will be converted on a share by share basis into the right to receive the merger consideration. Any payments made in respect of shares for which a Feather River stockholder has properly exercised dissenters’ rights will be made by Plumas within the time period set forth in the DGCL or, if applicable, the CGCL. See “The Merger — Dissenters’ Rights for Holders of Feather River Common Stock” beginning on page 61.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 62)

The merger and related transactions require approval from or notice to the DFPI and the Federal Reserve. As of the date of this proxy statement/prospectus, appropriate filings, submissions, or notices have been made with these regulatory agencies and Plumas Bancorp and Plumas Bank have received the requried approvals from the Federal Reserve and the DFPI.

Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page 62)

Certain directors and executive officers of Feather River and/or BFR have interests in the merger other than their interests as Feather River stockholders, including:

●

Pursuant to the terms of certain employment agreements and salary continuation agreements, and upon the termination of certain compensation plans under the terms of the merger agreement, Feather River and/or BFR directors, officers and employees may become entitled to change in control, severance, or other payments, including acceleration of deferred compensation, upon the occurrence of the merger. See “The Merger — Interests of Feather River’s Directors and Executive Officers in the Merger — Payments Under Employment Agreements and Salary Continuation Agreements” beginning on page 63.

●

To the extent a director or executive officer of Feather River and/or BFR holds any outstanding unvested restricted stock awards each such award will vest at the effective time of the merger and be exchanged for the per share merger consideration. See “The Merger — Interests of Feather River’s Directors and Executive Officers in the Merger — Treatment of Feather River Equity Awards” beginning on page 63.

●

Plumas is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Feather River director as a director of Plumas and Plumas Bank. The selected Feather River director must be independent with respect to Plumas for purposes of NASDAQ’s listing requirements and mutually agreeable to Plumas and Feather River. Plumas and Feather River have not identified this individual. The selected individual will serve until the first annual meeting of the shareholders of Plumas following the effective time of the merger and until his or her successor is elected and qualified. Subject to the fiduciary duties of the Plumas board, Plumas is required to nominate the selected director for reelection to the Plumas board at the first annual meeting of the shareholders of Plumas following the effective time of the merger, and to solicit proxies supporting his or her reelection. See “The Merger — Interests of Feather River’s Directors and Executive Officers in the Merger — Appointment of a Feather River Director to Plumas’s Boards of Directors” beginning on page 65.

●

Pursuant to the terms of the merger agreement, directors and officers of Feather River will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. See “The Merger — Interests of Feather River’s Directors and Executive Officers in the Merger — Indemnification and Insurance of Directors and Officers” beginning on page 65.

The Feather River board of directors was aware of the foregoing interests and considered them, among other matters, when they approved the merger agreement and the transactions contemplated thereby, including the merger.

Transmittal Materials (Page 69)

As soon as practicable after the closing of the merger, but in no event later than five business days thereafter, the exchange agent will mail to Feather River stockholders a letter of transmittal and instructions advising such shareholder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates or book-entry shares of Feather River common stock in exchange for the stock consideration allocated to them. After the transmittal materials have been received and processed following the closing of the merger, Feather River stockholders will be sent the stock and cash consideration, including any cash in lieu of a fractional share of Plumas common stock, to which they are entitled. If a Feather River stockholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such Feather River stockholder of the process for receiving the stock and cash consideration, including any cash in lieu of a fractional share of Plumas common stock, to which he or she is entitled.

Each Feather River stockholder will need to surrender his or her Feather River common stock certificates or follow instructions for the transfer of shares of Feather River common stock held in book-entry form, to receive the appropriate stock consideration. Feather River stockholders should not send any certificates now. Each Feather River stockholder will receive detailed instructions on how to exchange his or her share certificates or book-entry shares along with transmittal materials promptly following the closing of the merger.

Per Share Market Price

Shares of Plumas common stock trade on NASDAQ under the symbol “PLBC.” There is no established trading market for shares of Feather River common stock and no broker makes a market in the stock.

The following table sets forth the closing sale prices of Plumas common stock as reported on NASDAQ on March 10, 2021, the last trading-day before the announcement of the merger, and on May 13, 2021, the last practicable trading-day before the filing of this proxy statement/prospectus. To help illustrate the market value of the per share value of the stock consideration or cash consideration to be received by Feather River stockholders, the following table also presents the implied value per share of Feather River common stock as of March 10, 2021 and May 13, 2021, which were determined by dividing the aggregate value of the cash and stock in merger consideration (based on the closing price for the Plumas common stock on those dates) by the number of shares of Feather River common stock outstanding on the record date for the Feather River special meeting. See “The Merger Agreement — The Merger Consideration” beginning on page 66 for additional information about the merger consideration to be received by holders of Feather River common stock.

	Plumas Common Stock	Implied Value Per Share of Feather River
At March 10, 2021	$29.10	$18.12
At May 13, 2021	$27.96	$17.56

The value of Plumas common stock and the implied value per share of Feather River common stock will fluctuate prior to the date of the Feather River special meeting as the market price of Plumas common stock fluctuates. You should obtain current market quotations for Plumas common stock before deciding how to vote with respect to the merger proposal.

Plumas has been paying regular dividends on its common stock since 2016 (Page 86)

Plumas has been paying a regular quarterly dividend on its common stock since 2020 and, prior thereto, a regular semi-annual dividend on its common stock since November 21, 2016. Plumas intends to continue to pay regular quarterly cash dividends on its common stock throughout 2021 and following the merger, if and when declared by the Plumas board out of funds legally available for that purpose and subject to regulatory restrictions.

We Have Agreed When and How Feather River Can Consider Third-Party Acquisition Proposals (Page 74)

We have agreed that Feather River will not, and will cause its subsidiaries and its subsidiaries’ representatives, agents, advisors and affiliates not to, solicit or knowingly encourage any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a proposal to acquire Feather River or BFR, except as permitted by the merger agreement. In addition, we have agreed that Feather River will not engage in negotiations with or provide confidential information to a third party regarding acquiring Feather River or BFR, except as permitted by the merger agreement. However, if Feather River receives an unsolicited acquisition proposal from a third party, Feather River can participate in negotiations with and provide confidential information to the third party if, among other steps, the Feather River board of directors concludes in good faith that the proposal is superior to the merger proposal and that the failure to take such actions would breach or reasonably be expected to result in a breach of its fiduciary duties. Feather River’s receipt of a superior proposal or participation in such negotiations gives Feather River the right to terminate the merger agreement in certain circumstances.

We Must Meet Several Conditions to Complete the Merger (Page 76)

Our obligations to complete the merger depend on a number of conditions being met. These include, among others:

●	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

●	the material performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

●	approval of the merger proposal by Feather River stockholders and holders of less than 10% of Feather River’s outstanding shares of common stock seek to exercise their dissenters’ rights;

●

the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any conditions, restrictions or requirements on the operations of Plumas or Plumas Bank following the merger which, individually or in the aggregate and in the reasonable judgment of Plumas, would, or could reasonably be expected to (i) materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement or otherwise would, in the reasonable judgment of Plumas, be so materially burdensome as to render inadvisable the consummation of the transactions contemplated by the merger; or (ii) require a material modification of, or impose any material limitation or restriction on, the post-merger activities, governance, legal structure, compensation, or fee arrangements of Plumas or any of its affiliates to such a degree that Plumas would not have entered into the merger agreement had such conditions, restrictions or requirements been known to Plumas, any of which a “burdensome condition;”

●

the absence of any law, injunction, order, judgment or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the merger agreement;

●

the registration statement of Plumas of which this proxy statement/prospectus is a part must have become effective under the Securities Act of 1933, as amended, or the Securities Act, and no “stop order” will have been initiated or threatened by the SEC and be continuing in effect;

●	since the date of the merger agreement, neither Plumas nor Feather River will have suffered a material adverse effect;

●

the issuance of tax opinions to each of Plumas and Feather River, from Sheppard, Mullin, Richter & Hampton LLP, or Sheppard Mullin, and Stinson LLP, respectively, to the effect that the merger will be treated for U.S. federal income tax purposes and qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code;

●	one Feather River director becoming a member of the board of directors of each of Plumas and Plumas Bank as of the effective time of the merger; and

●	the authorization to list the shares of Plumas common stock issuable in connection with the merger on NASDAQ, subject to official notice to NASDAQ of the issuance.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Feather River stockholder approval and regulatory approvals may not be legally waived.

We May Terminate the Merger Agreement (Page 78)

We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Feather River has received approval of the merger proposal by its stockholders. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

●

if (i) there is a final non-appealable denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request of the applicable governmental authority or, (ii) any required regulatory approval includes any burdensome condition; provided, however, that Plumas has no right to terminate the merger agreement if such denial is due to the failure of Plumas to perform or observe the covenants set forth in the merger agreement;

●

if holders of Feather River common stock fail to approve the merger proposal, by reason of failure to obtain the requisite Feather River stockholder approval at the Feather River special meeting, unless, in the case of Feather River seeking to terminate, Feather River had breached any of its obligations in the merger agreement related to the Feather River special meeting or any Feather River officer or director has breached his or her voting agreement and any such breach is the cause of the failure to obtain the requisite Feather River stockholder approval;

●

if the terminating party is not then in breach of any representation or warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any of its representations or warranties in the merger agreement (i) that cannot be cured or as to which the breaching party has not been cured within 15 days’ written notice to the breaching party, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement; or

●	if the merger is not completed on or before November 30, 2021.

In addition, Plumas may terminate the merger agreement prior to obtaining the requisite Feather River stockholder approval, if:

●	Feather River has breached its covenants described under “The Merger Agreement — No Solicitation” beginning on page 74 ; or

●

the Feather River board withdraws, modifies or fails to affirm its recommendation that Feather River stockholders approve the merger agreement and the transactions contemplated by the merger agreement or recommends an acquisition proposal other than the merger, as more specifically described under “The Merger Agreement—Feather River Board’s Covenant to Recommend the Merger” beginning on page 76 .

In addition, Feather River may terminate the merger agreement at any time prior to obtaining the requisite Feather River stockholder approval, if the Feather River board or a Feather River board committee makes a subsequent determination with respect to a superior proposal, provided that Feather River has complied with its obligations described under “The Merger Agreement – No Solicitation” beginning on page 74.

Termination Fee and Liquidated Damages (Page 78)

Feather River must pay Plumas a termination fee of $675,000 and reimburse up to $300,000 of Plumas’s expenses if the merger agreement is terminated under specified circumstances.

We May Amend or Waive Merger Agreement Provisions (Page 77)

At any time before completion of the merger, either Plumas or Feather River may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. However, once holders of Feather River common stock have approved the merger proposal, no waiver of any condition may be made that would require further approval by Feather River stockholders unless that approval is obtained.

The Merger Will Be Accounted for Under the Rules for Purchase Accounting (Page 80)

The merger will be treated as a purchase by Plumas of Feather River under U.S. generally accepted accounting principles, or GAAP.

Material U.S. Federal Income Tax Consequences of the Mergers (Page 81)

Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, in the opinions of Sheppard Mullin and Stinson LLP, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinions address the tax consequences of the merger and do not address the tax consequences of the bank merger.

Provided that the merger qualifies as a reorganization for U.S. federal income tax purposes, Feather River stockholders generally will not recognize any gain or loss upon receipt of Plumas common stock in exchange of Feather River common stock in the merger, except with respect to any cash they receive in lieu of fractional shares of Plumas common stock.

Holders of Feather River common stock receiving solely cash pursuant to the merger or who receive solely cash pursuant to a valid election of such holder’s appraisal rights will recognize gain or loss on the exchange in an amount equal to the difference between the cash received and that holder’s adjusted basis in its shares of Feather River common stock exchanged therefor.

A holder of Feather River common stock who receives a combination of cash and Plumas common stock will generally not recognize any loss but will recognize gain, if any, in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of Plumas common stock received pursuant to the merger over that stockholder’s adjusted tax basis in his, her, or its shares of Feather River common stock surrendered, and (2) the amount of cash received by that shareholder in exchange for their shares of Feather River common stock pursuant to the merger. For further information, see “The Merger – Material United States Federal Income Tax Consequences” beginning on page 84.

Tax matters are complicated, and the tax consequences of the merger to a particular Feather River stockholder will depend in part on such stockholder’s individual circumstances. Accordingly, each Feather River stockholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such stockholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For a complete description of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Considerations” beginning on page 81.

Information About the Companies (Page 86)

Plumas Bancorp
5525 Kietzke Lane
Reno, Nevada 89511
(775) 786-0907

Plumas is a $1.2 billion bank holding company headquartered in Reno, Nevada. Plumas Bank, Plumas’s wholly-owned subsidiary, operates 13 branch offices throughout northeastern California and northwestern Nevada. Plumas Bank offers a range of business and personal banking services. Plumas Bank’s principal commercial lending services include real estate, commercial and industrial term loans. In addition, Plumas Bank provides government-guaranteed and agricultural loans and credit lines. Plumas Bank’s principal retail lending services include consumer, automobile, and home equity loans. Plumas Bank provides land development and construction loans on a limited basis. Plumas common stock is traded on NASDAQ under the symbol “PLBC.”

Feather River Bancorp, Inc.
1280 Bridge Street

Yuba City, CA 95991

(530) 755-3700

Feather River is a bank holding company with one wholly-owned banking subsidiary, BFR. Both the holding company and the bank are headquartered in Yuba City, California, approximately 40 miles north of Sacramento. Feather River conducts a traditional community banking business through its headquarters and sole banking office, where it offers a broad range of business and personal banking services. BFR had $182 million in assets at December 31, 2020.

See “Information About the Companies” beginning on page 86.

The Rights of Feather River Stockholders Following the Merger Will Be Different (Page 87)

The rights of Plumas shareholders are governed by California law and by Plumas’s articles of incorporation and bylaws. The rights of Feather River stockholders are governed by Delaware law, and by Feather River’s certificate of incorporation and bylaws. Upon completion of the merger, the rights of both shareholder groups will be governed by California law and Plumas’s articles of incorporation and bylaws.

Risk Factors (Page  24)

Before voting at the Feather River special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 24 . You should also read and consider the risk factors relating to the businesses of Plumas and ownership of Plumas common stock described in Plumas’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its other filings with the SEC, as well as any subsequent documents filed by Plumas with the SEC, which are incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 108.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PLUMAS

The following selected consolidated financial data with respect to Plumas as of and for the years ended December 31, 2020, 2019, 2018, 2017 and 2016 have been derived from its audited financial statements. The financial data as of and for the three-month periods ended March 31, 2021 and 2020 is derived from Plumas’s unaudited financial statements, which have been prepared on the same basis as Plumas’s audited financial statements. This financial data is only a summary and should be read in conjunction with (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Plumas’s audited consolidated financial statements and accompanying notes included in Plumas’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Plumas’s unaudited consolidated financial statements and accompanying notes included in Plumas’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, both of which reports are incorporated by reference into this proxy statement/prospectus. Plumas’s historical results for any prior period are not necessarily indicative of results to be expected in any future period.  Plumas’s historical results for the three months ended March 31, 2021 are not necessarily indicative of its results to be expected for all of 2021. For more information, see the section entitled “Where You Can Find More Information” beginning on page 108.

	At or for the three months ended March 31,	At or for the three months ended March 31,	At or for the year ended December 31,
	2021	2020	2020	2019	2018	2017	2016
			(dollars in thousands except per share information)
Statement of Income
Interest income	$10,734	$9,599	$39,624	$39,302	$34,322	$28,953	$25,100
Interest expense	255	378	1,228	1,747	1,236	1,017	1,023
Net interest income	10,479	9,221	38,396	37,555	33,086	27,936	24,077
Provision for loan losses	375	750	3,175	1,500	1,000	600	800
Non-interest income	2,350	2,225	8,463	8,135	8,881	8,280	7,652
Non-interest expense	6,292	6,136	23,732	22,810	21,841	20,111	18,696
Net income before income taxes	6,162	4,560	19,952	21,380	19,126	15,505	12,233
Provision for income taxes	1,721	1,244	5,477	5,868	5,134	7,316	4,759
Net income	$4,441	$3,316	$14,475	$15,512	$13,992	$8,189	$7,474

Total assets	$1,207,481	$879,571	$1,111,576	$865,191	$824,398	$745,427	$657,975
Total loans	$733,115	$623,743	$709,939	$619,718	$566,199	$486,634	$461,123
Allowance for loan losses	$9,962	$7,804	$9,902	$7,243	$6,958	$6,669	$6,549
Total deposits	$1,069,218	$762,886	$973,974	$747,324	$726,565	$662,657	$582,353
Total shareholders’ equity	$102,016	$90,227	$100,154	$84,505	$66,932	$55,700	$47,994
Balance sheet (period average)
Total assets	$1,165,124	$873,298	$1,015,297	$852,664	$764,326	$695,320	$622,229
Total loans	$717,670	$618,961	$699,255	$588,858	$518,626	$471,747	$428,380
Total deposits	$1,026,472	$755,473	$886,515	$747,196	$677,829	$617,211	$549,416
Total shareholders’ equity	$101,900	$87,733	$93,152	$76,737	$60,080	$53,251	$46,488
Asset quality ratios
Nonperforming loans/total loans	0.52%	0.37%	0.36%	0.33%	0.20%	0.62%	0.59%
Nonperforming assets/total assets	0.36%	0.35%	0.27%	0.33%	0.28%	0.59%	0.53%
Allowance for loan losses/total loans	1.36%	1.25%	1.39%	1.17%	1.23%	1.37%	1.42%
Net loan charge-offs	$315	$189	$516	$1,215	$711	$480	$329
Performance ratios
Return on average assets	1.55%	1.53%	1.43%	1.82%	1.83%	1.18%	1.20%
Return on average equity	17.7%	15.2%	15.5%	20.2%	23.3%	15.4%	16.1%
Net interest margin	3.86%	4.57%	4.02%	4.75%	4.70%	4.35%	4.21%
Loans to deposits	68.6%	81.8%	72.9%	82.9%	77.9%	73.4%	79.2%
Efficiency ratio (1)	49.0%	53.6%	50.6%	49.9%	52.0%	55.5%	58.9%
Per share information
Basic earnings	$0.86	$0.64	$2.80	$3.01	$2.74	$1.64	$1.54
Diluted earnings	$0.85	$0.63	$2.77	$2.97	$2.68	$1.58	$1.47
Common cash dividends	$0.14	$0.00	$0.36	$0.46	$0.36	$0.28	$0.10
Book value per common share	$19.63	$17.43	$19.33	$16.36	$13.03	$11.00	$9.80
Common shares outstanding at period end	5,196,732	5,176,032	5,182,232	5,165,760	5,137,476	5,064,972	4,896,875
Capital ratios – Plumas Bank
Leverage ratio	9.3%	10.8%	9.2%	10.4%	9.3%	8.8%	9.2%
Tier 1 risk-based capital	14.7%	13.6%	14.2%	13.1%	11.8%	12.0%	12.1%
Total risk-based capital	16.0%	14.8%	15.4%	14.2%	13.0%	13.2%	13.3%

(1) The efficiency ratio is defined as non-interest expense divided by total revenue (net interest income and non-interest income).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FEATHER RIVER

The following table sets forth selected historical financial data of Feather River. The following selected financial data as of and for the years ended December 31, 2020, 2019, 2018, 2017 and 2016 has been derived from Feather River’s audited financial statements. Financial amounts as of and for the three months ended March 31, 2021 and 2020 are unaudited.  You should not assume the operating results for any period are indicative of the results of operations for the full year or any other interim period.

	At or for the three months ended March 31,	At or for the three months ended March 31,	At or for the year ended December 31,
	2021	2020	2020	2019	2018	2017	2016 (3)
			(dollars in thousands except per share information)
Statement of Income
Interest income	$2,162	$1,824	$7,844	$7,303	$6,353	$5,413	$4,415
Interest expense	104	318	911	1,318	842	477	285
Net interest income	2,058	1,506	6,933	5,985	5,511	4,936	4130
Provision for loan losses	0	50	200	100	80	265	223
Non-interest income	166	142	572	555	464	455	660
Non-interest expense	1,168	1,038	4,370	4,084	3,755	3,253	3,017
Net income before income taxes	1,056	560	2,934	2,357	2,140	1,873	1,550
Provision for income taxes	309	162	852	651	505	992	651
Net income	$747	$398	$2,083	$1,705	$1,634	$881	$899

Total assets	$196,458	$146,322	$181,605	$145,453	$124,108	$122,138	$95,005
Total loans	$161,289	$117,496	$155,284	$110,885	$103,657	$95,334	$72,238
Allowance for loan losses	$1,654	$1,504	$1,654	$1,448	$1,353	$1,273	$1,014
Total deposits	$168,605	$117,567	$154,578	$114,943	$101,404	$98,551	$83,580
Total shareholders’ equity	$18,171	$15,688	$17,424	$15,289	$13,532	$11,861	$10,959
Balance sheet (period average)
Total assets	$185,994	$145,517	$172,688	$131,264	$117,088	$104,135	$85,633
Total loans	$157,120	$114,419	$141,777	$108,838	$97,816	$85,962	$70,109
Total deposits	$158,579	$115,671	$140,417	$105,008	$95,505	$86,353	$74,727
Total shareholders’ equity	$18,171	$15,592	$16,454	$14,496	$12,688	$11,488	$10,567
Asset quality ratios
Nonperforming loans/total loans	0.00%	0.00%	0.00%	0.00%	0.04%	0.22%	0.00%
Nonperforming assets/total assets	0.00%	0.00%	0.00%	0.00%	0.03%	0.17%	0.00%
Allowance for loan losses/total loans	1.03%	1.28%	1.07%	1.31%	1.31%	1.34%	1.40%
Net loan charge-offs	$0.00	$0.00	$0	$5	$0	$6	$0
Performance ratios
Return on average assets	1.61%	1.10%	1.21%	1.30%	1.40%	0.85%	1.05%
Return on average equity	16.7%	10.23%	12.7%	11.8%	12.9%	7.7%	8.5%
Net interest margin	4.66%	4.43%	4.01%	4.56%	4.71%	4.74%	4.82%
Loans to deposits	95.66%	99.93%	100.46%	96.47%	102.22%	96.73%	86.43%
Efficiency ratio (1)	52.51%	62.94%	58.24%	62.44%	62.85%	60.34%	62.97%
Per share information
Basic earnings	$0.61	$0.33	$1.70	$1.40	$1.34	$0.73	$0.75
Diluted earnings	$0.61	$0.33	$1.70	$1.40	$1.34	$0.73	$0.75
Common cash dividends	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Book value per common share	$14.87	$12.84	$14.26	$12.51	$11.12	$9.79	$9.09
Common shares outstanding at period end	1,221,983	1,221,983	1,215,383	1,210,983	1,206,835	1,203,283	1,201,083
Capital ratios – Bank of Feather River
Leverage ratio	9.80%	10.77%	9.5%	10.8%	11.5%	10.2%	11.9%
Tier 1 risk-based capital (2)	N/A %	N/A %	N/A %	12.5%	12.0%	11.5%	14.5%
Total risk-based capital (2)	N/A %	N/A %	N/A %	13.6%	13.2%	12.7%	15.8%

(1)	The efficiency ratio is defined as non-interest expense divided by total revenue (net interest income and non-interest income).

(2)	Not calculated as Feather River elected to use the Community Bank Leverage Ratio calculation.

(3)	Feather River was organized in 2017; 2016 results are for BFR on a stand-alone basis.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with Plumas’s business contained under the heading “Risk Factors” in Plumas’s Annual Report on Form 10-K for the year ended December 31, 2020. See “Where You Can Find More Information.”

Because the market price of Plumas common stock will fluctuate, Feather River stockholders cannot be certain of the value of the merger consideration that they will receive upon completion of the merger.

Upon completion of the merger, Feather River stockholders will receive either cash or shares of Plumas common stock for each share of Feather River common stock they hold immediately prior to the completion of the merger. While the aggregate merger consideration is fixed at $4,735,184 cash and 598,129 shares of Plumas common stock, the amount of cash or the number of shares into which each share of Feather River common stock will depend on the Plumas average share price and the number of shares of Feather River common stock outstanding at the time of the merger. Therefore, the value of the aggregate merger consideration, the amount of the cash consideration and the number of shares of Plumas common stock in the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. The market price of Plumas common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are outside our control. You should obtain current market quotations for Plumas’s common stock before deciding how to vote on the merger.

Accordingly, at the time of the Feather River special meeting, Feather River stockholders will not know or be able to calculate the number of shares of Plumas common stock or the amount of cash that they will receive upon completion of the merger.

The form of merger consideration that Feather River stockholders ultimately receive could be different from the form elected.

All Feather River stockholders will be permitted to make an election as to the preferred form of consideration they wish to receive. The exchange agent will, subject to limitations set forth in the merger agreement, adjust the form of consideration that a Feather River stockholder will receive in order to ensure that all shares of Feather River common stock are converted into an aggregate of $4,735,184 in cash and 598,129 shares of Plumas common stock. Consequently, if either the stock consideration or the cash consideration is oversubscribed, Feather River stockholders could receive a different form of merger consideration from the form they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain for federal income tax purposes with respect to the cash received). If Feather River stockholders do not make an election, they will receive the merger consideration in cash or shares as provided for in the merger agreement.

The price of Plumas common stock might decrease after the merger.

Upon completion of the merger, some holders of Feather River common stock will become shareholders of Plumas. Plumas common stock could decline in value after the merger. For example, during the twelve-month period ending on May 13, 2021 (the most recent practicable date before the printing of this document), the closing price of Plumas common stock varied from a low of $17.00 to a high of $31.02 and ended that period at $27.96. The market value of Plumas common stock fluctuates based upon general market conditions, Plumas’s business, operations and prospects and other factors. Further, the market price of Plumas common stock after the merger may be affected by factors different from those currently affecting Plumas common stock. The businesses of Plumas and Feather River differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Plumas and Feather River and the market price of common stock of Plumas prior to the merger.

Some directors and officers of Feather River have interests in the merger that may differ from the interests of other shareholders.

In considering the recommendation of the Feather River board of directors to approve the merger, you should be aware that some executive officers and directors of Feather River may have economic interests in the merger other than their interests as shareholders. The merger agreement requires Plumas to appoint or elect, effective as of the effective time of the merger, one current Feather River director, who must be independent with respect to Plumas for purposes of the listing requirements of NASDAQ, and mutually agreeable to Plumas and Feather River, as an additional director of Plumas and Plumas Bank. Plumas and Feather River have not yet identified this individual. The selected individual will serve on the Plumas board and the Plumas Bank board until the first annual meeting of the shareholders of Plumas following the effective time of the merger and until his or her successor is elected and qualified. Subject to the fiduciary duties of the Plumas board, Plumas is required to nominate the selected individual for election to the Plumas board and the Plumas Bank board at the first annual meeting of the shareholders of Plumas following the effective time of the merger and to solicit proxies supporting his or her reelection.

Certain of the executive officers of Feather River have entered into employment agreements and salary continuation agreements that provide severance payments and additional benefits upon a change in control of Feather River. In connection with the merger, unvested restricted stock awards granted by Feather River to certain executive officers issued and outstanding immediately prior to the effective time of the merger will fully vest and entitle the executive to the merger consideration. The merger agreement also provides for the continued indemnification of Feather River’s current and former directors and executive officers following the merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the merger. See “The Merger — Interests of Feather River’s Directors and Executive Officers in the Merger” beginning on page 62.

These arrangements may create potential conflicts of interest. These interests of Feather River’s directors and officers may cause some of these persons to view the proposed merger differently than other Feather River stockholders. The Feather River and Plumas boards of directors were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Feather River stockholders should consider these interests in conjunction with the recommendation of the Feather River board of directors with respect to approval of the merger. See “The Merger — Interests of Feather River’s Directors and Executive Officers in the Merger” beginning on page  62.

Combining Plumas with Feather River and Plumas Bank with BFR may be more difficult, costly or time-consuming than expected, or could result in the loss of customers.

Plumas and Feather River, as well as Plumas Bank and BFR, have operated, and until the completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect each party’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be distributions that cause the loss of customers or cause customers to withdraw their deposits, which could negatively affect the performance and earnings of the combined institutions. There can be no assurance that customers will readily accept changes to their banking arrangements after the merger.

Holders of Feather River common stock will have reduced ownership and voting interests after the merger and will exercise less influence over management.

Holders of Feather River common stock currently have the right to vote on matters affecting Feather River. Upon the completion of the merger, some Feather River stockholders will become shareholders of Plumas with a percentage ownership of Plumas with respect to such shares that is smaller than the shareholder’s current percentage ownership of Feather River. Following the effective time of the merger, the former shareholders of Feather River as a group would receive shares in the merger constituting approximately 10.3% of the outstanding shares of Plumas common stock immediately after the merger based on the number of shares of Plumas common stock outstanding as of May 13, 2021, the latest practicable date before the filing of this proxy statement/prospectus. Because of this, Feather River stockholders receiving stock consideration in the merger will have less influence on the management and policies of Plumas than they now have on the management and policies of Feather River.

Failure to complete the merger in certain circumstances could require Feather River to pay a termination fee.

If the merger agreement is terminated in certain circumstances, Feather River could be required to pay to Plumas $675,000 as a termination fee and to reimburse up to $300,000 of Plumas’s expenses. Both Feather River and Plumas have already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus, whether or not the merger is completed and the expected benefits of the merger are realized. See “The Merger Agreement — Termination Fee; Effect of Termination,” beginning on page 78.

The termination fee and non-solicitation provisions of the merger agreement limit Feather River’s ability to pursue alternatives to the merger with Plumas.

The merger agreement contains terms and conditions that make it difficult for Feather River to enter into a business combination with a party other than Plumas. Subject to limited exceptions, Feather River and its directors, officers and agents are prohibited from initiating or knowingly encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits Feather River’s ability to seek offers that may be superior from a financial point of view from other possible acquirers. If Feather River receives an unsolicited superior proposal from a third party that the Feather River board of directors concludes in good faith is superior to the merger proposal and that the failure to take such actions would breach or reasonably be expected to result in a breach of its fiduciary duties, and the merger agreement is terminated, then Feather River would be obligated to pay a $675,000 termination fee to Plumas and to reimburse up to $300,000 of Plumas’s expenses. The presence of those restrictions in the merger agreement could discourage a competing third party from considering or proposing an acquisition generally, including on better terms than offered by Plumas. Further, the termination fee and expense reimbursement might result in a potential competing third party acquirer proposing a lower per share price than it might otherwise have proposed in order to acquire Feather River.

Failure to complete the merger could negatively impact the stock value and future businesses and financial results of Plumas and Feather River.

There can be no assurance that the merger will become effective. If the merger is not completed, the ongoing businesses of Plumas and Feather River may be adversely affected, and Plumas and Feather River will be subject to a number of risks, including the following:

●

Plumas and Feather River will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

●

under the merger agreement, Feather River is subject to restrictions on the conduct of its business before completing the merger, which may adversely affect its ability to execute certain of its business strategies if the merger agreement is terminated; and

●

matters relating to the merger may require substantial commitments of time and resources by Plumas and Feather River management, which could otherwise have been devoted to other opportunities that may have been beneficial to Plumas or Feather River as independent companies.

In addition, if the merger is not completed, Plumas and/or Feather River may experience negative reactions from the financial markets and from their respective customers and employees. Plumas and/or Feather River also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by Plumas or Feather River against the other seeking damages or to compel the other to perform their obligations under the merger agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of Plumas and Feather River.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law, the merger will not occur or will be delayed, and we may lose some or all of the intended benefits of the merger. The conditions described in “The Merger Agreement — Conditions to Completion of the Merger” must be satisfied or waived, before Plumas and Feather River are obligated to complete the merger.

In addition, the merger agreement may be terminated in certain circumstances if the merger is not consummated on or before November 30, 2021. We cannot assure you that all of the conditions precedent in the merger agreement will be satisfied, or to the extent legally permissible, waived or that the acquisition of Feather River will be completed.

Plumas may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Plumas’s ability to realize anticipated cost savings and to combine the businesses of Plumas and Feather River without materially disrupting the existing customer relationships of Plumas and Feather River and suffering decreased revenues as a result of the loss of those customers.  If Plumas is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Feather River is subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on Feather River and consequently on Plumas. These uncertainties may impair Feather River’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Feather River to consider changing existing business relationships with Feather River. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Feather River’s business prior to the merger and Plumas’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Feather River from taking specified actions relative to its business without the prior consent of Plumas. These restrictions may prevent Feather River from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Feather River's Conduct of Business Pending the Merger” beginning on page 71 .

The fairness opinion delivered to the Feather River board of directors by Feather River’s financial advisor prior to the signing of the merger agreement will not reflect changes in circumstances subsequent to the date of the fairness opinion.

ProBank Austin delivered its opinion to the Feather River board of directors on March 10, 2021. The opinion is dated March 10, 2021 and speaks only as of that date. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Plumas or Feather River, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of Plumas or Feather River, may materially alter or affect the relative values of Plumas and Feather River.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then Feather River stockholders may be responsible for the payment of additional U.S. federal income taxes related to the Merger.

Feather River and Plumas believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, if the IRS determines that the merger does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, then the exchange of Feather River common stock for Plumas common stock pursuant to the merger would be a taxable transaction, regardless of the form of consideration received in exchange for such Feather River common stock. The merger would be treated for U.S. federal income tax purposes as a taxable sale by Feather River of all of its assets to Plumas followed by a deemed liquidation of Feather River. Feather River would recognize gain or loss on the deemed taxable sale of all of its assets to Plumas. In addition, each Feather River stockholder would recognize gain or loss equal to the difference between the (i) the sum of the amount of cash and fair market value of the stock consideration received by such shareholder in the merger and (ii) such shareholder’s adjusted tax basis in its shares of Feather River common stock surrendered pursuant to the merger.

The shares of Plumas common stock to be received by Feather River stockholders as a result of the merger will have different rights than shares of Feather River common stock.

Upon completion of the merger some Feather River stockholders will become Plumas shareholders and their rights as shareholders will be governed by Plumas’s articles of incorporation and bylaws, as well as the CGCL. The rights associated with Feather River common stock are different from the rights associated with Plumas common stock. See “Comparison of Shareholder Rights” beginning on page 87.

The recent global coronavirus outbreak could harm business and results of operations for each of Plumas and Feather River and the combined company following the completion of the merger.

In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since that time, the coronavirus has spread throughout the United States, including in the markets in which both Plumas and Feather River operate. In response, many state and local governments, including the State of California, have instituted emergency restrictions that have substantially limited the operation of non-essential businesses and the activities of individuals. It has been widely reported that these restrictions have resulted in significant adverse effects for many different types of businesses, particularly those in the travel, hospitality and food and beverage industries, among many others, and has resulted in a significant number of layoffs and furloughs of employees nationwide and in the regions in which we operate. The ultimate effect of COVID-19 on the local or broader economy is not known nor is the ultimate length of the restrictions described and any accompanying effects. Moreover, the Federal Reserve has taken action to lower the Federal Funds rate, which may negatively affect interest income and, therefore, earnings, financial condition and results of operation for Plumas, Feather River and the combined company.

The effect of COVID-19 and related events, including those described above and those not yet known or knowable, could have a negative effect on the stock price, business prospects, financial condition and results of operations of Plumas, Feather River and the combined company, including as a result of quarantines, market volatility, market downturns, changes in consumer behavior, business closures, deterioration in the credit quality of borrowers or the inability of borrowers to satisfy their obligations to Plumas or Feather River (and any related forbearances or restructurings that may be implemented), changes in the value of collateral securing outstanding loans, branch or office closures and business interruptions. Further, demand for loans and other products and services that each of Plumas and Feather River offers and whose success it relies on to drive growth, is highly dependent upon the business environment in the primary markets in which each company operates and in the United States as a whole.

Given the ongoing and dynamic nature of the circumstances, it is not possible to predict the ultimate impact of the coronavirus outbreak on the stock price, business prospects, financial condition or results of operations of Plumas, Feather River and the combined company. Notwithstanding any actions by national, state and local governments to mitigate the impact of COVID-19 or by Plumas, Feather River and the combined company to address the adverse impacts of COVID-19, there can be no assurance that any of the foregoing activities will be successful in mitigating or preventing significant adverse effects on Plumas, Feather River or the combined company. In particular it may become costlier or more difficult for the combined company to realize anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated or at all. Each of Plumas, Feather River and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

To the extent COVID-19 results in business disruption, if Plumas or Feather River are unable to recover from a business disruption on a timely basis, the merger and the combined company’s business and financial conditions and results of operations following the completion of the merger would be adversely affected. The merger and efforts to integrate the businesses of Plumas and Feather River may also be delayed and adversely affected by the COVID-19 outbreak.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking statements regarding the financial conditions, results of operations, earnings outlook and business prospects of Plumas, Plumas Bank, Feather River and BFR, and the potential combined company, and may include statements for the periods following completion of the merger. Forward-looking statements are typically identified with the use of terms such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” “intend,” and the negative and other variations of these terms and similar words and expressions, although some forward-looking statements may be expressed differently. Statements about the expected benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions, and all other statements in this proxy statement/prospectus that are not historical facts, constitute forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and are subject to change based on factors which are, in many instances, beyond Plumas’s or Feather River’s control. The ability of Plumas or Feather River to predict results or the actual effect of future plans or strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results or future events may differ materially from those expressed in, or implied by, the forward-looking statements.

Among the factors that could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements are:

●	the challenges and costs of integrating operations of the business of Plumas and Feather River;

●

expected revenue synergies, cost savings and other financial or other benefits of the proposed merger between Plumas and Feather River might not be realized within the expected time frames or might be less than projected;

●	deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

●	business disruption before and following the merger, including diversion of management’s attention and time from ongoing business operations and opportunities;

●

reputational risks and the potential impact of announcement or completion of the merger on customers and employees, including our ability to attract and retain relationship officers and other key personnel;

●	required regulatory, shareholder or other approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;

●

general economic or business conditions, either nationally or in the states or regions in which Plumas and Feather River do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

●	outcomes of litigation and other contingencies;

●	adverse changes in the securities market;

●	consolidation within the banking industry and any existing or changing competition from banks and other financial institutions;

●	burdens imposed by federal and state regulation and any legislation or changes in regulatory requirements; and

●

impacts caused by the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm Plumas and Feather River’s business, financial position and results of operations and adversely affect the timing and anticipated benefits of the merger.

Because these forward-looking statements are subject to assumptions and uncertainties, Plumas’s and Feather River’s actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Plumas and Feather River based on information known to them as of the date of this proxy statement/prospectus. Feather River stockholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. Plumas and Feather River undertake no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this proxy statement/prospectus, or to reflect the occurrence of unanticipated events, unless obligated to do so under federal securities laws. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Plumas or Feather River or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

The foregoing list of important factors may not be all inclusive. For a further discussion of these factors and other risks and uncertainties applicable to Plumas and Feather River, see “Risk Factors” in this proxy statement/prospectus and Plumas’s other filings with the SEC, including Plumas’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as any subsequent documents filed by Plumas with the SEC, which are incorporated by reference into this proxy statement/prospectus.

SPECIAL MEETING OF FEATHER RIVER STOCKHOLDERS

This document is being provided to holders of Feather River common stock as Feather River’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the Feather River special meeting and at any adjournment or postponement thereof. This document is also being provided to holders of Feather River common stock as Plumas’s prospectus in connection with the issuance by Plumas of shares of its common stock as a result of the proposed merger.

Date, Time and Place

The Feather River special meeting is scheduled to be held as follows:

Date:  June 24, 2021

Time:  6:00 p.m. Pacific Time.

Place:  1280 Bridge Street, Yuba City, California 95991

We expect to hold the Feather River special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Feather River special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Feather River stockholders will be admitted to the special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the Feather River special meeting in person. To do so, please make your request by mail to 1280 Bridge Street, Yuba City, CA 95991, Attention: Chief Financial Officer, by email to LGates@bofr.bank or by phone at (530) 755-3700. Feather River must receive your request for pre-authorization on or before June 17, 2021.

Matters to Be Considered

At the Feather River special meeting, Feather River stockholders will be asked to consider and act upon:

●	a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, which is referred to as the merger proposal; and

●

a proposal to adjourn or postpone the Feather River special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

No other business may be conducted at the Feather River special meeting.

Recommendation of the Feather River Board of Directors

On March 10, 2021, the Feather River board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Based on Feather River’s reasons for the merger described in “The Merger — Feather River’s Reasons for the Merger; Recommendation of the Feather River Board of Directors” beginning on page 43, the Feather River board of directors believes that the merger is in the best interests of Feather River and its stockholders.

Accordingly, the Feather River board of directors recommends that Feather River stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Record Date; Quorum

The Feather River board of directors has fixed the close of business on May 17, 2021 for determining the holders of Feather River common stock entitled to receive notice of and to vote at the Feather River special meeting.

As of the record date for the Feather River special meeting, there were 1,215,383 shares of Feather River common stock outstanding and entitled to notice of the Feather River special meeting, and such outstanding shares of Feather River common stock were held by approximately 234 holders of record. Each share of Feather River common stock entitles the holder to one vote at the Feather River special meeting on each proposal to be considered at the Feather River special meeting.

The Feather River special meeting will conduct business only if a majority of the outstanding shares of Feather River common stock is represented in person or by proxy at the Feather River special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the Feather River special meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Approval of the merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Feather River common stock entitled to vote on the merger proposal at the Feather River special meeting. If you fail to submit a proxy or to vote in person at the Feather River special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Feather River common stock entitled to vote on the adjournment proposal and represented in person or by proxy at the Feather River special meeting. If you fail to submit a proxy or vote in person at the Feather River special meeting, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal.

Shares Held by Feather River Directors and Executive Officers

As of the date of this proxy statement/prospectus, the directors and executive officers of Feather River beneficially owned, in the aggregate, 147,163 shares of Feather River common stock, representing approximately 12.1% of the shares of Feather River common stock outstanding on that date. As of the same date, neither Plumas nor any its subsidiaries, directors or executive officers owned any shares of Feather River common stock. All of the directors and executive officers of Feather River entered into voting agreements with Plumas to vote the shares of Feather River common stock owned by them in favor of the merger proposal.

Voting by Proxy; Revocability of Proxies

You may vote in person at the Feather River special meeting or by proxy. To ensure your representation at the Feather River special meeting, Feather River recommends that you vote by proxy even if you plan to attend the Feather River special meeting. You can always change your vote at the Feather River special meeting.

If you hold shares of Feather River common stock in your name as a stockholder of record on the record date of the Feather River special meeting, you can vote your shares by (i) completing and mailing the enclosed proxy card or (ii) by voting in person at the Feather River special meeting. Please refer to the specific instructions set forth in the enclosed proxy card.

Feather River stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the Feather River special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the Feather River special meeting.

If you are a stockholder of record of Feather River common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the stockholder of record of your shares of Feather River common stock and submit your proxy without specifying a voting instruction, your shares of Feather River common stock will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.

Revocability of Proxies and Changes to a Feather River Stockholder’s Vote

If you hold stock in your name as a Feather River stockholder of record as of the record date, you may change your vote or revoke any proxy at any time before the Feather River special meeting is called to order by (i) delivering a written notice of revocation to Feather River, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that the proxy card must be received, and any earlier proxy will be revoked automatically, or (iii) attending the Feather River special meeting in person and voting by ballot at the Feather River special meeting.

Any Feather River stockholder entitled to vote in person at the Feather River special meeting may vote in person regardless of whether a proxy has been previously given, but your attendance by itself at the Feather River special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Corporate Secretary of Feather River before the voting at the Feather River special meeting is completed or you vote in person at the meeting.

If you hold shares of Feather River common stock in your name as a Feather River stockholder of record, all written notices of revocation and other communications about revoking your proxy should be addressed to:

Feather River Bancorp, Inc.
1280 Bridge Street
Yuba City, CA 95991
Attention: Corporate Secretary

If you hold your shares of Feather River common stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or nominee to change your vote or revoke your proxy.

Solicitation of Proxies

Feather River will pay for this proxy solicitation. Additionally, directors, officers and employees of Feather River and BFR may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Feather River will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Contact Us

You may find copies of Feather River’s proxy materials at www.bofr.bank. If you need help voting your shares or need to change or correct your name, address or other information, or have any other questions relating to the Feather River special meeting, please contact Liz Gates, Chief Financial Officer, by telephone at (530) 790-2545, by email at LGates@bofr.bank or by mail at:

Feather River Bancorp, Inc.
c/o Chief Financial Officer
1280 Bridge Street

Yuba City, CA 95991

FEATHER RIVER PROPOSALS

Proposal 1: The Merger Proposal

Feather River stockholders are being asked to vote to approve the merger proposal. You should read carefully this entire proxy statement/prospectus, including the merger agreement and the other documents included with this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Feather River common stock entitled to vote on the merger proposal at the Feather River special meeting. If you fail to submit a proxy or to vote in person at the Feather River special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

The Feather River board has determined that the merger and the transactions contemplated thereby, including the merger, are in the best interests of Feather River and its shareholders and has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. See “The Merger — Feather River’s Reasons for the Merger; Recommendation of the Feather River Board of Directors” beginning on page 43.

The Feather River board unanimously recommends that shareholders vote “FOR” approval of the merger proposal.

Proposal 2: The Adjournment Proposal

The Feather River board of directors seeks the authorization of Feather River stockholders to direct the vote of the proxies to adjourn or postpone the Feather River special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

In the event that Feather River’s management determines there are not sufficient votes to approve the merger proposal at the time of the Feather River special meeting, Feather River intends to move to adjourn or postpone the special meeting to a later date or dates in order for directors, officers and employees of Feather River to solicit additional proxies in favor of the merger agreement. In order to allow proxies that have been received by Feather River at the time of the Feather River special meeting to be voted in favor of the adjournment or postponement of the Feather River special meeting, if necessary or appropriate, Feather River has submitted the question of such adjournment or postponement to its shareholders as a separate matter for their consideration.

Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Feather River common stock entitled to vote and represented in person or by proxy at the Feather River special meeting. If you fail to submit a proxy or vote in person at the Feather River special meeting, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal

The Feather River board unanimously recommends that shareholders vote “FOR” approval of the adjournment proposal.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger.

Terms of the Merger

Each of Plumas’s and Feather River’s respective board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides that Feather River will merge with and into Plumas, with Plumas being the surviving company in the merger. Immediately following the merger, Feather River’s wholly-owned bank subsidiary, BFR, will merge with and into Plumas’s wholly-owned bank subsidiary, Plumas Bank, with Plumas Bank being the surviving bank in the bank merger. We expect to complete the merger and the bank merger in the third quarter of 2021.

The aggregate merger consideration to be issued to Feather River stockholders in connection with the merger consists of $4,735,184 in cash and 598,129 shares of Plumas common stock.

If the merger is completed, each share of Feather River common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive either the cash consideration or the stock consideration. The merger agreement provides that the cash consideration and the stock consideration will be equal in value as of the date of the merger, with shares of Plumas common stock valued based on the volume-weighted average trading price of Plumas common stock for the 10 trading days ending on the last trading day immediately preceding the closing date of the merger, which we refer to as the “Plumas average share price.” Feather River stockholders will have the opportunity to elect the form of consideration to be received, subject to the allocation and proration procedures set forth in the merger agreement. These allocation procedures are intended to ensure that the aggregate merger consideration consists of $4,735,184 in cash and 598,129 shares of Plumas common stock. The form of the merger consideration ultimately received by you will depend upon the election, allocation and proration procedures described in this proxy statement/prospectus and the choices of other Feather River stockholders, and may be different from what you elect.

Holders of Feather River common stock are being asked to vote to approve the merger agreement and the transactions contemplated thereby, including the merger. See the section entitled “The Merger Agreement” beginning on page 66 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of its long-term prospects and strategies dating back to 2017, the board of directors of Feather River regularly reviewed and assessed the business strategies and objectives of Feather River, including assessments of strategic growth opportunities potentially available to Feather River as part of its continuous efforts to enhance value for shareholders and deliver the best possible services to Feather River’s customers and communities. Plumas’s management and board of directors also regularly reviews its business strategies and opportunities to enhance the value of the Plumas franchise, including through acquisitions.

For Feather River, these reviews, typically conducted in strategic planning sessions with third-party advisors, have traditionally focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy generally and in the financial markets specifically, as well as the implications of such developments for financial institutions generally and in particular Feather River. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Feather River and its shareholders of strategic combinations as compared to the benefits and risks of continued operation as a stand-alone financial institution. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, regulatory requirements, interest rate environment and prospects, scale, credit risk, market risk and rapid changes in technology and in delivery and marketing channels.

In this regard, management of Feather River has, from time to time, entertained high-level discussions with potential merger partners, whether that be Feather River acquiring another institution, or another institution acquiring or merging with Feather River. These discussions were informal and none developed much further than simply “what if” scenarios. In November 2019, however, representatives of Plumas visited with Feather River management at Feather River’s new office location on Bridge Street in Yuba City. The discussions at that meeting were high-level, focusing on such topics as information technology, the regulatory environment and succession planning matters. The parties met again in late January 2020, and in early February 2020, when senior management of Plumas initially broached the subject of a possible business combination between Feather River and Plumas.

Based upon this discussion, senior management of Feather River had initial exploratory discussions with its legal counsel, Stinson LLP, and Feather River’s board of directors. Shortly thereafter, in March 2020, the nation was brought to a standstill with the arrival of the COVID-19 pandemic. Due to the impact of the pandemic on all facets of life and commerce, Plumas and Feather River decided to delay further discussions until the impact of the pandemic could be observed. In May 2020, Feather River’s board of directors met and approved reopening discussions with Plumas. Over the next several weeks, into July 2020, senior management of Plumas and Feather River held discussions concerning a business combination, each of their banks, staffing and related matters. In early July 2020, Plumas notified Feather River that Plumas had engaged Raymond James as its financial advisor and Sheppard Mullin as legal counsel concerning a potential merger transaction with Feather River. In that same conversation, with the approval of the Plumas board of directors, Plumas submitted its initial oral proposal for merger consideration consisting of 50% stock and 50% cash. On July 27, 2020, Plumas and Feather River entered into a non-disclosure agreement in order to commence early discussions on a confidential basis.

On July 28, 2020, Feather River contacted ProBank Austin about it representing Feather River as its investment banker in the merger discussions. On August 19, 2020, Plumas sent an initial indication of interest to Feather River. The initial expression of interest reflected an aggregate merger consideration comprised of 50% stock and 50% cash, with value (based on then-current pricing) of approximately $19.6 million. The indication of interest included an exclusivity provision prohibiting Feather River from discussing potential transactions with other parties for 60 days in order to allow the parties time to complete due diligence and negotiations. On or about August 25, 2020, Feather River engaged ProBank Austin to serve as Feather River’s financial advisor.

Throughout the early part of September 2020, representatives of Plumas and Feather River held discussions on various proposed transaction terms. On September 17, 2020, the Feather River board of directors had a meeting at which senior management of Feather River, along with representatives of Stinson LLP and ProBank Austin, updated the board of directors as to the status of discussions with representatives of Plumas’s financial advisor Raymond James. On September 23, 2020, the Feather River board of directors had another meeting at which senior management of Feather River, along with representatives of Stinson LLP and ProBank Austin, updated the board of directors as to the status of discussion with representatives of Plumas, the initial expression of interest and continued discussions regarding its porposal, and the overall merger process in general. At that same meeting, the board of directors instructed management of Feather River, along with ProBank Austin, to continue to negotiate certain additional items with Plumas, particularly the mix of stock consideration and cash consideration and overall pricing.

For the next several weeks, ProBank Austin and Raymond James continued discussions and negotiations concerning the merger consideration and general transaction matters. On October 2, 2020, Plumas submitted another revised version of the expression of interest. This version provided for merger consideration valued at $15.75 per share of Feather River common stock, comprised of 65% Plumas common stock and 35% cash (representing aggregate merger consideration of approximately $19.2 million or $15.75 per Feather River common share comprised of approximately $12.5 million in Plumas common stock (with such stock value consisting a number of Plumas common shares based on the Plumas fifteen day volume-weighted stock price ending two days prior to the execution of the merger agreement) of and $6.7 million in cash). The version provided that Feather River stockholders be permitted to elect a preference to receive the per share merger consideration in cash or in stock, subject to the foregoing amounts. Over the next two weeks ProBank Austin and Raymond James continued discussion and negotiations over this revised expression of interest.

On October 15, 2020, Feather River’s board of directors had a meeting at which senior management of Feather River, along with representatives of Stinson LLP and ProBank Austin, updated the board of directors as to the status of discussion with representatives of Plumas and the current version of the expression of interest as well as a marked redline of the October 2, 2020 indication of interest with changes proposed by ProBank Austin based on their discussions with representatives of Raymond James. The board of directors unanimously approved the Feather River’s entry in to the October 2, 2020 expression of interest which included the following changes: (1) that the per share merger consideration of $15.75 be subject to the potential upward adjustment based on detailed due diligence and further exploration and confirmation of purchase accounting marks, as well as cost savings associated with the transaction and consolidation, (2) that if the 15-day weighted average closing price of Plumas common stock were below $18.00 per share at the time merger agreement is signed, Plumas would have the right to increase the cash component and decrease the stock component by a reasonable amount to be agreed to by the parties in order to preserve the accretive benefits of the transaction from a financial perspective, and (3) one Feather River director would join the boards of directors of Plumas and Plumas Bank following the transaction. On October 25, 2020, the Plumas board of directors approved a revised expression in which Plumas agreed to and accepted substantially all of the material revisions and provisions of proposed by Feather River in the marked October 2, 2020 expression of interest, which Plumas presented to Feather River later the same day. The parties executed the expression of interest on October 26, 2020.

Thereafter, the parties conducted due diligence on one another while Plumas’s counsel began working on a draft of the merger agreement. On November 20, 2020, Plumas’s counsel sent an initial draft of the merger agreement to Feather River’s counsel. The terms in this draft were substantially similar to the terms presented in the executed expression of interest and contained various standard representations, warranties, covenants, and conditions applicable to both Feather River and Plumas. Over the next few weeks, Feather River and its advisors reviewed and commented on the initial draft merger agreement received from Plumas. The parties and their respective advisors reviewed and negotiated various terms and provisions of the merger agreement and ancillary agreements.

On December 16, 2020, legal counsel to Feather River provided a revised version of the merger agreement to Plumas’s counsel. Among the primary changes in Feather River sought were (1) revisions to certain of Feather River’s permitted and prohibited activities between execution of the merger agreement and closing of the merger and (2) clarification of Feather River’s ability to consider an unsolicited “superior offer” from a third-party after execution of the merger and agreement and its ability to accept such an offer subject to compliance with procedure and a “fiduciary out break-up fee” payable to Plumas. Feather River also proposed that the merger agreement include a “cash/stock equalizer” mechanism providing that the per share merger consideration received for each share of Feather River common stock, whether payable in cash or shares of Plumas common stock, would be equal in value at closing. On December 17, 2020, the Feather River board of directors had a meeting at which senior management of Feather River, along with representatives of Stinson LLP and ProBank Austin, updated the board of directors as to the status of negotiations of the merger agreement with Plumas.

Over the next several days, representatives of Feather River and Plumas each continued performance of due diligence and disclosure schedules, while representatives of Raymond James and ProBank Austin continued discussions regarding the merger consideration presented under the merger agreement on their behalf.

On December 23, 2020, Plumas provided a revised version of the merger agreement that reflected many of the revisions requested by Feather River, as well as discussions to date between Raymond James and ProBank Austin as to the merger consideration. Among the substantive changes reflected in this version were (1) Plumas’s agreement to provide severance payments to Feather River employees terminated by Plumas at or within 12 months following the consummation of the merger, (2) the inclusion of the “cash/stock equalizer” mechanism in the merger consideration calculation, and (3) added flexibility for BFR to originate loans during the pendency of the merger.

On December 29, 2020, the Feather River board of directors had a meeting at which senior management of Feather River, along with representatives of Stinson LLP and ProBank Austin, updated the board of directors as to the status of discussion with representatives of Plumas and thoroughly reviewed with counsel and its financial advisor the recently revised merger agreement as well as the ancillary agreements accompanying the merger agreement as received from Plumas. At this meeting, the Feather River board of directors also reviewed, among other things, the remaining timeline and process until execution of the definitive merger agreement, how the “fiduciary out” provision operates, dissenters’ rights provisions, the approval process of the merger from both a shareholder standpoint and a regulatory standpoint and similar merger mechanics. Also at this meeting, ProBank Austin reviewed its current presentation on merger consideration, transaction structure (including the “cash/stock equalizer” and its mechanics), transaction costs and their impact on the proposed merger consideration, and recent trends in Plumas common stock. ProBank Austin advised the board of directors that final matters related to the merger consideration are, however, still being negotiated.

For the next several weeks, due to the election and related uncertainties, representatives of ProBank Austin and Raymond James continued to hold discussions concerning the merger consideration and related matters. During that same time, legal counsel to Feather River reviewed and commented to Plumas’s legal counsel on the various ancillary agreements to the merger agreement, all of which were ultimately acceptable to the parties. On January 8, 2021 the parties agreed to extend the expression of interest’s exclusivity provision to February 23, 2021.

During late January 2021 and into mid-February 2021, representatives of ProBank Austin and Raymond James continued to negotiate on pricing matters, while Plumas continued additional due diligence of Feather River primarily related to the building appraisal and termination fees on certain data processing contracts of BFR. Upon completion of that due diligence on February 23, 2021, Plumas submitted a revised offer to Feather River through its financial advisor, Raymond James. Based upon the results of the due diligence, and primarily the impact of the termination fee on BFR’s data processing contract as well as the results of the building appraisals, the revised offer equated $4,735,184 in cash and 579,357 shares of Plumas common stock. ProBank Austin countered with an offer of $4,735,184 in cash and 598,129 shares of Plumas common stock. Plumas verbally agreed to this proposal on February 24, 2021.

Thereafter, in late February 2021 and into early March 2021, the parties concluded final due diligence and delivered final disclosure schedules to the merger agreement. During this same period, legal counsel to Feather River and Plumas finalized the merger agreement for execution. On March 3, 2021, the Feather River board of directors had a meeting at which senior management of Feather River, along with representatives of Stinson LLP and ProBank Austin, updated the board of directors as to the status of discussion with representatives of Plumas and reviewed with counsel and its financial advisor the latest version of the merger agreement and the transaction in general. During the following week, legal counsel to the parties finalized various matters, including the merger agreement, ancillary agreements, and disclosure schedules.

On March 10, 2021, the Plumas board of directors met to review the proposed merger agreement and related ancillary documents, copies of which were provided to the directors in advance of the meeting. Representatives of Sheppard Mullin and Raymond James also attended the meeting. Among other things, Mr. Ryback discussed with the Plumas board members the terms of the proposed merger, the negotiations to date, and the due diligence undertaken by Plumas and its advisors in respect of Feather River. A representative of Sheppard Mullin discussed the board’s fiduciary duties in considering the proposed merger and then reviewed with the Plumas board of directors the material terms of the proposed draft definitive agreements. A representative of Raymond James then reviewed the financial aspects of the proposed merger. After extensive discussion regarding the terms of the merger agreement and the related ancillary agreements, and taking into consideration the matters described under “The Merger—Recommendation of the Plumas Board of Directors and Reasons for the Merger” the Plumas board of directors unanimously approved the merger agreement and the merger.

Also on March 10, 2021, the Feather River board of directors held a special meeting to analyze and consider further the final negotiated terms of the proposed merger and entry into the merger agreement by Feather River. At this meeting, ProBank Austin reviewed its final updated presentation concerning the merger consideration and transaction structure and rendered to the Feather River board of directors an oral opinion, confirmed by delivery of a written opinion as of the same date, to the effect that, as of the date of such written opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in such written opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to holders of Feather River common stock.

At this meeting, Stinson LLP, Feather River’s legal counsel, reviewed again the final terms of the merger agreement and the transaction in general. Legal counsel also reviewed the Feather River board of directors’ fiduciary duties in connection with its evaluation of the potential merger and described the resolutions the board of directors of Feather River would be asked to consider if they were to approve the merger. At the conclusion of the meeting, the Feather River board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Feather River and its stockholders, and unanimously approved the merger agreement and the transactions contemplated thereby and entry into the merger agreement by Feather River.

Following the meetings of the Feather River board of directors and the Plumas board of directors, Feather River and Plumas executed the merger agreement on March 10, 2021. The transaction was announced on the morning of March 11, 2021 by a press release jointly issued by Feather River and Plumas.

Plumas’s Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Plumas board of directors evaluated the merger in consultation with Plumas management, as well as Plumas’s financial and legal advisors, and considered a number of factors, including the following material factors:

●	management’s view that the acquisition of Feather River provides an attractive opportunity to expand Plumas’s geographic presence into new markets in Northern California;

●	Feather River’s agricultural lending business focuses on different crops and markets than Plumas’s, so the merger will diversify and bring new expertise to Plumas’s agricultural lending business;

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management’s assessment that Feather River presents a strong commercial banking franchise that is consistent with Plumas Bank’s relationship-based banking model while adding talent and depth to Plumas Bank’s operations;

●	management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Feather River and BFR;

●	management’s due diligence review of Feather River and BFR and the discussions thereof with its financial advisors and legal counsel;

●	the projected impact of the proposed transaction on financial metrics, including earnings per share and tangible book value, the projected earn-back period and the projected internal rate of return;

●	the expectation of management that Plumas will maintain its strong capital ratios upon completion of the proposed merger;

●	projected efficiencies to come from integrating certain of Feather River’s operations into Plumas’s existing operations;

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the financial and other terms of the merger, including the exchange ratio and stock consideration, the expected tax treatment and the deal protection and termination fee provisions, which Plumas reviewed with its outside financial and legal advisors;

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BFR’s compatibility with Plumas Bank, which Plumas management believes should facilitate integration and implementation of the merger and the bank merger, and the complementary nature of the products and customers of BFR and Plumas Bank, which Plumas management believes should provide the opportunity to mitigate integration risks and increase potential returns;

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the fact that, concurrently with the execution of the merger agreement, all of Feather River’s directors and executive officers were entering into voting agreements with Plumas agreeing to vote for the merger proposal; and

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the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of burdensome conditions.

The above discussion of the information and factors considered by Plumas’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by Plumas’s board of directors. Plumas’s board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the merger and bank merger. In view of the wide variety of factors considered by Plumas’s board of directors in connection with its evaluation of the merger and bank merger, Plumas’s board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Plumas’s board of directors collectively made its determination with respect to the merger and bank merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger and bank merger are in the best interests of Plumas shareholders and that the benefits expected to be achieved from the merger and bank merger outweigh the potential risks and vulnerabilities.

It should be noted that this explanation of the Plumas board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.

Feather River’s Reasons for the Merger; Recommendation of the Feather River Board of Directors

After considering its strategic options and the factors discussed in this proxy statement/prospectus, the Feather River board unanimously recommends approval of the merger agreement, determining that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Feather River and its stockholders.

In evaluating the merger and the merger agreement, the Feather River board consulted with Feather River’s financial advisor, ProBank Austin, with respect to the financial aspects of the proposed merger, and with Feather River’s legal counsel, Stinson, LLP, as to the Feather River board’s legal duties and the terms of the merger agreement and related agreements. In approving the merger agreement, the Feather River board considered a number of factors, including the following, without assigning any specific or relative weights to the factors and in no particular order:

●	an extensive review of strategic options available to Feather River;

●	Plumas’s business, financial condition, results of operations, asset quality, earnings and prospects, and the performance of Plumas’s common stock on both a historical and prospective basis;

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the risks and prospects of Feather River remaining independent, including (i) the challenges of the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Feather River in particular, including the importance of scale in the financial services industry, the anticipated prolonged low interest rate environment and its potential effect on net interest margin, the current historically low income tax rate, and the current low level of credit losses; (ii) the increasing costs associated with banking regulation, compliance and technology, generally; and (iii) the anticipated costs of continuing to develop and enhance Feather River’s business capabilities;

●	the proposed aggregate and per share merger consideration to be received by Feather River stockholders and other financial terms of the merger and the merger agreement;

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the structure of the merger consideration payable in cash or shares of Plumas common stock, which will allow Feather River stockholders to either achieve immediate liquidity or to participate in the future performance of the combined company’s business and synergies resulting from the merger and from improved conditions for financial institutions or in the general economy;

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the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, and the fact that the transaction is expected to be accretive to the combined company in terms of earnings per share, with modest tangible book value dilution;

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the advantages of being part of a larger financial institution with an expanded branch network, such as Plumas, including the potential for operating efficiencies, the ability to leverage overhead costs, and the generally higher trading multiples of larger financial institutions;

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the fact that Plumas’s common stock is registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and publicly traded on NASDAQ, providing greater liquidity for Feather River stockholders receiving stock consideration;

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the ability of Plumas’s management team to successfully integrate and operate the business of the combined company after the merger, as evidenced by the success of Plumas and Plumas Bank in completing and integrating previous branch acquisitions;

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the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions and the size of the termination fee payable by Feather River in certain circumstances in relation to the overall transaction size;

●	the fact that the merger agreement does not include any unrealistic closing conditions based on the financial performance of Feather River between signing and closing of the transaction;

●	the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

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the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to Feather River and that, under certain circumstances more fully described under “The Merger Agreement — No Solicitation” beginning on page 74, Feather River may furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal;

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the ability of the Feather River board of directors to change its recommendation that Feather River stockholders vote to approve the merger agreement, subject to the terms and conditions set forth in the merger agreement (including the right of Plumas to match any competing bid and the payment of a termination fee);

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Feather River’s management’s view that the merger will allow for greater opportunities for Feather River’s clients, customers and other constituencies, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial and consumer lending, deposit gathering, and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by Feather River on an independent basis;

●	the tax-deferred nature of the shares of Plumas common stock being offered as merger consideration;

●	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

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the financial presentation, dated March 10, 2021, of ProBank Austin to the Feather River board and the written opinion, dated March 10, 2021, of ProBank Austin to the Feather River board, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Feather River common stock of the exchange ratio in the merger, as more fully described below under “— Opinion of Feather River’s Financial Advisor;” and

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the Feather River board’s review and discussions with Feather River’s management and advisors concerning Feather River’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Plumas.

The Feather River board also considered the potential adverse consequences of the proposed merger, including:

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the aggregate merger consideration including a fixed number of shares of Plumas common stock and the resulting risk that the consideration to be paid to Feather River stockholders could be adversely affected by a decrease in the trading price of Plumas common stock prior to or after the closing of the merger;

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the potential for diversion of management and employee attention, and for employee attrition, during the period following the announcement of the merger and prior to the completion of the merger, and the potential effect on Feather River’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

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the potential that certain provisions of the merger agreement prohibiting Feather River from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;

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the interests of Feather River’s officers and directors with respect to the merger apart from their interests as holders of Feather River common stock, and the risk that these interests might influence their decision with respect to the merger;

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the requirement that Feather River conduct its business in the ordinary course and the other restrictions on the conduct of Feather River’s business prior to completion of the merger, which may delay or prevent Feather River from undertaking business opportunities that may arise pending completion of the merger;

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the regulatory and other approvals required in connection with the merger and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

●	the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of Feather River and Plumas;

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the possible effects on Feather River should the parties fail to complete the merger, including the increased difficulty of resuming operations with a standalone strategy, the possible effects on the price of Feather River common stock, and the business and opportunity costs;

●	the risk of litigation arising from shareholders in respect of the merger agreement or transactions contemplated thereby; and

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the other risks described under “Risk Factors” beginning on page 24, and the risks of investing in Plumas common stock identified in the “Risk Factors” sections of Plumas’s periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of information and factors considered by the Feather River board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the Feather River board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Feather River board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.

Based on the factors described above, the Feather River board of directors determined that the merger and the bank merger were advisable and in the best interests of Feather River stockholders and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Recommendation of the Feather River Board of Directors

The Feather River board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” the merger proposal.

Opinion of Feather River’s Financial Advisor

On August 27, 2020, Feather River retained ProBank Austin to serve as exclusive financial advisor in connection with evaluating the potential transaction involving the merger of Feather River with and into Plumas. ProBank Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Feather River selected ProBank Austin as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with Feather River.

In its capacity as financial advisor, ProBank Austin provided a fairness opinion (the “ProBank Austin Opinion”) to the board of directors of Feather River, which we refer to as the “Feather River board,” in connection with the merger. At the meeting of the Feather River board on March 10, 2021, ProBank Austin rendered its oral opinion (which was subsequently confirmed in writing by delivery of ProBank Austin’s written opinion dated March 10, 2021) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, ProBank Austin representatives’ experience as investment bankers, ProBank Austin’s work as described in such opinion and other such factors ProBank Austin deemed relevant, as of such date, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the stockholders of Feather River common stock.

The full text of the ProBank Austin Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the ProBank Austin Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Feather River stockholders should read the full text of the opinion carefully and in its entirety. The ProBank Austin Opinion is addressed to the Feather River board, is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Feather River common stock, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger.

The ProBank Austin Opinion was reviewed and approved by the fairness opinion committee of ProBank Austin. ProBank Austin provided its oral opinion to the Feather River board on March 10, 2021 in connection with and for the purposes of the Feather River board’s evaluation of the merger. ProBank Austin expressed no view or opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated by the merger agreement or any terms or other aspects of the merger agreement or the merger. ProBank Austin expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Feather River or as to the underlying decision by Feather River to engage in the merger or enter into the merger agreement. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Feather River officers, directors or employees, or class of such persons, relative to the consideration to be received in the merger by the holders of Feather River common stock.

The description of the opinion set forth below is qualified in its entirety by reference to the opinion. You should consider the following when reading the discussion of ProBank Austin’s opinion in this document:

●

The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with its opinion, and should be read in its entirety;

●	ProBank Austin expressed no opinion as to the price at which Feather River’s or Plumas’s common stock would actually trade at any given time;

●

ProBank Austin’s opinion does not address the relative merits of the merger and the other business strategies considered by Feather River’s Board, nor does it address the board’s decision to proceed with the merger; and

●	ProBank Austin’s opinion rendered in connection with the merger does not constitute a recommendation to any Feather River stockholder as to how they should vote at the Feather River special meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Feather River and Plumas and may not be realized. Any estimates contained in ProBank Austin’s analyses are not necessarily predictive of future results or values and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank Austin was assigned a greater significance by ProBank Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to the projections and estimates for Feather River and Plumas, and the expected transaction costs, purchase accounting adjustments and cost savings, ProBank Austin relied on its knowledge and experience with Feather River and Plumas and familiarity with the markets in which they operate in the preparation of Feather River’s and Plumas’s future earnings projections which Feather River’s management confirmed were reasonable. ProBank Austin assumed that such performance would be achieved. ProBank Austin expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. ProBank Austin also assumed that there has been no material change in Feather River’s or Plumas’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to ProBank Austin. ProBank Austin assumed in all respects material to its analysis that Feather River and Plumas will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement, and that the closing conditions in the merger agreement are not waived. Finally, ProBank Austin relied upon the advice Feather River has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

ProBank Austin relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of Feather River or Plumas, nor was it furnished with any appraisals. ProBank Austin has not reviewed any individual credit files of Feather River or Plumas and has assumed that Feather River’s and Plumas’s loan loss allowances are, in the aggregate, adequate to cover inherent credit losses. ProBank Austin’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by Feather River’s Board or its management on ProBank Austin with respect to the investigations made or the procedures followed by ProBank Austin in rendering its opinion.

In rendering its opinion, ProBank Austin made the following assumptions:

●

all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Feather River, Plumas or on the anticipated benefits of the merger;

●	Feather River and Plumas have provided all of the information that might be material to ProBank Austin in its review; and

●

any financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Feather River and Plumas as to the future operating and financial performance of Feather River and Pumas, respectively.

In connection with its opinion, ProBank Austin reviewed:

●	the execution version of the merger agreement, dated as of March 10, 2021;

●

certain publicly available financial statements and other historical financial information of Plumas and Feather River deemed relevant as filed by Plumas and Feather River with the SEC (in the case of Plumas) and FDIC (in the case of Feather River) and the Federal Reserve;

●

information communicated to ProBank Austin by senior management of Feather River regarding the estimated and projected financial performance and earnings potential of Feather River for the year ending December 31, 2021 together with estimated long-term annual earnings growth rates and dividends per share for Feather River;

●

information communicated to ProBank Austin by representatives of Plumas regarding the estimated and projected financial performance and earnings potential of Plumas for the year ending December 31, 2021 together with estimated long-term annual earnings growth rates and dividends per share for Plumas;

●	the estimated pro forma financial impact of the mergers on Plumas, based on assumptions relating to transaction expenses, cost saving and acquisition accounting adjustments;

●

publicly reported historical stock price and trading activity for Plumas common stock, including an analysis of certain stock trading information of certain other publicly traded companies deemed comparable to Plumas;

●	a comparison of certain financial information for Feather River and Plumas with similar institutions for which comparable information is publicly available;

●	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the mergers;

●	the current market environment generally and the banking environment in particular; and

●	such other information, financial studies, analyses and investigations and financial, economic and market criteria ProBank Austin considered relevant.

ProBank Austin also discussed with certain members of senior management of Feather River the business, financial condition, results of operations and prospects of Feather River, including certain operating, regulatory and other financial matters. ProBank Austin held similar discussions with senior management of Plumas and its advisors regarding the business, financial condition, results of operations and prospects of Plumas.

The following is a summary of the material factors considered and analyses performed by ProBank Austin in connection with its opinion dated March 10, 2021. The summary does not purport to be a complete description of the analyses performed by ProBank Austin.

Summary of Financial Terms of Merger Agreement

Plumas common stock trades on the NASDAQ Stock Market under the symbol “PLBC.” The merger agreement provides that the amount of the cash consideration and the amount of stock consideration will be equal in value, with shares of Plumas common stock valued based on the volume-weighted average trading price of Plumas common stock for the ten NASDAQ trading days ending on the last trading day immediately preceding the closing date of the merger, which we refer to as the “Plumas average share price.”

The merger agreement provides that value of the merger consideration into which each share of Feather River common stock is converted, which we refer to as the per share value, will be determined by adding (1) the amount of the aggregate cash consideration, $4,735,184, and (2) the value of 598,129 shares of Plumas common stock, based on the Plumas average share price, and then dividing this sum by the number of shares of Feather River common stock outstanding at the time of the merger. Each share of Feather River common stock will be converted into the right to receive either (1) an amount in cash equal to the per share value or (2) a number of shares of Plumas common stock having a value equal to the per share value based on the Plumas average share price.

The amount of the cash consideration and the number of shares of Plumas common stock in the stock consideration that Feather River stockholders receive in the merger will depend on the Plumas average share price and the number of shares of Feather River common stock outstanding at the time of the merger.

The value of the aggregate merger consideration, the amount of the cash consideration per share of Feather River common stock and the number of shares of Feather River common stock included in the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Plumas common stock.

Based on 1,221,983 common shares of Feather River outstanding as of March 10, 2021 and Plumas’s closing price on March 5, 2021 of $29.17, the implied deal value per share equaled $18.15 and the aggregate transaction value approximated $22.2 million (calculated by multiplying the per share deal value of $18.15 by the total number of Feather River common shares outstanding as of March 10, 2021 of 1,221,983). ProBank Austin calculated that the value of $18.15 per share represented:

●	127 percent of Feather River’s December 31, 2020 tangible book value per share; and
●	13.88 times Feather River’s December 31, 2020 last twelve months’ core earnings per share.

Plumas Peer Analysis

ProBank Austin compared selected results of Plumas’s operating performance and market trading characteristics to that of 14 selected NASDAQ and New York Stock Exchange traded commercial banks headquartered throughout the United States with total assets between $500 million and $5.0 billion, as of December 31, 2020, which like Plumas, had a year-to-date core return on average assets (“ROAA”) between 1.0% and 2.0%, tangible common equity to tangible asset ratio between 8.0% and 10.0% and non-performing assets plus loans 90+ days past due and still accruing to total asset ratio of less than 1.00% and which were not under an announced agreement to be acquired. ProBank Austin considered this group of financial institutions comparable to Plumas based on these financial performance metrics. This peer group consisted of the following banks:

					Total
Institution Name	Ticker	City	State	Exchange	Assets

					YE 2020

ACNB Corporation	ACNB	Gettysburg	PA	NASDAQCM	2,555,362
American National Bankshares Inc.	AMNB	Danville	VA	NASDAQGS	3,050,010
Arrow Financial Corporation	AROW	Glens Falls	NY	NASDAQGS	3,688,636
C&F Financial Corporation	CFFI	Toano	VA	NASDAQGS	2,086,310
Cambridge Bancorp	CATC	Cambridge	MA	NASDAQCM	3,949,297
Farmers National Banc Corp.	FMNB	Canfield	OH	NASDAQCM	3,071,148
First Bancorp, Inc.	FNLC	Damariscotta	ME	NASDAQGS	2,361,236
First Mid Bancshares, Inc.	FMBH	Mattoon	IL	NASDAQGM	4,726,348
Macatawa Bank Corporation	MCBC	Holland	MI	NASDAQGS	2,642,026
Mercantile Bank Corporation	MBWM	Grand Rapids	MI	NASDAQGS	4,437,344
Nicolet Bankshares, Inc.	NCBS	Green Bay	WI	NASDAQCM	4,551,789
Peoples Financial Services Corp.	PFIS	Scranton	PA	NASDAQGS	2,883,802
Stock Yards Bancorp, Inc.	SYBT	Louisville	KY	NASDAQGS	4,608,629
Unity Bancorp, Inc.	UNTY	Clinton	NJ	NASDAQGM	1,958,914

Average					3,326,489
Median					3,060,579

Plumas Bancorp	PLBC	Reno	NV	NASDAQCM	1,111,576

ProBank Austin noted the following selected financial measures for the peer group as compared to Plumas:

		T. Equity/	Core	Core	Net Interest	Efficiency	NPAS+90 PD/
Institution Name	Ticker	T. Assets	ROAA	ROAE	Margin	Ratio	Assets

		YE 2020	YE 2020	YE 2020	YE 2020	YE 2020	YE 2020

ACNB Corporation	ACNB	8.32	1.03	9.74	3.35	58.04	0.45
American National Bankshares Inc.	AMNB	8.34	1.11	9.32	3.30	52.80	0.14
Arrow Financial Corporation	AROW	8.50	1.19	12.94	2.99	52.88	0.18
C&F Financial Corporation	CFFI	8.08	1.29	13.94	4.65	67.79	0.39
Cambridge Bancorp	CATC	8.91	1.08	10.87	3.65	56.23	0.27
Farmers National Banc Corp.	FMNB	9.94	1.59	13.93	3.70	50.94	0.58
First Bancorp, Inc.	FNLC	8.27	1.19	12.06	2.94	49.82	0.78
First Mid Bancshares, Inc.	FMBH	9.57	1.05	8.19	3.22	58.68	0.65
Macatawa Bank Corporation	MCBC	9.08	1.27	13.19	2.74	53.45	0.46
Mercantile Bank Corporation	MBWM	8.88	1.13	10.90	3.15	57.10	0.61
Nicolet Bankshares, Inc.	NCBS	8.31	1.54	12.44	3.38	48.43	0.33
Peoples Financial Services Corp.	PFIS	8.96	1.06	9.25	3.25	56.38	0.36
Stock Yards Bancorp, Inc.	SYBT	9.28	1.40	14.03	3.39	53.98	0.29
Unity Bancorp, Inc.	UNTY	8.77	1.35	14.15	3.85	50.79	0.65

Average		8.80	1.23	11.78	3.40	54.81	0.44
Median		8.83	1.19	12.25	3.32	53.71	0.42

Plumas Bancorp	PLBC	8.95	1.42	15.52	4.02	50.46	0.35

This comparison indicated that Plumas is above the median and average of the peer group in terms of tangible equity to tangible assets and net interest margin and below the median and average of the peer institutions in terms of the efficiency ratio for the last twelve months (“LTM”) as well as the level of non-performing and past due assets to total assets. In addition, Plumas has the highest LTM core ROAA and core ROAE of all the peer institutions.

The following table demonstrates Plumas’s publicly traded stock pricing multiples and average trading volume relative to the Plumas peer group as of March 5, 2021:

		Price	Price/ Tangible	Price/LTM	Dividend	Average
Institution Name	Ticker	Per Share	Book Value %	Core EPS	Yield	Daily Vol.

		3/5/2021	3/5/2021	3/5/2021	3/5/2021	1 Year

ACNB Corporation	ACNB	31.26	130.52	11.13	3.20	19,820
American National Bankshares Inc.	AMNB	34.00	151.32	12.19	3.18	23,364
Arrow Financial Corporation	AROW	33.98	169.31	12.70	3.06	31,334
C&F Financial Corporation	CFFI	48.52	107.07	7.05	3.13	8,120
Cambridge Bancorp	CATC	83.05	165.86	13.78	2.65	19,568
Farmers National Banc Corp.	FMNB	15.73	147.57	9.83	2.80	72,414
First Bancorp, Inc.	FNLC	28.40	161.36	11.73	4.37	17,440
First Mid Bancshares, Inc.	FMBH	40.00	152.16	14.92	2.05	36,298
Macatawa Bank Corporation	MCBC	9.80	139.73	11.14	3.27	91,017
Mercantile Bank Corporation	MBWM	31.85	133.49	11.13	3.64	50,018
Nicolet Bankshares, Inc.	NCBS	79.95	220.41	12.92	NA	31,243
Peoples Financial Services Corp.	PFIS	44.15	126.14	11.31	3.35	12,458
Stock Yards Bancorp, Inc.	SYBT	53.85	286.70	20.77	2.01	72,141
Unity Bancorp, Inc.	UNTY	21.39	130.40	9.80	1.50	21,399

Average		39.71	158.72	12.17	2.94	36,188
Median		33.99	149.45	11.52	3.13	27,304

Plumas Bancorp	PLBC	29.17	152.03	10.54	1.92	10,727

As the table above demonstrates, as of March 5, 2021, Plumas’s common stock trades at a discount to the average of the peer group in terms of both a multiple of tangible book value and multiple of LTM core earnings per share and a slight premium to the peer group median multiple of tangible book value and a discount to the peer group median LTM core earnings per share. Based on recent trading activity, the average daily volume in Plumas’s common shares are below the average of the peer group. ProBank Austin noted the nominal indicated value of the merger consideration multiple of Feather River’s core earnings per share based on Plumas’s March 5, 2021 closing stock price is greater than Plumas’s price to core earnings per share as of March 5, 2021.

ProBank Austin further compared selected results of Plumas’s operating performance and market trading characteristics to a second group of commercial banks headquartered throughout Northern and Central California with total assets between $400 million and $4.0 billion which were traded on an organized stock exchange or over-the-counter which were not under an announced agreement to be acquired. There were 29 such organizations identified. ProBank Austin considered this group of financial institutions comparable to Plumas based on the geographic market area. This peer group consisted of the following banks:

					Total
Institution Name	Ticker	City	State	Exchange	Assets
					MRY

1st Capital Bancorp	FISB	Salinas	CA	OTCPK	832,551
American River Bankshares	AMRB	Rancho Cordova	CA	NASDAQGS	868,991
Avidbank Holdings, Inc.	AVBH	San Jose	CA	OTCPK	1,430,626
Bank of Commerce Holdings	BOCH	Sacramento	CA	NASDAQGM	1,763,954
Bank of Marin Bancorp	BMRC	Novato	CA	NASDAQCM	2,911,926
Bank of San Francisco	BSFO	San Francisco	CA	OTCQX	674,407
Bay Community Bancorp	CBOB.A	Oakland	CA	OTCPK	633,969
BayCom Corp	BCML	Walnut Creek	CA	NASDAQGS	2,195,666
California BanCorp	CALB	Oakland	CA	NASDAQGS	1,905,779
Central Valley Community Bancorp	CVCY	Fresno	CA	NASDAQCM	2,004,096
Communities First Financial Corporation	CFST	Fresno	CA	OTCQX	871,347
Cornerstone Community Bancorp	CRSB	Red Bluff	CA	OTCPK	497,361
Exchange Bank	EXSR	Santa Rosa	CA	OTCPK	3,139,097
First Northern Community Bancorp	FNRN	Dixon	CA	OTCQB	1,660,000
Golden Valley Bancshares, Inc.	GVYB	Chico	CA	OTCPK	406,324
Mission Bancorp	MSBC	Bakersfield	CA	OTCPK	1,279,888
Mission Valley Bancorp	MVLY	Sun Valley	CA	OTCQX	476,817
Oak Valley Bancorp	OVLY	Oakdale	CA	NASDAQCM	1,511,478
Pacific Valley Bank	PVBK	Salinas	CA	OTCPK	464,924
Pinnacle Bank	PBNK	Gilroy	CA	OTCQB	617,747
Redwood Capital Bancorp	RWCB	Eureka	CA	OTCPK	498,111
River City Bank	RCBC	Sacramento	CA	OTCPK	3,322,054
River Valley Community Bancorp	RVCB	Yuba City	CA	OTCPK	496,487
Santa Cruz County Bank	SCZC	Santa Cruz	CA	OTCPK	1,422,872
Sierra Bancorp	BSRR	Porterville	CA	NASDAQGS	3,220,742
Summit State Bank	SSBI	Santa Rosa	CA	NASDAQGM	865,854
Suncrest Bank	SBKK	West Sacramento	CA	OTCQX	1,246,369
United Security Bancshares	UBFO	Fresno	CA	NASDAQGS	1,092,654
Valley Republic Bancorp	VLLX	Bakersfield	CA	OTCQX	1,236,010

Average					1,363,728

Median					1,236,010

Plumas Bancorp	PLBC	Reno	NV	NASDAQCM	1,111,576

PLBC Percentile Rank					46.80%

ProBank Austin noted the following selected financial measures for the peer group as compared to Plumas:

		TC. Equity/			Efficiency	NPAS+90 PD/
Institution Name	Ticker	T. Assets	ROAA	ROAE	Ratio	Assets
		MRY	MRY	MRY	MRY	MRY

1st Capital Bancorp	FISB	8.93	0.63	6.34	67.77	0.15
American River Bankshares	AMRB	9.00	0.86	7.94	59.33	0.77
Avidbank Holdings, Inc.	AVBH	8.94	0.72	7.76	69.71	0.25
Bank of Commerce Holdings	BOCH	9.27	0.86	8.27	55.95	0.63
Bank of Marin Bancorp	BMRC	11.27	1.04	8.60	56.07	NA
Bank of San Francisco	BSFO	6.77	0.85	10.81	51.36	0.74
Bay Community Bancorp	CBOB.A	NA	0.84	8.28	59.29	NA
BayCom Corp	BCML	9.56	0.63	5.38	61.64	NA
California BanCorp	CALB	6.79	0.25	3.22	74.12	0.01
Central Valley Community Bancorp	CVCY	9.75	1.11	8.85	64.08	NA
Communities First Financial Corp.	CFST	7.87	1.60	19.29	44.93	0.24
Cornerstone Community Bancorp	CRSB	6.05	1.11	16.74	47.76	0.00
Exchange Bank	EXSR	9.71	1.15	11.63	56.27	0.27
First Northern Community Bancorp	FNRN	NA	0.79	NA	NA	NA
Golden Valley Bancshares, Inc.	GVYB	8.68	1.03	12.87	54.69	0.00
Mission Bancorp	MSBC	7.97	1.45	16.93	48.97	0.01
Mission Valley Bancorp	MVLY	8.20	0.53	6.13	73.78	NA
Oak Valley Bancorp	OVLY	8.35	1.01	11.39	59.80	0.00
Pacific Valley Bank	PVBK	8.42	0.82	8.71	65.99	0.21
Pinnacle Bank	PBNK	9.42	0.71	7.11	67.46	0.01
Redwood Capital Bancorp	RWCB	7.16	1.00	13.36	59.48	NA
River City Bank	RCBC	8.11	1.07	12.44	32.69	0.00
River Valley Community Bancorp	RVCB	9.42	0.84	9.70	56.71	0.10
Santa Cruz County Bank	SCZC	10.03	1.36	10.98	46.45	0.00
Sierra Bancorp	BSRR	9.79	1.22	10.80	57.30	NA
Summit State Bank	SSBI	8.13	1.33	14.68	52.23	NA
Suncrest Bank	SBKK	10.57	1.10	8.22	50.15	0.33
United Security Bancshares	UBFO	10.41	0.86	7.55	57.96	1.61
Valley Republic Bancorp	VLLX	7.70	1.12	14.46	47.95	NA

Average		8.75	0.96	10.30	57.14	0.28

Median		8.93	1.00	9.28	57.01	0.15

Plumas Bancorp	PLBC	8.95	1.43	15.54	50.46	0.35

PLBC Percentile Rank		54.40%	95.50%	90.40%	23.10%	78.00%

This comparison indicated that Plumas is above the median and average of the peer group in terms of tangible equity to tangible assets and in the 95th percentile in terms of ROAA and 90th percentile in terms of ROAE with an efficiency ratio in the 23rd percentile of the comparable peer group.

The following table demonstrates Plumas’s publicly traded stock pricing multiples and average trading volume relative to this Plumas peer group as of March 5, 2021:

		Price	Price/	Price/	Dividend	Avg.
Institution Name	Ticker	Per Share	T. Book	YTD EPS	Yield	Daily Vol.
		3/5/2021	3/5/2021	3/5/2021	3/5/2021	1 Year

1st Capital Bancorp	FISB	12.30	92.17	15.19	NA	4,870
American River Bankshares	AMRB	15.00	115.25	12.50	1.87	8,247
Avidbank Holdings, Inc.	AVBH	20.80	100.29	12.92	NA	4,008
Bank of Commerce Holdings	BOCH	11.24	116.58	13.54	2.14	45,215
Bank of Marin Bancorp	BMRC	39.60	164.86	17.84	2.32	35,915
Bank of San Francisco	BSFO	24.00	108.07	10.48	NA	223
Bay Community Bancorp	CBOB.A	6.49	95.04	11.80	NA	5,119
BayCom Corp	BCML	18.70	102.81	16.26	NA	36,676
California BanCorp	CALB	18.10	114.79	34.15	NA	22,635
Central Valley Community Bancorp	CVCY	19.46	128.09	12.01	2.26	30,329
Communities First Financial Corporation	CFST	36.00	157.79	9.50	NA	1,850
Cornerstone Community Bancorp	CRSB	20.50	98.21	6.74	NA	873
Exchange Bank	EXSR	161.00	90.52	8.19	2.98	618
First Northern Community Bancorp	FNRN	10.35	94.99	12.07	NA	4,855
Golden Valley Bancshares, Inc.	GVYB	14.07	89.42	7.86	0.00	1,148
Mission Bancorp	MSBC	72.00	142.23	9.24	NA	603
Mission Valley Bancorp	MVLY	11.45	94.73	16.13	0.00	1,214
Oak Valley Bancorp	OVLY	19.20	125.29	11.43	1.51	9,373
Pacific Valley Bank	PVBK	8.95	91.14	10.91	NA	2,364
Pinnacle Bank	PBNK	11.50	103.56	15.81	NA	3,300
Redwood Capital Bancorp	RWCB	21.00	114.17	9.25	1.33	1,552
River City Bank	RCBC	203.00	108.88	9.40	0.62	143
River Valley Community Bancorp	RVCB	23.25	118.62	13.76	NA	662
Santa Cruz County Bank	SCZC	47.74	131.55	10.52	0.63	2,775
Sierra Bancorp	BSRR	26.45	130.36	11.40	3.18	44,189
Summit State Bank	SSBI	16.16	140.35	9.34	2.97	6,931
Suncrest Bank	SBKK	11.75	112.90	11.08	NA	5,898
United Security Bancshares	UBFO	8.39	125.94	15.83	5.24	30,645
Valley Republic Bancorp	VLLX	25.00	110.86	8.36	NA	980

Average		32.19	114.46	12.54	1.93	10,800

Median		19.20	112.90	11.43	2.00	4,008

Plumas Bancorp	PLBC	29.17	152.03	10.53	1.92	10,727

PLBC Percentile Rank		79.50%	95.10%	35.80%	47.60%	75.30%

As the table above demonstrates, as of March 5, 2021, Plumas’s common stock trades at a premium to the average and median of the peer group in terms of a multiple of tangible book value but at a discount to the peer group in terms of a multiple of LTM earnings per share.

Comparable Transaction Analysis.

ProBank Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to Feather River’s financial performance and the implied transaction multiples to be paid by Plumas for Feather River. Specifically, ProBank Austin reviewed certain information relating to select bank and thrift transactions throughout the United States effected between October 31, 2018 and March 5, 2021 in which the seller had total assets under $1.0 billion.

There were 155 transactions in group. Further, this group was disaggregated based on seller attributes similar to Feather River including: sellers with assets between $100 million to $250 million (52 transactions); sellers with a last twelve month ROAE between 10.00% and 15.00% (48 transactions); transactions in which the seller has non-performing assets to total assets between 0.00% and 1.00% (86 transactions). The comparable transactions were further isolated to include transactions announced since March 12, 2020, the day before the national stay at home pandemic orders went into effect and where sellers had assets under $1.0 billion. This group included 20 transactions where pricing was announced. These transactions were further disaggregated based on seller financial and other attributes similar to Feather River including: sellers with tangible common equity to tangible asset ratios between 8.00% and 12.00% (14 transactions); transactions in which the merger consideration included some level of buyer common stock as consideration (9 transactions); transactions in which the buyer was publicly traded (14 transactions) and; where sellers had a last twelve month ROAA greater than 0.50% (13 transactions). The following tables demonstrate the results of such analyses:

Feather River

Multiple of Tangible Book Value

		Number of Transactions	25th Percentile (%)	Median (%)	75th Percentile (%)
Proposed Transaction (%)	127.32

Comparable Group
All U.S. Bank Transactions Seller Assets Under $1.0 Billion		155	129.35	154.65	177.34
Total Assets Between $100 Million - $250 Million		52	119.59	153.32	172.45
Return on Equity Between 10.0% - 15.0%		48	148.89	168.74	184.17
NPAs/Assets Between 0.00% - 1.00%		86	143.77	164.09	180.60
All U.S. Bank Transactions Since 3/12/2020 Seller Assets < $1.0 Billion		20	111.30	125.88	150.40
U.S. Bank Transactions Since 3/12/2020 T. Equity / Assets 8.0% -12.0%		14	111.00	120.93	155.71
U.S. Bank Transactions Since 3/12/2020 At Least Part buyer stock		9	104.98	121.76	149.20
U.S. Bank Transactions Since 3/12/2020 Buyer Publicly Traded		14	106.15	117.56	140.62
U.S. Bank Transactions Since 3/12/2020 ROAA Over 0.50%		13	115.02	143.70	156.27

Includes all US whole bank transactions between 10/31/2018 and March 5, 2021

Feather River

Deal Value to LTM Core Earnings

		Number of Transactions	25th Percentile (X)	Median (X)	75th Percentile (X)
Proposed Transaction (X)	13.88

Comparable Group
All U.S. Bank Transactions Seller Assets Under $1.0 Billion		155	13.60	17.07	23.51
Total Assets Between $100 Million - $250 Million		52	12.33	17.57	27.26
Return on Equity Between 10.0% - 15.0%		48	13.49	15.43	16.83
NPAs/Assets Between 0.00% - 1.00%		86	12.94	16.05	21.20
All U.S. Bank Transactions Since 3/12/2020 Seller Assets < $1.0 Billion		20	13.92	18.95	28.86
U.S. Bank Transactions Since 3/12/2020 T. Equity / Assets 8.0% -12.0%		14	14.88	19.25	24.07
U.S. Bank Transactions Since 3/12/2020 At Least Part buyer stock		9	14.88	19.25	30.46
U.S. Bank Transactions Since 3/12/2020 Buyer Publicly Traded		14	15.81	19.87	30.46
U.S. Bank Transactions Since 3/12/2020 ROAA Over 0.50%		13	13.03	15.81	19.25

(1)	Based on Feather River 12/31/20 LTM core net income excluding Payroll Protection Plan revenues

Proposed Transaction Percentile Ranking

Feather River

Multiple of Tangible Book Value

		Percentile Ranking
Proposed Transaction (%)	127.32

Comparable Group
All U.S. Bank Transactions Seller Assets Under $1.0 Billion		22%
Total Assets Between $100 Million - $250 Million		27%
Return on Equity Between 10.0% - 15.0%		6%
NPAs/Assets Between 0.00% - 1.00%		17%
All U.S. Bank Transactions Since 3/12/2020 Seller Assets < $1.0 Billion		51%
U.S. Bank Transactions Since 3/12/2020 T. Equity / Assets 8.0% -12.0%		58%
U.S. Bank Transactions Since 3/12/2020 At Least Part buyer stock		57%
U.S. Bank Transactions Since 3/12/2020 Buyer Publicly Traded		66%
U.S. Bank Transactions Since 3/12/2020 ROAA Over 0.50%		40%

Proposed Transaction Percentile Ranking

Feather River

Deal Value to LTM Core Earnings

		Percentile Ranking
Proposed Transaction (X)	13.88

Comparable Group
All U.S. Bank Transactions Seller Assets Under $1.0 Billion		26%
Total Assets Between $100 Million - $250 Million		29%
Return on Equity Between 10.0% - 15.0%		29%
NPAs/Assets Between 0.00% - 1.00%		32%
All U.S. Bank Transactions Since 3/12/2020 Seller Assets < $1.0 Billion		25%
U.S. Bank Transactions Since 3/12/2020 T. Equity / Assets 8.0% -12.0%		23%
U.S. Bank Transactions Since 3/12/2020 At Least Part buyer stock		18%
U.S. Bank Transactions Since 3/12/2020 Buyer Publicly Traded		10%
U.S. Bank Transactions Since 3/12/2020 ROAA Over 0.50%		35%

Discounted Cash Flow Analysis

ProBank Austin estimated the value of Feather River common stock by calculating the present value of its projected future dividends, earnings stream and projected future equity. For the purposes of this analysis, ProBank Austin estimated Feather River’s core net income would increase from $2.36 million to $3.23 million over the five-year period 2021 through 2025. Further, dividends were not projected to be paid over the period presented.

ProBank Austin applied a price to tangible book value multiple ranging from 124% to 164% of Feather River’s estimated tangible book value in 2025 and applied a price to earnings multiple ranging from 13.8 to 17.8 times Feather River’s 2025 estimated earnings to derive two unique sets of terminal values. The present value of these terminal amounts was calculated based on a range of discount rates of 13% to 15%. The discount rates selected by ProBank Austin were intended to reflect different assumptions regarding the required rates of return for holders of Feather River’s common stock. The present value of the terminal values was added to the present value of the projected dividend stream from 2021 through 2025 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for Feather River common stock.

ProBank Austin assigned the greatest significance to the terminal values represented by 144% of 2025 estimated tangible book value and 15.8 times 2025 estimated earnings. The terminal value multiples represent the median multiples of tangible book value and earnings of the acquisition comparable group in which the seller had assets under $1.0 billion and an ROAA over 0.50% since March 12, 2020 identified above in the Comparable Transaction Analysis. The indicated value of Feather River’s common shares based on the tangible book value multiple of 144% was $18.37 per common share. The indicated value of Feather River’s common shares based on the price to earnings multiple of 15.8 was $22.44 per common share.

Contribution Analysis

ProBank Austin prepared a contribution analysis demonstrating percentages of total assets, total loans, total deposits, tangible common equity, and net income as of year-end 2020 for Feather River and Plumas to be contributed to the combined company on a pro forma basis. The following demonstrates Feather River’s contribution to the pro forma company:

Feather River’s
Contribution
to Plumas

Total assets	14.0%
Total loans	17.9%
Total deposits	13.7%
Total tangible common equity	14.9%
LTM Core Net Income	12.6%
Pro form ownership	10.3%
Pro Forma Ownership if 100% stock	12.8%

Pro Forma Merger Analysis

ProBank Austin analyzed the potential pro forma effect of the merger on Plumas’s performance metrics. Assumptions were made regarding the fair value accounting adjustments, cost savings, transaction expenses and other acquisition adjustments based on our familiarity with such matters as well as discussions with management of Feather River and Plumas and their representatives. Assuming Plumas’s stock price remains static until the closing, the pro forma merger analysis indicated that the merger is expected to be dilutive to Plumas’s tangible book at closing and such dilution will be recovered within approximately two years. Utilizing ProBank Austin’s estimates as a base, as well as ProBank Austin’s estimates of Feather River’s stand-alone earnings per share, tangible book value for Feather River stockholders for the year ending 2022, ProBank Austin calculated the estimated per share financial impact on Feather River’s common shares on an as if 100% stock basis as follows:

	Pro Forma tor Feather River Stockholders
	Assuming 100% Stock
		Accretion /
	Amount	Dilution
Pro Forma Core 2022 EPS	$2.44	18.4%
Pro Forma 2022 Tangible Book Value	$15.64	-11.1%
Pro Forma Dividend Per Share	$0.36	100.0%

ProBank Austin’s Compensation and Other Relationships with Feather River and Plumas.

ProBank Austin has acted exclusively for the Feather River board in rendering this opinion and will receive a fee for its services. A portion of the fee is payable upon rendering this opinion, and a significant portion is contingent upon completion of the transaction. In addition, Feather River has agreed to indemnify ProBank Austin from and against certain liabilities.

In the two years preceding the date of the ProBank Austin Opinion, ProBank Austin or certain of its affiliates or predecessors did not receive any fees from Plumas for any services and did not receive any fees from Feather River considered to be material.

Summary.

Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, ProBank Austin determined the merger consideration is fair, from a financial point of view, to the holders of Feather River common stock.

The opinion expressed by ProBank Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Plumas or Feather River could materially affect the assumptions used in preparing this opinion.

Appraisal or Dissenters’ Rights for Holders of Feather River Common Stock

To the extent that the provisions of Section 262 of the DGCL are or prior to the effective time may become applicable to the merger or the provisions of Chapter 13 of the CGCL are or prior to the effective time may become applicable to the merger by reason of Section 2115 of the CGCL, then, in each case, any share of Feather River capital stock, as of the effective time, held by a holder who has properly exercised (and has not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the DGCL or dissenters’ rights under Chapter 13 of the CGCL (a “dissenting share”) will not be converted into or represent a right to receive the cash consideration or merger consideration pursuant to the applicable provisions of the merger agreement, and the holder of such dissenting share will be entitled only to such rights as may be granted to such holder in Section 262 of the DGCL or Chapter 13 of the CGCL. However, if the status of any such dissenting share as a share carrying appraisal or dissenters’ rights is withdrawn, or if any such dissenting share loses its status as a share carrying appraisal or dissenters’ rights, then, as of the later of the effective time or the loss of such status, such dissenting share will automatically be converted into and will represent only the right to receive (upon the surrender of the certificate representing such share) the merger consideration pursuant to the applicable provisions of the merger agreement, without any interest thereon. For information about the procedure for exercising appraisal or dissenters’ rights, see the section entitled “Appraisal and Dissenters’ Rights.”

Regulatory Approvals Required for the Mergers

We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the merger and the bank merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the requisite regulatory approvals. These include approvals from the Federal Reserve and the DFPI. As of the date of this proxy statement/prospectus, Plumas Bancorp and Plumas Bank have recieved the required approvals from the Federal Reserve and the DFPI.

Any transaction approved by the Federal Reserve under the Federal Bank Merger Act may not be completed until 30 days after the Federal Reserve approval, during which time the Department of Justice may object to the transaction on competitive effects grounds. With the approval of the Federal Reserve and the Department of Justice, the waiting period may be reduced to 15 days. While Plumas and Feather River do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve based on competitive effects, and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.

Neither Plumas nor Feather River is aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the mergers other than those described above. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, there can be no assurance that any of these additional approvals or actions, if required, will be obtained.

Interests of Feather River’s Directors and Executive Officers in the Merger

In considering the recommendation of the Feather River board of directors to approve and adopt the merger agreement, you should be aware that Feather River’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Feather River stockholders generally, which are described below. The Feather River board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger.

Stock Ownership

As of the date of this proxy statement/prospectus, the directors and executive officers of Feather River beneficially owned, in the aggregate, 147,163 shares of Feather River common stock, representing approximately 12.1% of the shares of Feather River common stock outstanding on that date. Each Feather River director and executive officer has entered into a voting agreement with Plumas, pursuant to which he or she has agreed, among other things, to vote all of his or her shares of Feather River common stock in favor of the merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. The voting agreements are substantially in the form attached to this proxy statement/prospectus as Appendix B. Each of the directors and executive officers of Feather River will receive the same stock consideration for their shares of Feather River common stock as the other Feather River stockholders.

Treatment of Feather River Equity Awards

At the effective time of the merger, each unvested award of Feather River restricted stock awards will vest and be entitled to receive the same per share merger consideration that all other holders of shares of Feather River common stock are entitled to receive in the merger. See “The Merger Agreement — The Merger Consideration" beginning on page 66.

The following table discloses the shares and dollar value of the unvested shares of Feather River restricted stock held by each of Feather River’s directors and executive officers that will accelerate and vest in connection with, and as a result of, the consummation of the merger.

Name	Shares	Total Value of Accelerated Awards(1)
Denis Cook	600	$10,452
Jeff Cryer	600	$10,452
Robert Deatsch	600	$10,452
Liz Gates	600	$10,452
Guy Harris	600	$10,452
Brent Hastey	600	$10,452
Dennis Hinz	600	$10,452
Thomas Iverson, DDS	600	$10,452
Murry Lewis	600	$10,452
Julie Morehead	600	$10,452
Sean O’Neill	600	$10,452

(1)

Represents the aggregate value of the unvested shares of Feather River common stock held by the director of executive officer based on the per share value. The assumed per share value used is $17.42, which was the value of the per share merger consideration based on the volume-weighted average trading price of Plumas common stock on NASDAQ of $27.67 for the 10 trading days preceding March 10, 2021, the date that the merger agreement was signed, and does not reflect any tax withholdings.

Payments Under Employment Agreements and Salary Continuation Agreements

Employment Agreements

BFR is a party to an employment agreement with each of Julie Morehead, President and Chief Executive Officer, Liz Gates, Executive Vice President and Chief Financial Officer, and Jeffery W. Cryer, Executive Vice President and Chief Credit Officer. Ms. Morehead’s and Mr. Cryer’s employment agreements provide that if the executive is terminated or quits for good reasons within 12 month following consummation of a “change of control” (such as the merger), the executive is entitled to a payment in an amount equal to the sum of (i) two times the executive’s annual base salary then in effect, plus an amount equal to the executive’s average annual bonus received for the three years preceding the year in which the change in control occurs and (ii) COBRA continuation benefits for six months, provided that the executive and delivers to BFR a full and complete release of claims against BFR and its affiliates. Ms. Gates’s employment agreement provides that if she is terminated or quits for good reasons within 12 month following consummation of a “change of control” (such as the merger), she is entitled to a payment in an amount equal to the sum of (i) one and one half time times her annual base salary then in effect, plus an amount equal to her average annual bonus received for the three years preceding the year in which the change in control occurs and (ii) COBRA continuation benefits for six months, provided that she executes and delivers to BFR a full and complete release of claim against BFR and its affiliates.

In connection with the merger, however, each of the employment agreements will be terminated and the change in control of payments due thereunder will be paid to the participants in connection with, but no later than 12 months following, the effective date of the merger. The amounts payable under each executive officer’s employment agreement are subject to reduction or “cut back” to the extent the benefits would result in the payment of a parachute payment within the meaning of Section 280G of the Code.  The estimated amouints payable to each executive officer upon termination are listed on the following page in the section titled "Summary of Payments to Certain Executive Officers."

Salary Continuation Agreements

BFR is also a party to a salary continuation agreement with each of Ms. Morehead, Ms. Gates and Mr. Cryer. Each of these salary continuation agreements provides for the payment of benefits to the executive officer upon such executive officer’s separation of service after attaining the age of 65 or early retirement age of 62, or alternatively upon the consummation of a change of control that occurs prior to such officer attaining the age of 65. The benefits under these salary continuation agreements are generally payable over a period of 10 years.

In connection with the merger each of the salary continuation agreements will be terminated and present value of the normal retirement benefit due thereunder will be accelerated and distributed to the participants in connection with, but no later than 12 months following, the effective date of the merger.

The following table sets forth information about the benefits that each of the indicated executive officers will be entitled to receive under his or her salary continuation agreement upon retirement if fully vested and the incremental would receive in connection with the termination of his or her salary continuation agreement assuming the merger is completed on June 30, 2021.

Name	Annual Benefit(1)	Increase in Present Value of Benefit Due to Termination of Agreement in Connection with the Change of Control(2)
Julie Morehead	$75,000	$270,242
Liz Gates	$25,000	$98,374
Jeffrey W. Cryer	$50,000	$140,120

______________

(1)	Represents the annual benefit the executive would receive for 10 years under his or her salary continuation agreement at retirement age if fully vested.

(2)

Represents the increase of the present value of the salary continuation benefits as a result of accelerated vesting and receiving the benefits in a lump sum instead of 10 years. These calculations utilize a short-term discount rate of 0.17%, a mid-term discount rate of 0.42% and a long-term discount rate of 1.20%.

Summary of Payments to Certain Executive Officers

The following table summarizes certain benefits to be received by certain executive officers of Feather River as a result of the consummation of the merger.

Name	Change of Control Bonus(1)	Increase in Present Value of Benefits Under Salary Continuation Agreement(1)	Acceleration of Restricted Stock Vesting(2)	Total(1)
Julie Morehead	$642,700	$270,242	$10,452	$923,394
Liz Gates	$370,700	$98,374	$10,452	$479,526
Jeffrey W. Cryer	$540,200	$140,120	$10,452	$690,772

______________

(1)

The amounts payable under each executive officer’s employment agreement are subject to reduction or “cut back” to the extent the benefits would result in the payment of a parachute payment within the meaning of Section 280G of the Code.  Includes reimbursement of $7,200 of COBRA premiums for each executive officer.

(2)

Represents the aggregate value resulting when the shares of Feather River common stock subject to the restricted stock units held by the executive officer are multiplied by $17.42, which was the value of the per share merger consideration based on the volume-weighted average trading price of Plumas common stock on NASDAQ of $27.67 for the 10 trading days preceding March 10, 2021, the date that the merger agreement was signed, and does not reflect any tax withholdings.

Appointment of a Feather River Director to Plumas’s Boards of Directors

The merger agreement requires Plumas to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Feather River director as a director of Plumas and Plumas Bank. The selected Feather River director must be independent with respect to Plumas for purposes of Nasdaq’s listing requirements and mutually agreeable to Plumas and Feather River. Plumas and Feather River have not yet identified this individual. The selected individual will serve on the Plumas board and the Plumas Bank board until the first annual meeting of the shareholders of Plumas following the effective time of the merger and until his or her successor is elected and qualified. Subject to the fiduciary duties of the Plumas board, Plumas is required to nominate the selected individual for election to the Plumas board in the proxy statement relating to the first annual meeting of the shareholders of Plumas following the effective time of the merger and to solicit proxies supporting his or her reelection. Plumas and Feather River have not yet identified this individual.

Indemnification and Insurance of Directors and Officers

Pursuant to the merger agreement, Plumas has agreed, for a period of six years from the effective time of the merger, to indemnify and hold harmless each present and former director and officer of Feather River and BFR against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of actions or omissions of such persons in the course of performing their duties for Feather River or any of its subsidiaries occurring at or before the effective time of the merger, and to advance expenses to such persons to the same extent such persons would be entitled to expense advancement pursuant to applicable law, the certificate of incorporation and bylaws of Feather River as in effect on the date of the merger agreement.

Pursuant to the merger agreement, Plumas has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors’ and officers’ liability insurance policy currently maintained by Feather River or to provide a policy with comparable or higher coverage, provided that, if the cost of such insurance exceeds 200% of the annual cost paid by Feather River for its existing directors’ and officers’ liability insurance, Plumas will obtain the most advantageous coverage as is available for an annual premium equal that does not exceed this amount.

THE MERGER AGREEMENT

The following discussion describes the material provisions of the merger agreement and the merger. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure of the Merger

Pursuant to the terms and conditions of the merger agreement, Feather River will merge with and into Plumas, with Plumas being the surviving company. As a result of the merger, the separate existence of Feather River will terminate. Upon the effectiveness of the merger, Feather River stockholders will be entitled to the merger consideration and will no longer be owners of Feather River common stock. Following the merger, certificates for Feather River common stock will only represent the right to receive the either the cash consideration or the stock consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

Immediately following the merger, Feather River’s wholly-owned bank subsidiary, BFR, will merge with and into Plumas’s wholly-owned bank subsidiary, Plumas Bank, with Plumas Bank being the surviving bank, which we refer to as the bank merger. Plumas Bank will continue its corporate existence as a commercial bank organized under the laws of the State of California. We expect to complete the merger and the bank merger in the third quarter of 2021.

The Merger Consideration

General. At the effective time of the merger, each outstanding share of Feather River common stock will, by virtue of the merger and without any action on the part of a Feather River stockholder, be converted into, and will be canceled in exchange for, the right to receive either cash or whole shares of Plumas common stock. Cash will be paid in lieu of fractional shares of Plumas common stock.

Merger Consideration. The aggregate merger consideration to be issued to Feather River stockholders in connection with the merger consists of $4,735,184 in cash and 598,129 shares of Plumas common stock.

If the merger is completed, each share of Feather River common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the holder’s election, either the cash consideration or the stock consideration. Feather River stockholders will have the opportunity to elect the form of consideration to be received for each share of Feather River common stock held, subject to the allocation and proration procedures set forth in the merger agreement. The form of the merger consideration each Feather River stockholder receives will depend upon the election, allocation and proration procedures set forth in the merger agreement and the choices of other Feather River stockholders, and may be different from what the stockholder elects.

The merger agreement provides that the amount of cash included in the cash consideration and the number of shares of Plumas common stock included in the consideration will be equal in value as of the date of the merger, with shares of Plumas common stock valued based on the volume-weighted average trading price of Plumas common stock for the ten NASDAQ trading days ending on the last trading day immediately preceding the closing date of the merger, which we refer to as the “Plumas average share price.”

The merger agreement provides that value of the merger consideration into which each share of Feather River common stock is converted, which we refer to as the per share value, will be determined by adding (1) the amount of the aggregate cash consideration, $4,735,184, and (2) the value of 598,129 shares of Plumas common stock, based on the Plumas average share price, and then dividing this sum by the number of shares of Feather River common stock outstanding at the time of the merger. Each share of Feather River common stock will be converted into the right to receive either (1) an amount in cash equal to the per share value or (2) a number of shares of Plumas common stock having a value equal to the per share value based on the Plumas average share price (determined by dividing the per share value by the Plumas average share price).

Although the aggregate amount of cash and the number of shares of Plumas common stock included in the aggregate merger consideration is fixed, the amount of cash consideration and the number of shares of Plumas common stock in the stock consideration that Feather River stockholders receive in the merger will depend on the Plumas average share price and the number of shares of Feather River common stock outstanding at the time of the merger. The following table indicates the amount of cash in the cash consideration and number shares included in the stock consideration based on a range of hypothetical Plumas average share prices. The amounts assume that there will 1,221,983 shares of Feather River common stock outstanding at the time of the merger, which is the number of shares of Feather River common stock outstanding as of the date of this proxy statement/prospectus.

Assumed Plumas Average Share Price	Cash Consideration	or	Stock Consideration (shares of Plumas common stock)	Value of Aggregate Merger Consideration Based on the Assumed Plumas Average Share Price
$24.00	$15.62	or	0.6509	$19,090,280
$25.00	$16.11	or	0.6445	$19,688,409
$26.00	$16.60	or	0.6385	$20,286,538
$27.00	$17.09	or	0.6330	$20,884,667
$28.00	$17.58	or	0.6279	$21,482,796
$29.00	$18.07	or	0.6231	$22,080,925
$30.00	$18.56	or	0.6186	$22,679,054

Plumas’s common stock is listed for trading on NASDAQ under the symbol “PLBC.” The value of the aggregate merger consideration, the amount of the cash in the cash consideration and the number of shares of Plumas common stock in the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Plumas common stock. Based on the volume-weighted average trading of Plumas common stock on NASDAQ of $27.67 for the 10 trading days preceding March 10, 2021, the date that merger agreement was signed, the aggregate merger consideration was valued at $21.3 million, the amount of the cash consideration was $17.42 and the stock consideration consisted of 0.6295 shares of Plumas Stock. Based on the volume-weighted average trading of Plumas common stock on NASDAQ of $27.16 for the 10 trading days preceding  May 13, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the aggregate merger consideration was valued at $21.0 million, the amount of the cash consideration was $17.17 and the stock consideration consisted of 0.6321 shares of Plumas Stock. You should obtain current market quotations for Plumas’s common stock before deciding how to vote on the merger.

The amounts and percentages in the immediately preceding paragraph do not reflect adjustments based upon, take into account or otherwise give effect to any tax withholding obligations.

All shares of Plumas common stock received by Feather River stockholders in the merger will be freely tradable, except that shares of Plumas common stock received by persons who become affiliates of Plumas for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Stock or Cash Election and Allocation Procedures. If you are a Feather River stockholder, an election form is being sent to you in a separate mailing so that you can indicate whether your preference is to receive cash consideration or stock consideration in exchange for your shares of Feather River common stock or whether you have no preference. We refer to shares in these three categories as stock election shares, cash election shares and no election shares. In order to make an effective election, you must send in your properly completed election form to Computershare, the exchange agent for the merger, so that it is received by the exchange agent no later than 5:00 p.m., Eastern time, on June 24, 2021. While Feather River stockholders will have the opportunity to elect to receive either the cash consideration or the stock consideration for each share of Feather River common stock held, all elections are subject to the allocation and proration procedures set forth in the merger agreement.

It is unlikely that elections will, in the aggregate, be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Feather River stockholders in the aggregate elect to receive stock consideration in exchange for more or fewer than 598,129 shares of Plumas common stock. These procedures are summarized below:

Determine the number of shares of Plumas common stock in the stock consideration. After the merger is completed, the number of shares of Plumas common stock included in the stock consideration will be determined by dividing the per share value (determined using the procedures described above in the section titled – The Merger Consideration – Merger Consideration) by the Plumas average share price. Because Plumas will issue exactly 598,129 shares of Plumas common stock in the merger, the number of shares of Plumas common stock included in the stock consideration will determine the number of shares of Feather River common stock that will receive the stock consideration and whether the stock consideration is oversubscribed or undersubscribed.

If stock consideration is oversubscribed. If the total number of shares of Plumas common stock issuable pursuant to stock elections would be more than 598,129 shares of Plumas common stock, then each cash election share and no election share will be converted into the right to receive the cash consideration and a sufficient number of shares from among the holders of stock election shares will be converted on a pro rata basis into cash election shares to ensure that no more than 598,129 shares of Plumas common stock will be issuable in exchange for shares of Feather River common stock (taking into account dissenting shares described under “The Merger – Appraisal and Dissenters’ Rights”). This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

If stock consideration is undersubscribed. If the total number of shares of Plumas common stock issuable pursuant to stock election shares would be less than 598,129 shares of Plumas common stock, then each stock election share will be converted into the right to receive the stock consideration and a sufficient number of other shares will be converted into stock election shares, first from among the holders of no election shares and then, if necessary, from among the holders of cash election shares, on a pro rata basis, to ensure that no more than 598,129 shares of Plumas common stock are issuable in exchange for shares of Feather River common stock in the merger. This proration will reflect the proportion that the number of no election shares of each holder of no election shares bears to the total number of no election shares and the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares, as the case may be.

The Plumas board of directors, the Feather River board of directors, and their respective financial advisors make no recommendation as to whether Feather River stockholders should elect to receive the stock consideration or the cash consideration. See “Material U.S. Federal Income Tax Consequences” for information about the tax consequences of receiving the stock consideration or the cash consideration.

Fractional Shares. No fractional shares of Plumas common stock will be issued in connection with the merger. Instead, Plumas will make to each Feather River stockholder, who would otherwise receive a fractional share of Plumas common stock, a cash payment, without interest and rounded to the nearest whole cent, for the value of any fraction of a share of Plumas common stock the shareholder would otherwise be entitled to receive, rounded to the nearest thousandth of a share, based on the closing price of Plumas common stock on the closing date of the merger.

Feather River Restricted Stock Awards. At the effective time of the merger, each unvested award of Feather River restricted stock will vest and be entitled to receive the per share merger consideration, as described above under “—Merger Consideration.”

Procedures for Exchanging Feather River Common Stock

Conversion. The conversion of Feather River common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Exchange Procedure. As soon as practicable after the closing of the merger, but in no event later than five days thereafter, the exchange agent selected by Plumas (which will be Plumas’s transfer agent, Comptershare) and reasonably acceptable to Feather River, which we refer to as the exchange agent, will mail to each holder of a certificate representing shares of Feather River, which we refer to as certificates, and each holder of a book-entry share(s) representing outstanding shares of Feather River common stock, which we refer to as book-entry shares, a letter of transmittal and instructions advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates or book-entry shares of Feather River common stock in exchange for the cash consideration or stock consideration allocated to them.

Feather River stockholders who surrender their certificates or book-entry shares and duly complete and execute the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Feather River in accordance with the instructions accompanying the letter of transmittal, will, upon the exchange agent’s acceptance of such certificates or book-entry shares and transmittal materials or stock interest, be entitled to (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of Plumas common stock that such holder is entitled to receive pursuant to the merger agreement, if any, and (ii) a check in the amount (after giving effect of any tax withholding as described below) equal to (A) the amount of cash payable to the holder as cash consideration pursuant to the merger agreement, if any, (B) the amount of any cash payable in lieu of fractional shares of Plumas common stock and (C) any dividends and other distributions payable with respect to the shares of Plumas common stock issuable to such holder, in each case in accordance with the terms of the merger agreement. No interest will accrue or be paid with respect to any cash paid in lieu of fractional shares of Plumas common stock.

Dividends and Distributions. Any Feather River stockholder who receives shares of Plumas common stock in the merger will receive dividends on Plumas common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her certificates or book-entry shares. Only then will the Feather River stockholder be entitled to receive all previously withheld dividends and distributions, without interest.

Withholding. The exchange agent will be entitled to deduct and withhold from the stock consideration and cash consideration payable to any Feather River stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

No Transfers of Feather River Common Stock after the Merger. After completion of the merger, no transfers of Feather River common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Feather River stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the cash consideration or the stock consideration.

Lost, Stolen or Destroyed Feather River Common Stock Certificates. If a Feather River stockholder has lost his or her certificate, or the certificate has been lost, stolen or destroyed, the Feather River stockholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any cash consideration or stock consideration to which he or she may be entitled.

Closing and Effective Time

We plan to complete the merger at such date and time mutually agreed by Plumas and Feather River, which such date may not be later than 10 calendar days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with the terms of the merger agreement. The time the merger is completed is the effective time of the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 76.

Management after the Merger

Upon the effective time of the merger and the effectiveness of the bank merger, the separate existence of Feather River and BFR will cease. The directors and executive officers of Plumas and Plumas Bank immediately prior to the merger and bank merger, respectively, will continue as the directors and executive officers of Plumas and Plumas Bank after the merger and bank merger, respectively, in each case, until their respective successors are duly elected or appointed and qualified. Pursuant to the terms of the merger agreement, Plumas is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Feather River director as a director of Plumas. The selected Feather River director must be independent with respect to Plumas for purposes of Nasdaq’s listing requirements and mutually agreeable to Plumas and Feather River. Plumas and Feather River have not yet identified this individual. Subject to the fiduciary duties of the Plumas board, Plumas is required to nominate the individual for election to the Plumas board in the proxy statement relating to the first annual meeting of the shareholders of Plumas following the effective time of the merger and then cause him or her to be reelected to the Plumas Bank board at such time.

Representations and Warranties of the Parties

Pursuant to the merger agreement, Plumas and Feather River made certain customary representations and warranties relating to their respective companies, subsidiary banks, businesses and matters related to the merger and bank merger.

In the merger agreement, Plumas and Feather River made representations and warranties to each other regarding, among other things, corporate organization, standing and powers; subsidiaries; corporate authority to enter into the merger agreement and to complete the contemplated transactions; capital structure; regulatory matters; financial statements; absence of certain changes and absence of certain undisclosed liabilities; legal proceedings and compliance with laws; engagement of financial advisors; labor matters; tax matters and insurance.

In addition, the merger agreement contains representations and warranties made by Feather River to Plumas regarding contracts, employee benefits, loans and its allowance for loan losses, properties, intellectual property, affiliate transactions, books and records, customer relationships and its receipt of a fairness opinion from its financial advisor.

The merger agreement also contains representations and warranties made by Plumas to Feather River regarding Plumas’s SEC filings and the adequacy of its capital and cash resources necessary to complete the merger.

For detailed information concerning these representations and warranties, reference is made to Articles 5 of the merger agreement included as Appendix A to this proxy statement/prospectus. The representations and warranties generally must remain materially accurate through the completion of the merger.

The representations and warranties in the merger agreement that Plumas and Feather River made were to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged when signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement. Accordingly, neither shareholders of either Feather River or Plumas should rely on the representations and warranties as characterizations of the actual state of facts or condition of Plumas or Feather River, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Plumas’s or Feather River’s public disclosures.

Feather River’s Conduct Pending the Merger

The merger agreement contains various restrictions on the operations of Feather River before the effective time of the merger. In general, the merger agreement obligates Feather River to conduct its business in an ordinary and usual course of business consistent with past practice. In addition, Feather River has agreed that, except as expressly contemplated by the merger agreement or as required by applicable law, without the prior written consent of Plumas (such consent not to be unreasonably withheld or delayed), neither will, among other things:

●	issue, sell, or otherwise permit to become outstanding any shares of its capital stock or any other securities;

●

adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities convertible into or exchangeable for any additional shares of its stock;

●	make, declare or pay or set aside any dividends or make other distributions in respect of its capital stock;

●	enter into, amend or renew any employment, consulting, severance, change in control, bonus, salary continuation retention or similar contract with any director, officer or employee;

●	grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as expressly contemplated by the merger agreement;

●	hire any person as an employee or promote any employee except to satisfy existing contractual obligations or fill an existing position;

●	enter into, establish, adopt, amend or terminate or make any contribution to any employee benefit plan;

●

sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that individually is greater than $25,000 or together with all other such transactions is greater than $50,000 but, in any case, with any of its affiliates;

●

acquire (other than by way of foreclosure or in satisfaction of debts previously contracted), including by merger or consolidation, any equity interest or investment in a partnership or joint venture, or any assets, business or securities of another party;

●

make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate;

●	amend the certificate of incorporation or bylaws;

●	enter into a plan of consolidation, merger, share exchange or reorganization with any person, or a letter of intent or agreement in principle with respect to such a transaction;

●	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles;

●

terminate, cancel or change any agreement that calls for one-time or aggregate annual payments of $25,000 or more and is not terminable at will or on 60 days or less notice without payment of a premium or penalty;

●

enter into any settlement or similar agreement with respect to any lawsuit, proceeding or investigation to which it is or becomes a party after the date of the merger agreement that that involves payment of an amount exceeding $25,000 in excess of amounts contributed by insurance or that would impose any material restriction on its business;

●

enter into a new line of business, introduce new products, change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by law;

●	open, relocate or close any branch, office servicing center or other facility or file an application or enter into an agreement to do so;

●	introduce any new marketing campaigns or any new sales compensation or incentive programs or arrangements;

●	enter into any derivatives contract;

●

incur any indebtedness for borrowed money (other than deposits, certificates of deposits, escrow balances, federal funds purchased, cash management accounts, and FHLB advances which, in each case, have a maturity of less than one year and are incurred in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other party, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

●

acquire or otherwise invest in (other than by way of foreclosure, as a fiduciary or in satisfaction of debts previously contracted, in each case in the ordinary course of business consistent with past practice) any equity investment or debt security other than in the ordinary course of business consistent with past practice;

●

except for loans made pursuant to the Paycheck Protection Program, make any loan, loan commitment or renewal or extension of credit or modification of any of the foregoing, to a person that when aggregated with all outstanding loans, commitments for loans or renewals or extensions to a such person or its affiliates exceeds $500,000, without first submitting complete loan package information to Plumas and consulting with Plumas;

●

invest or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure, in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

●

take or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties in the merger agreement being or becoming untrue in any material respect; or any of the conditions to the transactions contemplated by the merger agreement not being satisfied, that may result in a violation of the Bank Secrecy Act, any anti-money laundering laws or the policies and procedures of Feather River with respect to the foregoing, or which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated by the merger agreement;

●	accelerate the payment of any material liabilities or obligations except in the ordinary course of business;

●

make or change any material tax election or method of tax accounting, settle, compromise or otherwise finally resolve any material tax liability, or file any amended tax return with respect to a material amount of taxes;

●	take any action that would cause the merger agreement be subject to the provisions of any state antitakeover law;

●	enter into any transaction, commitment, arrangement or other activity with a related entity, affiliate or subsidiary;

●

increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in such party’s market area;

●	enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.

Plumas’s Conduct Pending to the Merger

The merger agreement also obligates Plumas and Plumas Bank to conduct business in the ordinary course of business consistent and in compliance in all material respects with all applicable laws. In addition, Plumas and Plumas Bank have agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of Feather River (such consent not to be unreasonably withheld or delayed), neither will, among other things: not take or fail to take any action that is intended or may reasonably be expected (1) to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the completion of the merger, (2) to result in any of the conditions to the transactions contemplated by the merger agreement not being satisfied or (3) to materially and adversely impair or delay consummation of the transactions contemplated by the merger agreement beyond the time period contemplated by the merger agreement.

No Solicitation

Except as otherwise set forth in the merger agreement, Feather River has agreed that it will not, and will instruct its directors, officers and employees not to, directly or indirectly:

●	initiate, solicit or knowingly encourage, or take any action to facilitate the making of, or which could reasonably be expected to lead to, an acquisition proposal;

●

initiate or engage in discussions or negotiations regarding any acquisition proposal or furnish, any person any information with respect to Feather River or its subsidiaries or otherwise in furtherance of an acquisition proposal; or

●

enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to any acquisition proposal.

Feather River has agreed that any violation of the foregoing restrictions by any of its representatives shall be deemed to be a breach of the merger agreement by Feather River. In addition, Feather River and its subsidiaries are required to, and are required to cause each of Feather River’s representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” is defined to mean any inquiry, offer or proposal or filing of any regulatory application or notice relating to:

●

any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Feather River or any of its subsidiaries;

●

any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, an aggregate amount of 15% or more of the assets, revenue or net income of Feather River;

●

any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing an aggregate of 15% or more of the voting power of Feather River or BFR;

●

any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning an aggregate of 15% or more of any class of equity securities of Feather River or BFR; or

●	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

If Feather River receives a bona fide unsolicited acquisition proposal that did not result from a breach of the non-solicitation provisions described above, then, prior to Feather River’s stockholders approving the merger agreement and transactions contemplated by the merger agreement, the Feather River board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish information to the person making the acquisition proposal if the Feather River board of directors first reasonably determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that such acquisition proposal constitutes or is reasonably more likely than not to lead, to a superior proposal, and its failure to take action on such proposal would be inconsistent with its fiduciary duties.

For purposes of the merger agreement, a “superior proposal” means any bona fide, unsolicited written acquisition proposal made by a third party to enter into an acquisition transaction after that date of the merger agreement that (i) the Feather River board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction providing for consideration payable to holders of Feather River common stock that would be more favorable to Feather River’s stockholders from a financial point of view than the merger, (ii) is reasonably likely to be consummated on its terms and (iii) is for 50% or more of the outstanding shares of Feather River common stock or assets of Feather River.

In addition to the obligations described above, Feather River will promptly, within 48 hours, notify Plumas in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Feather River or any of its representatives, in each case in connection with any acquisition proposal. The notice must describe the material terms of the proposal and the identity of the person making the proposal.

Feather River Board’s Covenant to Recommend the Merger Agreement

Pursuant to the merger agreement, except as describe below with respect to “subsequent determinations,” the Feather River board is required, at all times prior to and during the Feather River special meeting, to recommend that Feather River stockholders approve the merger agreement and the transactions contemplated by the merger agreement. Subject to certain exceptions, Feather River agreed that its board of directors, or any committee of the board, will not:

●	endorse or recommend a superior proposal,

●

modify or amend in a manner adverse to Plumas or withdraw its recommendation that the shareholders of Feather River vote in favor of the approval and adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement, or

●	take any other action or make any other public statement in connection with the Feather River shareholder meeting inconsistent with such recommendation.

The actions described in the three bullet points listed above are referred to as a “change in recommendation.” Pursuant to the merger agreement, the Feather River board of directors may make “change in recommendation” if Feather River receives an acquisition proposal and:

●

The Feather River board of directors determines in good faith, after consultation with its financial advisor and based on the advice of its outside legal counsel that failure to take such action would reasonably be inconsistent with the Feather River board’s fiduciary duties, and

●

Feather River notifies Plumas at least four business days in advance of effecting its change in recommendation and negotiates with Plumas in good faith for a period of up to four business days (to the extent Plumas desires to negotiate), allowing Plumas to make such adjustments in to the terms and conditions of the merger agreement such that the acquisition proposal ceases to constitute a superior proposal.

In the event of any material revisions to the superior proposal, Feather River must provide a new notice of such superior proposal to Plumas. During the three business day period following receipt of such new written notice by Plumas, Feather River and its board of directors must negotiate in good faith with Plumas, to the extent that Plumas desires to negotiate, to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Feather River to proceed with its board’s original recommendation with respect to the merger agreement without requiring Feather River to withdraw, qualify, amend or modify its board’s recommendation with respect to the merger agreement.

Conditions to Completion of the Merger

The respective obligations of Plumas and Feather River to complete the merger are subject to various conditions prior to the merger. The conditions include the following, among others:

●	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

●	the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

●	the delivery of certain certificates of the appropriate officers of Plumas and Feather River;

●

approval of the merger agreement and the transactions contemplated by the merger agreement by holders of at least a majority of the outstanding shares of Feather River common stock entitled to vote and holders of less than 10% of Feather River’s outstanding shares of common stock seek to exercise their dissenters’ rights;

●

the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any conditions, restrictions or requirements on the operations of Plumas or Plumas Bank following the merger which, individually or in the aggregate and in the reasonable judgment of Plumas, would, or could reasonably be expected to a “burdensome condition;”

●

the absence of any law, injunction, order, judgment or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the merger agreement;

●

the registration statement of Plumas of which this proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” will have been initiated or threatened by the SEC and be continuing in effect;

●	since the date of the merger agreement, neither Plumas nor Feather River will have suffered a material adverse effect;

●

the issuance of tax opinions to each of Plumas and Feather River from Sheppard Mullin and Stinson LLP, respectively, to the effect that the merger will be treated for federal income tax purposes and qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code;

●	one Feather River director must become a member of the board of directors of each of Plumas and Plumas Bank as of the effective time of the merger; and

●	the authorization to list the shares of Plumas common stock issuable in connection with the merger on NASDAQ, subject to official notice to NASDAQ of the issuance.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder approval and regulatory approvals may not be legally waived.

Amendment of the Merger Agreement

To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the stockholders of Feather River, except that after shareholders of Feather River have approved the merger agreement, no amendment or supplement that by law requires further approval by the stockholder of Feather River may be made without first obtaining such approval.

Termination of the Merger Agreement

Plumas and Feather River can at any time agree, by mutual written consent, to terminate the merger agreement without completing the merger, even if Feather River has received approval of the merger proposal by its stockholders. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

●

if (i) there is a final non-appealable denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request of the applicable governmental authority, (ii) any required regulatory approval includes a burdensome condition or (iii) a court of competent jurisdiction or other governmental authority issues a final, non-appealable order, decree, ruling or takes other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; provided, however, that no party has a right to terminate the merger agreement if such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants set forth in the merger agreement;

●

if holders of Feather River common stock fail to approve the merger proposal, by reason of failure to obtain the requisite Feather River stockholder approval at the Feather River special meeting, unless, in the case of Feather River seeking to terminate, Feather River had breached any of its obligations in the merger agreement related to the Feather River special meeting or any Feather River officer or director has breached his or her voting agreement and any such breach is the cause of the failure to obtain the requisite Feather River stockholder approval; or

●	if the merger is not completed on or before November 30, 2021.

In addition, Plumas may terminate the merger agreement prior to obtaining the requisite Feather River stockholder approval, if:

●

Feather River has materially breached its covenants described above under “The Merger Agreement — No Solicitation” and such breach is not cured on or before the expiration of the fifth business day after the occurrence of such breach; or

●	the Feather River board makes a subsequent determination, as described above under “The Merger Agreement — Feather River Board’s Covenant to Recommend the Merger.”

In addition, Feather River may terminate the merger agreement at any time prior to obtaining the requisite Feather River stockholder approval, if the Feather River board or a Feather River board committee makes a subsequent determination with respect to a superior proposal, so long as Feather River has complied with all of its obligations concludes that it must endorse a superior proposal (as defined in the merger agreement), provided that Feather River has complied with its obligations described above under “The Merger Agreement — No Solicitation.”

Termination Fee; Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the merger agreement will survive. If the merger agreement is terminated because of a willful breach of a representation, warranty, covenant or agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination, provided, however, Feather River is required to pay the termination fee or liquidated damages described below (which shall be the Plumas’s sole and exclusive remedy), then Feather River will have no further obligations under the merger agreement.

The merger agreement also provides that Feather River must pay Plumas a fee and reimburse expenses in certain situations. In particular, Feather River will pay Plumas a fee of $675,000 and will reimburse up to $300,000 of Plumas’s transaction expenses in certain circumstances set forth in the merger, including if:

●

Plumas terminates the merger agreement because (i) Feather River has materially breached its covenants described under “The Merger Agreement — No Solicitation” and such breach is not cured on or before the expiration of the fifth business day after the occurrence of such breach, or (ii) the Feather River board makes a subsequent determination, as described above under “The Merger Agreement—Feather River Board’s Covenant to Recommend the Merger”; or

●

Feather River receives an acquisition proposal from a third party and the merger agreement is subsequently terminated by either Plumas or Feather River under certain conditions, and prior to the 12 month anniversary of the termination of the merger agreement Feather River enters into an agreement to engage in an acquisition transaction that relates to the acquisition proposal.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

Each person who is an employee of Feather River or BFR as of the effective time of the merger will become an employee of Plumas or Plumas Bank, whom we refer to as the continuing employees. Plumas has agreed that such continuing employees will receive prior service credit for purposes of vesting, eligibility, and benefit accrual; provided that such service will not be recognized to the extent (i) recognition will result in a duplication of benefits or (ii) such service was not recognized under the corresponding Feather River benefit plan.

With respect to any group health plan, Plumas will use commercially reasonable efforts to waive or cause to be waived any waiting periods, evidence of insurability requirements or pre-existing condition limitations or similar limitations with respect to participation and coverage requirements applicable to continuing employees and credit each continuing employee for any co-payments and deductibles paid prior to the closing date of the merger in satisfying applicable deductible or out-of-pocket expense requirements.

Each continuing employee whose employment is terminated involuntarily on or before the first anniversary of the date of the merger (except for any continuing employee who is then a party to any written agreement relating to severance or who is terminated for cause, as defined in the merger agreement) will be entitled to a lump sum payment equal to four weeks of such employee’s regularly scheduled base salary or base wages at the time of termination of employment plus an additional two weeks salary for every year of completed service before the date of the merger, up to a maximum of eight weeks in the aggregate.

Expenses of the Merger

The merger agreement provides that each of Feather River and Plumas will bear and pay all expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Stock Exchange Listing

Plumas has agreed to use its commercially reasonable efforts to list the Plumas common stock to be issued in the merger on NASDAQ. It is a condition to the completion of the merger that those shares be approved for listing on NASDAQ, subject to official notice of issuance. Following the merger, Plumas expects that its common stock will continue to trade on NASDAQ under the symbol “PLBC.”

Restrictions on Resales by Affiliates

Plumas has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of Plumas common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of Plumas common stock issued to any Feather River stockholder who is or becomes an “affiliate” of Plumas for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Plumas or the combined company, as the case may be, and generally includes executive officers, directors and shareholders beneficially owning 10% or more of Plumas’s outstanding common stock.

Accounting Treatment

Plumas will account for the merger as a purchase by Plumas of Feather River under GAAP. Under the acquisition method of accounting, the total consideration paid in connection with the merger is allocated among Feather River’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Feather River will be included in Plumas’s results of operations from the date of acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

Based upon the facts and representations contained in the representation letters received from Plumas and Feather River in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, it is the opinion of Sheppard Mullin and Stinson LLP that the merger of Feather River with and into Plumas will qualify as a reorganization within the meaning of Section 368(a) of the Code.

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Feather River common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, or local tax laws, and under federal tax laws other than those pertaining to U.S. federal income tax are not addressed in this proxy statement/prospectus.

The following discussion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement/prospectus, and we cannot assure you that such contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger.

For purposes of this discussion, we use the term U.S. holder to mean a beneficial owner who is:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

●

a trust that (i) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to continue to be treated as a U.S. person for U.S. federal income tax purposes; or

●	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to Feather River stockholders who hold their Feather River common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of his, her or its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:

●	financial institutions;

●	pass-through entities and investors in pass-through entities;

●	persons liable for the alternative minimum tax;

●	insurance companies;

●	tax-exempt organizations;

●	dealers or brokers in securities, commodities or currencies;

●	traders in securities that elect to use a mark to market method of accounting;

●	persons that hold Feather River common stock as part of a straddle, hedge, constructive sale or conversion transaction or other risk reduction transaction;

●	regulated investment companies;

●	real estate investment trusts;

●	persons whose “functional currency” is not the U.S. dollar;

●	persons who are not citizens or residents of the United States;

●	U.S. expatriates;

●	retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	mutual funds;

●	stockholders who exercise dissenters’ rights; and

●	stockholders who acquired their shares of Feather River common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Feather River common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws. In addition, to the extent that you recognize gain in the merger, you should consult with your own tax advisor with respect to the impact of the 3.8% Medicare tax on certain net investment income.

U.S. Federal Income Tax Consequences of the Merger to Plumas and Feather River

Because the merger will qualify as a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by Plumas or Feather River as a result of the merger for U.S. federal income tax purposes.

Tax Consequences to Holders of Feather River Common Stock Who Receive Solely Plumas Common Stock

If you are a holder of Feather River common stock who exchanges shares of Feather River common stock solely for shares of Plumas common stock pursuant to the merger, you will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of Plumas common stock. The aggregate tax basis of the Plumas common stock received in the merger (including any fractional shares of Plumas common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate tax basis of the Feather River common stock for which it is exchanged, decreased by the amount of basis allocated to the fractional share deemed received and then exchanged. The holding period of Plumas common stock received in exchange for shares of Feather River common stock (including fractional shares of Plumas common stock deemed received and exchanged, as discussed below) will include the holding period of the Feather River common stock for which it is exchanged. If you acquired different blocks of shares of Feather River common stock at different times or at different prices, the tax basis and holding period for each block of shares of Plumas common stock you receive in the merger will be determined on a block-for-block basis depending on the tax basis and holding period of each block of shares of Feather River common stock exchanged therefor. A U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Plumas common stock received in the merger.

Tax Consequences to Holders of Feather River Common Stock Who Receive Solely Cash or Elect to Assert Appraisal Rights

If you are a holder of Feather River common stock who exchanges shares of Feather River common stock solely for cash pursuant to the merger or who receives cash in exchange for shares of Feather River common stock by making a valid election to exercise dissenters’ rights, you will recognize gain or loss in an amount equal to the difference between the amount of cash that you receive and the adjusted tax basis of your shares of Feather River common stock exchanged therefor. The gain or loss should generally be capital gain or capital loss and will be long-term capital gain or loss if you owned the exchanged shares of Feather River common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. In addition, gains and losses recognized on the exchange of your shares of Feather River common stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.

Tax Consequences to Holders of Feather River Common Stock Who Receive Plumas Common Stock and Cash

If you are a holder of Feather River common stock who exchanges shares of Feather River common stock for shares of Plumas common stock and cash pursuant to the merger, you generally will recognize gain (but not loss) with respect to such cash in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of Plumas common stock received pursuant to the merger over your adjusted tax basis in your shares of Feather River common stock surrendered, or (2) the amount of cash you received in exchange for your shares of Feather River common stock pursuant to the merger. If you acquired different blocks of Feather River common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of Feather River common stock surrendered in the merger. You should consult your tax advisor regarding the manner in which cash and shares of Plumas common stock should be allocated among different blocks of your Feather River common stock surrendered in the merger and the manner in which gain or loss should be determined. Any gain recognized generally will be treated as capital gain and will be long-term capital gain if, as of the effective time of the merger, your holding period with respect to the shares of Feather River common stock surrendered exceeds one year.

The aggregate tax basis of your shares of Plumas common stock received (including any fractional shares deemed received and exchanged for cash) in exchange for your shares of Feather River common stock pursuant to the merger will be equal to the aggregate tax basis of your shares of Feather River common stock surrendered, reduced by the amount of cash you received in exchange for your shares of Feather River common stock pursuant to the merger (other than cash received in lieu of a fractional share of Plumas common stock) and increased by the amount of gain, if any, recognized by you on the exchange (other than any gain or dividend income recognized on the receipt of cash for a fractional share of Plumas common stock). The holding period of the shares of Plumas common stock you receive in the merger (including any fractional shares deemed received and exchanged for cash) will include your holding period of the shares of Feather River common stock surrendered in the merger. If you acquired different blocks of Feather River common stock at different times or at different prices, the basis and holding period of each block of Plumas common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Feather River common stock exchanged for such block of Plumas common stock. You should consult your tax advisor regarding the manner in which cash and the shares of Plumas common stock should be allocated among your shares of Feather River common stock and the manner in which the above rules would apply to your particular circumstances. In addition, gains and losses recognized on the exchange of your shares of Feather River common stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.

Tax Consequences to Holders of Feather River Common Stock Who Receive Cash in Lieu of Fractional Shares

If you are a holder of Feather River common stock and, as a result of the merger, you receive cash in lieu of a fractional share of Plumas common stock, your receipt of such cash will be treated as if the fractional share of Plumas common stock had been distributed to you as part of the merger, and then as you selling such fractional share. Consequently, you generally will recognize gain or loss with respect to the cash received in lieu of such fractional share equal to the difference between the amount of cash received and the tax basis allocated to such fractional share (as described above). Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if you have held your shares of Feather River common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. In addition, gains and losses recognized on the exchange of your shares of Feather River common stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.

Net Investment Income Tax

Certain non-corporate holders of Feather River common stock with taxable incomes over certain threshold amounts, including individuals and certain estates and trusts, may be subject to an additional 3.8% tax on all or a portion of their “net investment income.” This tax amounts to an additional 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of an individual, will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income may include dividends and net gains from the disposition of shares of stock, including gains or dividends recognized by holders of Feather River common stock as a result of exchanging their shares of Feather River common stock for cash and, if applicable, Plumas common stock pursuant to the merger agreement. Holders of Feather River common stock are urged to consult their own tax advisors regarding the potential applicability of the net income tax to them and the implications of the net investment income tax.

Backup Withholding and Information Reporting.

Payments of cash to a U.S. holder of Feather River common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless such stockholder provides Plumas with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Feather River common stock under the backup withholding rules are not additional taxes and generally will be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder timely furnishes the required information to the IRS.

A U.S. holder of Feather River common stock who receives Plumas common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Feather River common stock who is required to file a U.S. federal income tax return and who is a “significant holder” who receives Plumas common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the Feather River common stock surrendered and the fair market value of Plumas common stock and cash received in the merger. A “significant holder” is a holder of Feather River common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Feather River or securities of Feather River with a basis for U.S. federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.

INFORMATION ABOUT THE COMPANIES

Plumas

Plumas is a bank holding company headquartered in Reno, Nevada.

Plumas Bank, Plumas’s wholly-owned subsidiary, operates 13 branch offices in the northeastern portion of California and northwestern Nevada. Plumas Bank offers a range of business and personal banking services. Plumas Bank’s principal commercial lending services include term real estate, commercial and industrial term loans. In addition, Plumas Bank provides government-guaranteed and agricultural loans as well as credit lines. Plumas Bank’s principal retail lending services include consumer, automobile, and home equity loans. Plumas Bank provides land development and construction loans on a limited basis. Plumas common stock is traded on NASDAQ under the symbol “PLBC.”

As of December 31, 2020, Plumas had consolidated total assets of approximately $1.1 billion, total shareholders’ equity of approximately $100.2 million and total deposits of approximately $974 million. At December 31, 2020, Plumas had total loans of approximately $701 million.

Plumas has been paying a regular quarterly dividend on its common stock since 2020 and, prior thereto, a regular semi-annual dividend on its common stock since November 21, 2016. Plumas intends to continue to pay regular quarterly cash dividends on its common stock throughout 2021 and following the merger, if and when declared by the Plumas board out of funds legally available for that purpose and subject to regulatory restrictions.

Plumas common stock trades on NASDAQ under the symbol “PLBC.” Plumas’s principal executive offices are located at 5525 Kietzke Lane, Reno, Nevada 89502 and its phone number is (775) 786-0907. Plumas maintains a website at www.plumasbank.com. Plumas's website is not part of this proxy statement/prospectus.

Feather River

Feather River is a bank holding company with one wholly-owned banking subsidiary, BFR. Both the holding company and the bank are headquartered in Yuba City, California, where BFR operates through its sole banking office. BFR offers a range of business and personal banking services. BFR provides personal and business banking products and services, offering checking, savings, and money market accounts; certificates of deposit; and debit and credit cards. It also provides overdraft protection, personal, business, and small business administration loans; remote deposits; fraud protection, merchant, online banking and bill pay, and mobile banking. BFR's principal commercial lending services include term real estate, and commercial and industrial term loans. In addition, BFR provides government-guaranteed and agricultural loans as well as credit lines, including agricultural real estate, production, and equipment lending.

At December 31, 2020, Feather River had consolidated total assets of approximately $181 million, total stockholders’ equity of approximately $17.4 million, total deposits of approximately $154.6 million and total loans of approximately $155.3 million.

There is no established trading market for Feather River common stock. Feather River's principal executive offices are loacte at 1280 Bridge Street, Yuba City, California 95991, and its phone number is (530) 755-3700. Feather River maintains a website at www.bofr.bank. Feather River's website is not part of this proxy statement/prospectus.

COMPARISON OF SHAREHOLDER RIGHTS

When the merger becomes effective, stockholders of Feather River will become shareholders of Plumas. Feather River is a Delaware corporation and the rights of Feather River stockholders are governed by the DGCL, as well as Feather River’s certificate of incorporation and Feather River’s bylaws. Plumas is incorporated under the laws of the State of California and the rights of Plumas shareholders are governed by the CGCL as well as Plumas’s articles of incorporation and Plumas’s bylaws.

After the merger, as Plumas shareholders, the rights of former Feather River stockholders will be governed by Plumas’s articles of incorporation, Plumas’s bylaws and the CGCL. The following discussion summarizes the material differences between the rights of Feather River stockholders and the rights of Plumas shareholders. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Plumas shareholders and of Feather River stockholders. Rather, the summary is intended to provide a general overview of the differences in shareholders’ rights under the governing corporate instruments of Plumas and Feather River, and other known material differences. We urge you to read Feather River’s certificate of incorporation, Feather River’s bylaws, Plumas’s articles of incorporation, Plumas bylaws, and the CGCL and the DGCL carefully and in their entirety.

Authorized Capital Stock

Plumas

Plumas’s authorized capital stock consists of 22,500,000 shares of common stock, no par value per share, and 10,000,000 shares of serial preferred stock, no par value per share.

As of May 13, 2021, 5,196,732 shares of Plumas common stock were outstanding and no shares of Plumas preferred stock were outstanding. Plumas has no present plans to issue any shares of Plumas preferred stock.

Feather River

Feather River’s authorized capital stock consists of 10,000,000 shares of common stock.

As of the date of this proxy statement prospectus, 1,215,383 shares of shares of Feather River common stock were outstanding.

Size of the Board of Directors

Plumas

Plumas’s bylaws provide that the size of the Plumas board of directors may be fixed from time to time by the board of directors within the range of eight to 15. There are currently nine directors on Plumas’s board of directors. In the merger agreement, Plumas has agreed to take all action necessary to appointment of one member of Feather River’s board of directors as an director of Plumas as of the effective time of the merger (see “The Merger Agreement—Management after the Merger” beginning on page 70, including by increasing the size of the board by one member in the event there are no vacancies on the board to permit such appointment.

Feather River

Feather River’s bylaws provide that the authorized number of directors shall be not less than seven and not more than 15. The size of Feather River’s board of directors is currently 10 and may be fixed from time to time within such range by Feather River’s board of directors or shareholders.

Class and Election of Directors

Plumas

Plumas’s bylaws provide that Plumas’s board of directors consists of a single class of directors. Directors are elected by the Plumas shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until a successor has been elected and qualified or until the director’s earlier resignation or removal or such director’s office has been declared vacant.

Feather River

Feather River’s certificate of incorporation and bylaws provide that Feather River’s board of directors consists of a single class of directors. Directors are elected by the Feather River stockholders each year at the annual meeting of stockholders and hold office until each director’s successor has been duly elected and qualified or until a director’s earlier death, resignation or removal.

Removal of Directors

Plumas

Under Plumas’s bylaws, any or all of the directors can be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote. However, the Plumas bylaws provide that no director may be removed (unless the entire board is removed) when the votes cast against (or not consenting to) the removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected. The Plumas bylaws also provide that the board of directors may declare a vacancy for any director who is declared of unsound mind by an order of court or convicted of a felony.

Feather River Under Feather River’s bylaws, any director may be removed only for cause by a majority of the holders of shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

Plumas

Under Plumas’s bylaws, a vacancy occurring in Plumas’s board of directors may be filled by a majority of the remaining directors, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote (or written consent) of the shareholders or by a court order may be filled only by approval of the shareholders.

Feather River

Under Feather River’s bylaws, vacancies on the board of directors, including those existing as a result of a removal of a director, may be filled by approval of the board of directors, or, if the number of directors then in office is less than a quorum, by the unanimous written consent of the directors then in office, the affirmative vote of a majority of directors then in office at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. Each director so elected shall hold office until the end of the term of office for which elected and until a successor has been elected and qualified.

Each director appointed to fill a vacancy will serve until the next annual meeting of the shareholders and until a successor has been elected and qualified. Plumas’s bylaws further provide that the shareholders may elect a director at any time to fill any vacancy not filled by director, but any such election by written consent will require the consent of a majority of the outstanding shares entitled to vote.

Whenever the authorized number of directors is increased between annual meetings of the stockholders, thereby creating a vacancy or vacancies, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are chosen and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the board of directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. Any such election by written consent to fill a vacancy created by removal requires unanimous consent

Shareholder Nominations and Proposals

Plumas

Plumas’s bylaws establish procedures that shareholders must follow to nominate persons for election to Plumas’s board of directors or to propose business at a shareholder meeting. The shareholder making the nomination or proposing other business must deliver written notice to Plumas’s secretary not less than 90 days, nor more than 120, prior to the date of the anniversary of the prior year’s annual meeting or, if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely, such notice must be received by Plumas’s secretary no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day of Plumas’s public announcement of the date of the meeting. The nomination notice or notice of other business  must set forth information concerning the nominee, the nominating or proposing shareholder and the other information specified in Plumas’s bylaws.  If the election of directors is included as business to be brought before a special meeting as provided in Plumas’s notice of meeting, then director nominations may be made by any shareholder who is a shareholder of record at the time of giving of notice not earlier than 120 days prior to the date of the special meeting and not later than the later of 90 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. Plumas’s bylaws provide that the chairman of the meeting may disregard nominations and other business proposal that do not comply with the procedures in the bylaws.

Feather River

Feather River’s bylaws provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, 15 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons intended to be nominated; (b) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of the corporation if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Calling Special Meetings of Shareholders

Plumas

A special meeting of shareholders may be called by the board of directors, the chairman of the board of directors, Plumas’s president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting.

Feather River

Special meetings of the stockholders of Feather River may be called by (a) the chairman of the board, (b) the chief executive officer, (c) a majority of the board of directors, or (d) the holders of shares entitled to cast not less than 10% of the votes at such meeting. Such request must state the purpose or purposes of the proposed meeting, and the date and hour for such special meeting.

Voting Rights

Plumas

Each holder of Plumas common stock is entitled to one vote for each share held by him, her or it, subject to special voting rights by class as may be granted to holders of Plumas serial preferred stock, if any. In matters other than elections of directors or officers, shareholders are entitled to vote part of their shares in favor of a proposal and refrain from voting the remaining shares (or vote them against the proposal), but if a shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be presumed that such shareholder’s approving vote is with respect to all shares held by such shareholder. In elections of directors, shareholders of Plumas are not entitled to cumulate votes unless a shareholder has given notice prior to the voting of the shareholder’s intention to cumulate votes. If a shareholder has given such notice prior to the voting, then every shareholder entitled to vote has the right to cumulate their votes for candidates nominated. Per the Plumas bylaws, the director candidates who receive the highest number of votes shall be elected.

Feather River

Each holder of Feather River common stock is entitled to one vote for each share held by him, her or it. All director elections are determined by a plurality of the votes cast and, except as otherwise required by law, Feather River’s certificate of incorporation or bylaws, all other matters are determined by a majority of the votes cast. Feather River’s certificate of incorporation provides that holders of Feather River’s common stock will have the exclusive right to vote for the election of directors and for all other purposes. Holders of Feather River common stock have the right to cumulate votes in the election of directors.

Notice of Shareholder Meetings

Plumas

Plumas’s bylaws provide that Plumas must notify shareholders between 10 and 60 days before any shareholder meeting of the place, date and hour of the meeting and the purpose or purposes for which the meeting is called (if a special meeting) or those maters which the board of directors intends to present for action to the shareholders (if an annual meeting). If action is proposed to be taken at any meeting for approval of a merger, the notice must also state the general nature of such proposal.

Feather River

Feather River’s bylaws provide that Feather River must notify shareholders between 10 and 60 days before any stockholder meeting of the place, date and hour of the meeting and the general nature of the business to be considered at the meeting.

The notice shall state the place, date, and hour of the meeting and (a) in the case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted, or (b) in the case of the annual meeting, those matters which the board of directors, at the time of the mailing of the notice, intends to present for action of the stockholders, but, subject to the provisions of applicable law, any proper matter may be presented at the meeting for action. The notice of any meeting at which directors are to be elected shall include the names of nominees intended at the time of the notice to be presented by the board for election.

Quorum for Meetings of Shareholders

Plumas Plumas’s bylaws provide that a majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum.

Feather River

Feather River’s bylaws provide that, except as otherwise provided by law or Feather River’s certificate of incorporation, the holders of a majority of the outstanding shares of stock entitled to vote at any meeting of shareholders, present in person or by proxy, shall constitute a quorum.

Shareholder Actions by Written Consent

Plumas

The CGCL provides that unless otherwise provided in the articles of incorporation, any action that may be taken at an annual or special meeting may be taken by written consent by the holders of the minimum number of votes that would be needed to approve such action at a meeting at which all shares entitled to vote thereon were present and voted. Plumas’s articles do no limit the ability of Plumas shareholder to act by written consent. Plumas’s bylaws confirm this right.

Feather River

Unless otherwise provided in the certificate of incorporation, any action required by law to be taken at any annual or special meeting of Feather River’s stockholders, or any action which may be taken at any annual or special meeting of Feather River’s stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions

Plumas

The CGCL provides that a merger must be approved by a vote of a majority of the outstanding shares entitled to vote. In the case of a California target in a merger transaction, the CGCL requires this vote for each class of stock, whether or not that class otherwise has voting rights.

Feather River

The DGCL provides that a merger or sale of all or substantially all of the assets of a Delaware corporation shall be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the merger or sale. Neither Feather River’s certificate of incorporation nor bylaws provide a different standard regarding the vote required to approve a merger or sale of all or substantially all of the assets of Feather River.

Shareholders’ Rights of Dissent and Appraisal

Plumas

Under the CGCL, shareholders are generally entitled to dissent from a business combination or other reorganization and can require the corporation to purchase their shares at fair market value. However, the CGCL provides that such rights are not available with respect to any shares that are listed on a national securities exchange and are not subject to restrictions on transfer by the corporation or by any law or regulation, unless, under the terms of the transaction, holders are required to accept anything other than shares listed on a national securities exchange and/or cash in lieu of fractional shares. Shares of Plumas common stock are listed on NASDAQ and therefore, outstanding shares of Plumas Feather River stock may not have dissenters’ rights with respect to a business combination or other reorganization requiring in which they would receive solely securities traded on a national securities exchange and/or cash in lieu of fractional shares in exchange for their shares of Plumas common stock.

Feather River Under the DGCL, stockholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares.

Transactions with Interested Persons

Plumas

Under the CGCL, a contract or other transaction between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, is not void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if (i) the material facts as to the transaction and as to such director’s interest are fully disclosed or known to the shareholders and such contract or transaction is approved in good faith by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the interested director or directors not being entitled to vote thereon, (ii) the material facts as to the transaction and as to such director’s interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified, or (iii) as to contracts or transactions not approved as provided in clause (i) or (ii), the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

The Plumas bylaws provide that notice of any meeting of the shareholders shall specify the general nature of business to be transacted at the meeting if such business relates to any proposal to take action with respect to the approval of a contract or other transaction with an interested director as governed by the CGCL.

The CGCL further provides that if a written proposal for approval of a reorganization is made to some or all of a corporation’s shareholders by an interested party, an affirmative opinion in writing as to the fairness of the consideration to the shareholders of that corporation shall be delivered. If a shareholders’ meeting is to be held to vote on approval of the transaction, the opinion shall be delivered to the shareholders with the notice of the meeting.

Feather River

The DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation’s directors and holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. Feather River has not opted out of this provision.

Shareholders Rights Plans

Plumas Plumas does not have a stockholder rights plan.	Feather River Feather River does not have a shareholder rights plan.

Dividends

Plumas

Under the CGCL, a corporation cannot make any distribution to its shareholders unless its board of directors has determined in good faith either (i) the amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential dividends arrears amount; or (ii) immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities, plus any preferential rights amount.

Feather River

Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Feather River’s bylaws provide that dividends, if any, may be declared by its board of directors.

Indemnification of Directors and Officers

Plumas

The CGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (“agents”), against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification extends only to expenses actually and reasonably incurred in connection with the defense or settlement of such action.

The CGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made (i) by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (iv) by the court in which the proceeding is or was pending upon application made by the corporation or the person to be indemnified or the attorney or other person rendering services in connection with the defense, whether or not the application by the person to be indemnified, attorney or other person is opposed by the corporation.

The CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

Feather River

The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Feather River’s certificate of incorporation provides that Feather River shall indemnity all of its directors and officers to the fullest extent permitted by the DGCL and as set forth in the bylaws.

The CGCL permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation and the corporation’s shareholders for money damages, except for liability resulting from: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) acts arising from an interested director transaction listed under Section 310 of the CGCL; or (vii) acts arising from the approval of specific corporate action listed under Section 316 of the CGCL.

The CGCL does not allow a corporation to indemnify its agents for: (i) any claim, issue or matter as to which the person has been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending will determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court determines; (ii) any amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) any expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. The CGCL provides that to the extent that an agent of a corporation has been successful on the merits in defense of any related proceeding or in defense of any claim, issue, or matter therein, the agent will be indemnified against expenses actually and reasonably incurred by the agent.

Feather River’s bylaws provide that to the fullest extent permitted by law, Feather River shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of Feather River, or while a director or officer of Feather River, is or was serving at the request of Feather River as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Feather River shall advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

The rights of indemnification and to the advancement of expenses provided under the bylaws are neither exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, the certificate of incorporation, a vote of stockholders or directors or otherwise.

The bylaws provide that Feather River may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Feather River, or any employee or agent serving at the request of Feather River as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Feather River would have the power to indemnify him or her against such liability in the manner and to the extent that it shall indemnify any director or officer.

Plumas’s articles of incorporation provide that the liability of a director for monetary damages will be eliminated to the fullest extent permissible under California law. Plumas’s articles of incorporation provide for the indemnification of its agents to the full extent permitted by California law.  Plumas’s bylaws provide that Plumas shall indemnify and advance expenses to any person who was or is made a party a party, or is threatened to be made a party, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person is an agent of Plumas  The indemnification and advancement of expenses provided for by Plumas’s bylaws is not exclusive of any other rights which those seeking indemnification may have including, but not limited to, any rights granted under any statute, Plumas’s articles of incorporation, Plumas’s bylaws, any agreement, the vote of shareholders or disinterested directors or otherwise.

In addition, as permitted by the DGCL, Feather River’s certificate of incorporation provides that directors will have no personal liability to Feather River or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption is not permitted by the DGCL.

The indemnification and advancement of expenses provided for by Plumas’s bylaws is not exclusive of any other rights which those seeking indemnification may have including, but not limited to, any rights granted under any statute, Plumas’s articles of incorporation, Plumas’s bylaws, any agreement, the vote of shareholders or disinterested directors or otherwise.

Amendments to Articles of Incorporation or Certificate of Incorporation and Bylaws

Plumas

Under the CGCL, amendments to a corporation’s articles of incorporation may be adopted if approved by the board of directors and the outstanding shares.

Plumas’s bylaws provide that the bylaws may be amended or repealed, and new bylaws may be adopted, by (i) an affirmative vote of a majority of the outstanding shares entitled to vote (or by written assent of shareholders entitled to vote), except as may otherwise be required by law or the Plumas articles of incorporation or (ii) except for a bylaw or an amendment changing the authorized number of directors, by Plumas’s board of directors, subject to the rights of the Plumas’s shareholders.

Feather River

Under the DGCL, an amendment to Feather River’s certificate of incorporation requires (i) the approval of its board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Feather River’s laws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted after approval of the amendment by either: (i) the affirmative vote of a majority of the entire board of directors, at any meeting of the board of directors, or (ii) the affirmative vote of a majority of the outstanding shares of the corporation entitled to vote at any legal meeting.

APPRAISAL AND DISSENTERS’ RIGHTS

Appraisal Rights under Delaware Law

Holders of record of Feather River common stock who do not vote in favor of the merger proposal, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, or the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Feather River common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Appendix D. All references in Section 262 of the DGCL and in this summary to a “shareholder,” “stockholder” or “holder” are to the record holder of the shares of Feather River common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, holders of shares of Feather River common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Feather River common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of Feather River common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger proposal, not less than 20 days prior to the meeting, the corporation must notify each of its stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights. This required notice must include a copy of Section 262 of the DGCL.

This proxy statement/prospectus constitutes the required notice to the holders of these shares of Feather River common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement/prospectus as Appendix D. Any Feather River stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Appendix D carefully, because failure to timely and properly comply with the procedures specified in Appendix D will result in the loss of appraisal rights under the DGCL.

A holder of Feather River common stock wishing to exercise appraisal rights must not vote in favor of the merger proposal and must deliver to Feather River, before the taking of the vote on the merger proposal at the Feather River special meeting, a written demand for appraisal of their Feather River common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from the vote on the merger or against the merger. This demand must reasonably inform Feather River of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A holder of Feather River common stock wishing to exercise appraisal rights must be the record holder of these shares of Feather River common stock on the date the written demand for appraisal is made and must continue to hold these shares of Feather River common stock through the effective date of the merger. Accordingly, a holder of Feather River common stock who is the record holder of Feather River common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of Feather River common stock prior to consummation of the merger, will lose any right to appraisal in respect of these shares of Feather River common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal.

Only a holder of record of Feather River common stock on the record date for the Feather River special meeting is entitled to assert appraisal rights for the shares of Feather River common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares of Feather River common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Feather River common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, Feather River may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds Feather River common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Feather River common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Feather River common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Feather River common stock as to which appraisal is sought. When no number of shares of Feather River common stock is expressly mentioned, the demand will be presumed to cover all Feather River common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Feather River Bancorp, Inc., 1280 Bridge Street, Yuba City, CA 95991, Attention: Corporate Secretary. Within 10 days after the effective date of the merger, Plumas, as the surviving corporation in the merger, will notify each former Feather River stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, Plumas or any former Feather River stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Feather River common stock that are entitled to appraisal rights. Neither Plumas nor Feather River is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of Feather River common stock. Accordingly, it is the obligation of Feather River stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former Feather River stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Plumas a statement setting forth the aggregate number of the shares of Feather River common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of Feather River common stock. These statements must be mailed within 10 days after a written request therefore has been received by Plumas or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Feather River stockholder and a copy thereof is served upon Plumas, as the surviving corporation in the merger, Plumas will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former Feather River stockholders who have demanded appraisal of their shares of Feather River common stock and with whom agreements as to value have not been reached. After notice to such former Feather River stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former Feather River stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Feather River stockholders who demanded appraisal of their shares of Feather River common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Feather River stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Feather River common stock, determine their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Feather River stockholders considering seeking appraisal should be aware that the fair value of their shares of Feather River common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Feather River common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that, among other factors, “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Feather River stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Feather River stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Feather River common stock entitled to appraisal.

Any holder of Feather River common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Feather River common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Feather River common stock (except dividends or other distributions payable to holders of record of Feather River common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of their Feather River common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Feather River common stock will be converted into the right to receive the consideration payable with respect to those shares of Feather River common stock in accordance with the merger agreement (without interest). A Feather River stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to Feather River or Plumas as the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of Plumas and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Feather River stockholder will be entitled to receive the consideration payable with respect to their shares of Feather River common stock in accordance with the merger agreement (without interest). Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Dissenters’ Rights under California Law

Section 2115 of the CGCL makes certain provisions of the CGCL, including Chapter 13 of the CGCL, applicable to a foreign corporation (such as a Delaware corporation) with substantial ties to the State of California, regardless of the corporation’s state of incorporation. Section 2115 generally applies to a foreign corporation if (1) more than half of its business is conducted in California, based on certain property, payroll and sales factors, and (2) more than half of its outstanding voting shares are held by persons with addresses in California. In May 2005, the Delaware Supreme Court in Vantage Point Venture Partners 1996 v. Examen, Inc. held that Section 2115(b) violates the Delaware internal affairs doctrine, which provides that only the State of Delaware has the authority to regulate a Delaware corporation’s internal affairs, and thus Section 2115(b) does not apply to Delaware corporations. If followed by California courts, this ruling would mean that the dissenters’ rights sections of the CGCL do not apply to Feather River and its stockholders.

The following is a brief summary of the statutory procedures that must be followed by a stockholder of Feather River in order to dissent from the merger and perfect appraisal rights under the CGCL, if applicable. This summary is not intended to be a complete statement of the law of dissenters’ rights and is qualified in its entirety by reference to Chapter 13 of the CGCL, the full text of which is attached to this proxy statement/prospectus as Appendix E.

If Chapter 13 of the CGCL is deemed applicable to the first merger by virtue of Section 2115 of the CGCL, Feather River stockholders who do not consent in writing to the adoption of the merger agreement may, by complying with Sections 1300 through 1313 of the CGCL, be entitled to dissenters’ rights as described therein and receive cash for the fair market value of their Feather River capital stock.

The shares of Feather River common stock held by Feather River stockholders who do not vote their shares in favor of the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not be converted into the right to receive the stock consideration otherwise payable for Feather River common stock upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of CGCL. Certain Feather River stockholders who in the aggregate own approximately 12.1% of the outstanding shares of Feather River common stock have entered into voting agreements that require such holders to vote in favor of the merger proposal and such holders will not have dissenters’ rights.

If any holder of dissenting shares has effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the dissenting shares held by such holder will be converted on a share by share basis into the right to receive the stock consideration. Any payments made in respect of dissenting shares will be made by Plumas within the time period set forth in the CGCL.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the CGCL. The full text of Sections 1300 through 1313 of the CGCL is attached to this proxy statement/prospectus as Appendix E and is incorporated herein by reference. Appendix E should be reviewed carefully by any holders of Feather River common stock who wish to exercise dissenters’ rights under the CGCL or who wish to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters’ rights. The following discussion is qualified in its entirety by Appendix E.

All references in Sections 1300 through 1313 of the CGCL and in this summary to a “shareholder” are to the holders of record of Feather River common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in Feather River common stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

Any holder of Feather River common stock wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise such rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the CGCL will result in the loss of a shareholder’s statutory dissenters’ rights.

Under the CGCL, holders of Feather River common stock must satisfy each of the following requirements to qualify their shares of Feather River common stock as dissenting shares, which are referred to as dissenting shares:

•	such dissenting shares must have been outstanding on the record date;

•	such dissenting shares must not have been voted in favor of the merger proposal;

•	the holder of such dissenting shares must timely make a written demand that Feather River repurchase such dissenting shares at fair market value (as defined below); and

•	the holder of such dissenting shares must submit certificates representing such dissenting shares for endorsement (as described below).

A vote of against or to abstain from voting the merger proposal, or refraining from voting at all, does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the CGCL, holders of dissenting shares may require Feather River to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day of, and immediately prior to the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter. We refer to such price as the “fair market value.”

If the merger proposal is approved, then within 10 days following such approval, Feather River is required to mail a dissenter’s notice to each holder of Feather River common stock who did not vote in favor of the merger proposal. The dissenter’s notice must contain the following:

•	a notice of the approval of the merger proposal;

•

a statement of the price determined by Feather River to represent the fair market value of dissenting shares (which will constitute an offer by Feather River to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CGCL);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

We refer to such notice as a dissenter’s notice.

Within 30 days after the date on which the dissenter’s notice is mailed to dissenting shareholders, Feather River or its transfer agent must have received from any dissenting shareholder a written demand that Feather River repurchase such shareholder’s dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that Feather River purchase. Furthermore, the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price). In addition, within such same 30‑day period, a dissenting shareholder must submit to Feather River or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Feather River purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Feather River purchase within 30 days after the date on which the dissenter’s notice is mailed to dissenting shareholders. The demand, statement and Feather River certificates should be delivered by overnight courier or certified mail, return‑receipt requested to (if by Overnight Delivery or Courier) Feather River Bancorp, Inc., 1280 Bridge Street, Yuba City, CA 95991, Attention: Corporate Secretary.

If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares, Feather River and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

If Feather River and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the dissenter’s notice is mailed to dissenting shareholders, to resolve such dispute. In such action, the court will determine whether the shares of Feather River common stock held by such shareholder are dissenting shares and/or the fair market value of such dissenting shares.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. Holders of shares of Feather River common stock wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any holder of shares of Feather River common stock who fails to strictly comply with the requirements of Chapter 13 of the CGCL, attached as Appendix E to this proxy statement/prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

Except as expressly limited by Chapter 13 of the CGCL, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment without the prior consent of Feather River.

Dissenting shares lose their status as “dissenting shares,” and holders of dissenting shares cease to be entitled to require Feather River to purchase such shares, upon the occurrence of any of the following:

•	the merger is abandoned;

•	the dissenting shares are transferred before their submission to Feather River for the required endorsement;

•

the dissenting shareholder and Feather River do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Feather River nor the shareholder files a complaint or intervenes in a pending action within six months after the date on which the dissenter’s notice is mailed to dissenting shareholders; or

•	with Feather River’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

Important Information for Feather River Stockholders Considering Whether to Exercise Dissenters’ Rights

Holders of shares of Feather River common stock considering whether to exercise dissenters’ rights should consider that the fair market value of their shares of Feather River common stock determined under Section 262 of the DGCL or Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the merger are not opinions as to, and do not address in any respect, fair market value under the DGCL or the CGCL. Also, Feather River reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Holders of shares of Feather River common stock considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL OR DISSENTERS’ RIGHTS. In view of the complexity of Section 262 of the DGCL and Chapter 13 of the CGCL, as applicable, Feather River stockholders who may wish to pursue appraisal or dissenters’ rights should consult their legal and financial advisors.

TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARIES AND SECTION 262 OF THE DGCL OR CHAPTER 13 OF THE CGCL, THE DGCL OR CGCL, AS THE CASE MAY BE, WILL GOVERN.

THIS IS NOT A NOTICE OF DISSENTERS RIGHTS PURSUANT TO CHAPTER 13 OF THE CGCL. YOU WILL RECEIVE A LATER NOTICE OF DISSENTERS RIGHTS IF APPLICABLE.

SECURITY OWNERSHIP OF FEATHER RIVER DIRECTORS, CERTAIN OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of Feather River shares of common stock by:

●	Any person who is known to Feather River to own beneficially more than 5.0% of Feather River’s common stock;
●	Each of Feather River’s directors;
●	Each of Feather River’s executive officers; and
●	All current executive officers and directors as a group.

All shares of common stock are owned with sole voting and investment power by each person listed, unless otherwise indicated by footnote. Beneficial ownership as of the dates noted has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of the date of this proxy statement/prospectus. The address of each beneficial owner is c/o Feather River Bancorp, Inc., 1280 Bridge Street, Yuba City, CA 95991, unless otherwise indicated by footnote. As of the date of this proxy statement/prospectus, there were 1,215,383 shares of common stock outstanding.

Name	Beneficial Ownership of Common Stock	Percent of Class of Common Stock(1)
Directors and Named Executive Officers
Denis Cook(2)	8,100	0.67%
Jeff Cryer(3)	27,373	2.25%
Robert Deatsch(4)	8,100	0.67%
Elizabeth Gates(5)	7,600	0.63%
Guy Harris(6)	19,850	1.63%
Brent Hastey(7)	11,150	0.92%
Dennis Hinz(8)	10,844	0.89%
Thomas Iverson, DDS(9)	10,100	0.83%
Murry Lewis(10)	4,100	0.34%
Julie Morehead(11)	36,200	2.98%
Sean O’Neill(12)	10,346	0.85%
All of Directors and Executive Officers as a group (11 individuals)	153,763	12.58%

Principal Shareholders

Rajinder S. Chohan & Paramdeep Chohan	77,128	6.35%
Hust Bros., Inc. (13)	76,776	6.32%
Sutter Buttes Marketplace, LLC(13)	44,747	3.68%

(1)

Based upon 1,215,373 shares of common stock outstanding, plus 6,600 unvested restricted shares of common stock outstanding and held by the directors and executive officers that will become vested in connection with the merger.

(2)	Includes 6,900 shares held in the Denis Cook Revocable Trust, for which Mr. Cook is trustee. Also includes 600 restricted shares of common stock that will vest in connection with the merger.

(3)	Includes 15,250 shares held jointly with spouse, and 9,300 shares held in Mr. Cryer’s IRA. Also includes 600 restricted shares of common stock that will vest in connection with the merger.

(4)	Includes 1,350 shares held in Mr. Deatsch’s IRA. Also includes 600 restricted shares of common stock that will vest in connection with the merger.

(5)	Includes 4,500 shares held in Ms. Gates’ IRA and 500 shares held by Ms. Gates’ spouse. Also includes 600 restricted shares of common stock that will vest in connection with the merger.

(6)	Includes 600 restricted shares of common stock that will vest in connection with the merger.

(7)

Includes 300 shares held in UGMAs for which Mr. Hastey serves as custodian, 6,000 shares held jointly with Mr. Hastey’s spouse, 2,250 shares held by Mr. Hastey’s spouse, and 600 restricted shares of common stock that will vest in connection with the merger.

(8)

Includes 7,744 shares held in Mr. Hinz’s IRA and 1,500 shares held in the Dennis R. Hinz & Leanne M. Hinz Trust, for which Mr. Hinz is trustee. Also includes 600 restricted shares of common stock that will vest in connection with the merger.

(9)	Includes 7,500 shares held in Dr. Iverson’s IRA. Also includes 600 restricted shares of common stock that will vest in connection with the merger.

(10)	Includes 1,500 shares held jointly with Mr. Lewis’ spouse. Also includes 600 restricted shares of common stock that will vest in connection with the merger.

(11)

Includes 2,025 shares held jointly with Ms. Morehead’s daughter, 9,300 shares held in the Joseph A. Morehead II trust, for which Ms. Morehead is co-trustee, 20,850 shares held in an IRA for Ms. Morehead, 2,750 shares held in the Julie Shackleford Trust, for which Ms. Morehead is trustee. Also includes 600 restricted shares of common stock that will vest in connection with the merger.

(12)	Includes 600 restricted shares of common stock that will vest in connection with the merger.

(13)	Shares of each entity are controlled by David Lanza.

LEGAL MATTERS

The validity of the Plumas common stock to be issued in the merger has been passed upon for Plumas by Sheppard Mullin. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Plumas by Sheppard Mullin and for Feather River by Stinson LLP.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this proxy statement/prospectus by reference from Plumas’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Eide Bailly LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Plumas Bancorp

Plumas files annual, quarterly and current reports, proxy statements and other information with the SEC. Plumas’s filings with the SEC are available to the public through the SEC’s website maintained at http://www.sec.gov. You can also find information about Plumas by visiting Plumas’s website at www.plumasbank.com. Information contained in these websites does not constitute part of this proxy statement/prospectus.

Plumas has filed with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder that registers the shares of Plumas common stock to be issued to Feather River stockholders in the merger. This proxy statement/prospectus is a part of that registration statement. As permitted by the SEC’s rules, this proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

The SEC’s rules allow Plumas to incorporate by reference in this proxy statement/prospectus certain information in the documents that Plumas files with the SEC, which means that Plumas can disclose important information to you by referring you to those documents without restating that information in this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus and information that Plumas files subsequently with the SEC will automatically update and, where applicable, supersede any information contained in previously-filed documents or contained in this proxy statement/prospectus.

In all cases, you should rely on the later information over different information included in this proxy statement/prospectus or incorporated by reference.

This proxy statement/prospectus incorporates by reference the documents listed below and any filings Plumas makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the closing date of the merger, provided, however, that Plumas is not incorporating any information that is deemed “furnished” in accordance with the SEC’s rules, including, but not limited to, information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

●	Plumas’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 3, 2021;

●	Plumas’s Quartelry Report on Form 10-Q for the three months ended March 31, 2021, filed with the SEC on May 5, 2021;

●	Plumas’s Current Reports on Form 8-K filed on January 1, January 21, March 11 and April 21, 2021; and

●	The description of Plumas common stock contained in Exhibit 4.1 to Plumas’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on filed on March 5, 2020.

You can obtain any of the documents filed with or furnished to the SEC by Plumas at no cost from the SEC’s website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Plumas in writing at the address or by telephone as specified below:

Plumas Bancorp

5525 Kietzke Lane

Reno, Nevada
Attn: Investor Relations
(775) 786-0907

You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than five business days before the date of the Feather River special meeting. This means that Feather River stockholders requesting documents must do so by June 17, 2021 in order to receive them before the Feather River special meeting.

Feather River Bancorp, Inc.

Feather River provides an annual report to its shareholders, which is made available, free of charge by directing a request by telephone to or mail to Liz Gates, Chief Financial Officer, Feather River Bancorp, Inc., 1280 Bridge Street, Yuba City, CA 95991, (530) 755-3700.

You should rely only on the information contained in this proxy statement/prospectus. Plumas and Feather River have not authorized anyone else to provide you with information, or make any representation, about the merger agreement or the merger, or any information about Plumas or Feather River that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that Plumas has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Moreover, neither Plumas nor Feather River is making an offer to sell or soliciting an offer to buy any securities other than the Plumas common stock to be issued by Plumas in the merger, and neither Plumas nor Feather River is making an offer of such securities in any state where the offer is not permitted. The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

APPENDICES

Appendix A – Agreement and Plan of Merger, dated as of March 10, 2021, by and between Plumas Bancorp and Feather River Bancorp, Inc.

Appendix B – Form of Support Agreements between Plumas Bancorp and certain shareholders of Feather River Bancorp, Inc.

Appendix C – Opinion of ProBank Austin

Appendix D – Section 262 of the Delaware General Corporation Law

Appendix E – Chapter 13 of the California General Corporation Law

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED AS OF MARCH 10, 2021

BY AND BETWEEN

PLUMAS BANCORP

AND

FEATHER RIVER BANCORP, INC.

A-1

Page

ARTICLE I CERTAIN DEFINITIONS		2
1.1	Certain Definitions	2

ARTICLE II THE MERGER AND RELATED MATTERS		11
2.1	The Merger	11
2.2	Effective Time	12
2.3	Bank Merger	12
2.4	United States Federal Income Tax Consequences	12

ARTICLE III CONSIDERATION AND EXCHANGE PROCEDURES		12
3.1	Effect on Capital Stock	12
3.2	Election and Proration Procedures	14
3.3	Exchange of Feather River Common Stock	17
3.4	No Fractional Shares	19
3.5	Anti-Dilution Provisions	19
3.6	Withholding Rights	20
3.7	Feather River Restricted Stock Awards	20

ARTICLE IV ACTIONS PENDING THE MERGER		20
4.1	Forbearances of Feather River	20
4.2	Forbearances of Plumas	25

ARTICLE V REPRESENTATIONS AND WARRANTIES		25
5.1	Disclosure Schedules	25
5.2	Representations and Warranties of Feather River	25
5.3	Representations and Warranties of Plumas	42

ARTICLE VI COVENANTS		47
6.1	Reasonable Best Efforts	47
6.2	Regulatory Filings	47
6.3	Press Releases	47
6.4	Access; Information	48
6.5	Acquisition Proposals; Change in Recommendation	50
6.6	SEC Registration Statement; Proxy Statement/Prospectus	52
6.7	Requisite Shareholder Approval	53
6.8	NASDAQ Listing	54
6.9	Certain Policies	54
6.10	Notification of Certain Matters	54
6.11	Estoppel Letters and Consents	54
6.12	Antitakeover Statutes	55
6.13	Notice to Customers	55
6.14	Indemnification; Directors and Officers Insurance	55
6.15	Benefit Plans	56

i

6.16	Appointment of Director	58
6.17	Transaction Expenses	58
6.18	Reorganization	58
6.19	Acknowledgment of Plumas	59

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION		59
7.1	Conditions to Each Party’s Obligation to Consummate the Merger	59
7.2	Conditions to Obligations of Feather River	60
7.3	Conditions to Obligation of Plumas	61

ARTICLE VIII TERMINATION		62
8.1	Termination	62
8.2	Liabilities and Remedies; Liquidated Damages; Expense Reimbursement	64

ARTICLE IX MISCELLANEOUS		65
9.1	Non Survival of Representations, Warranties, Covenants and Agreements	65
9.2	Waiver; Amendment	66
9.3	Counterparts	66
9.4	Governing Law	66
9.5	Waiver of Jury Trial	66
9.6	Expenses	66
9.7	Notices	66
9.8	Entire Understanding; No Third-Party Beneficiaries	67
9.9	Severability	68
9.10	Enforcement of the Agreement	68
9.11	Waiver of Conditions	68
9.12	Interpretation	68
9.13	Assignment	68
9.14	Alternative Structure	68
9.15	Legal Representation	69

ANNEX A	Form of Non-Solicitation and Confidentiality Agreement
ANNEX B	Form of Support Agreement
ANNEX C	Form of Agreement of Merger
ANNEX D	Form of Bank Merger Agreement

ii

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of March 10, 2021 (this “Agreement”), by and between Plumas Bancorp, a California corporation (“Plumas”), and Feather River Bancorp, Inc., a Delaware corporation (“Feather River”).

RECITALS

WHEREAS, the Board of Directors of Feather River has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the strategic business combination transaction in which Feather River will, on the terms and subject to the conditions set forth herein, merge with and into Plumas with Plumas being the surviving entity (the “Merger”), (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Feather River and its shareholders, and (iii) resolved to recommend that Feather River’s shareholders approve and adopt this Agreement.

WHEREAS, the Board of Directors of Plumas has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Plumas and its shareholders.

WHEREAS, immediately after the Merger, Bank of Feather River (“Bank of Feather River”), a California state-chartered bank and wholly-owned subsidiary of Feather River, will merge with and into Plumas Bank, a California state-chartered bank and wholly-owned subsidiary of Plumas (“Plumas Bank”), with Plumas Bank as the surviving bank (the “Bank Merger”).

WHEREAS, the parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, as a material inducement to Plumas to enter into this Agreement, and simultaneous with the execution of this Agreement, (i) each of the executive officers and directors of Feather River is entering into an agreement substantially in the form of Annex A hereto (the “Non-Solicitation and Confidentiality Agreement”), pursuant to which each shall agree, among other things, to not solicit customers or employees of Bank of Feather River or Plumas Bank for the prescribed term, and (ii) each of the executive officers and directors of Feather River is entering into an agreement substantially in the form of Annex B hereto (the “Support Agreement”), pursuant to which each shall agree, among other things, to vote his or her shares of capital stock of Feather River in favor of the approval and adoption of this Agreement.

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

    CERTAIN DEFINITIONS

1.1    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2020 Audited Financial Statements” has the meaning set forth in Section 6.4(b).

“Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Feather River or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets or businesses of Feather River or its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the consolidated assets, revenues or net income of Feather River; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Feather River or Bank of Feather River; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Feather River or Bank of Feather River; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person; provided, however, neither Feather River nor any of its Affiliates shall be deemed an Affiliate of Plumas for purposes of this Agreement prior to the Effective Time and neither Plumas nor any of its Affiliates shall be deemed an Affiliate of Feather River for purposes of this Agreement prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble and includes any amendments or modifications made effective from time to time in accordance with Section 9.2.

“Agreement of Merger” has the meaning set forth in Section 2.2.

“Aggregate Cash Amount” has the meaning set forth in Section 3.1(d).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Merger Agreement” has the meaning set forth in Section 2.3.

“Bank of Feather River” has the meaning set forth in the recitals to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning set forth in Section 7.1(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated by Law to close.

“Cash Election” has the meaning set forth in Section3.2(a).

“Cash Election Shares” means shares of Feather River Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election).

“Certificate” has the meaning set forth in Section 3.3(a).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Change in Recommendation” has the meaning set forth in Section 6.5(d).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” means the date on which the Effective Time occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(f).

“Consents” has the meaning set forth in Section 6.11.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including any applicable provisions of the Coronavirus Aid, Relief, and Economic Security Act (CARES) enacted in March 2020.

“Customer Contract” has the meaning set forth in Section 5.2(aa)(i).

“D&O Insurance” has the meaning set forth in Section 6.14(c).

“DFPI” means the Department of Financial Protection and Innovation of the State of California.

“DGCL” means the Delaware General Corporation Law.

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” means any share of Feather River Common Stock that is owned by a shareholder who has properly exercised (and has not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the DGCL or, if applicable, dissenters’ rights under Chapter 13 of the CGCL.

“DOL” has the meaning set forth in Section 5.2(n)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Election Deadline” has the meaning set forth in Section 3.2(b).

“Election Form” has the meaning set forth in Section 3.2(a).

“Environmental Laws” means any federal, state, local or foreign (if binding upon a corporation doing business domestically in California) law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Feather River, or that is a member of the same “controlled group” as Feather River pursuant to Section 4001(a)(14) of ERISA.

“Exchange Agent” has the meaning set forth in Section 3.2(c).

“Excluded Shares” means shares of Feather River Common Stock owned by Feather River or Plumas, in each case not held (i), directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Feather River” has the meaning set forth in the preamble to this Agreement.

“Feather River Benefit Plans” has the meaning set forth in Section 5.2(n)(i).

“Feather River Board” means the Board of Directors of Feather River.

“Feather River Bylaws” means the Bylaws of Feather River.

“Feather River Charter” means the Certificate of Incorporation of Feather River.

“Feather River Common Stock” means the common stock of Feather River.

“Feather River Financial Statements” means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Feather River as of December 31, 2019, 2018 and 2017 and the consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Feather River for each of the three years ended December 31, 2019, 2018 and 2017, (ii) the Feather River Interim Financial Statements, (iii) the Call Report (including the financial statements therein) filed by Bank of Feather River for the period ended December 31, 2020, (iv) the Federal Reserve Board FR Y-SP (including the financial statements therein) filed by Feather River for the period ended December 31, 2020, (v) the statements of financial condition of Feather River (including related notes and schedules, if any) and the statements of income and shareholders’ equity (including related notes and schedules, if any) of Feather River with respect to the monthly, quarterly and annual periods ending subsequent to December 31, 2020 and (vi) the 2020 Audited Financial Statements to be delivered by Feather River to Plumas pursuant to Section 6.4(b).

“Feather River Interim Financial Statements” means the unaudited statements of financial condition (including related notes and schedules, if any) of Feather River as of December 31, 2020 and the unaudited statements of income and shareholders’ equity (including related notes and schedules, if any) of Feather River for the 12 months ended December 31, 2020.

“Feather River Loan Property” has the meaning set forth in Section 5.2(p).

“Feather River Shareholder Meeting” has the meaning set forth in Section 6.7(a)(i).

“Feather River Equity Plan” means the Amended and Restated Restricted Shares Plan of Feather River, as amended.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Former Feather River Employees” has the meaning set forth in Section 6.15(b).

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, territorial, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.14(a).

“IRS” has the meaning set forth in Section 5.2(n)(i).

A Person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or executive officer (with a title of executive vice president or above) of that Person is actually aware of such fact or other matter or if that any such officer of a bank or bank holding company reasonably should know in the normal course of his or her duties or would reasonably be expected to know after reasonable inquiry.

“Law” shall mean any federal or state constitution, statute, code, regulation, rule, or common law, publicly available written regulatory guidelines and policies, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority applicable to a Person.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that (i) is material and adverse to the financial condition, assets, deposits, results of operations, prospects or business of such party, taken as a whole, or (ii) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries or the enforcement, implementation or interpretation thereof; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries or the enforcement, implementation or interpretation thereof; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of California, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party expressly required by the terms of this Agreement or taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) the public announcement or consummation of the transactions contemplated by this Agreement; (G) any failure, in and of itself, to meet internal projections or forecasts of revenue, net income or any other measure of financial performance to be achieved in the future (but not including any underlying causes thereof); (H) changes in the market price of such party’s common stock; (I) any outbreak or escalation of hostilities, civil unrest, declared or undeclared acts of war or terrorism; (J) any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the material worsening of such conditions threatened or existing as of the date of this Agreement; or (K) any litigation relating to this Agreement or the transactions contemplated by this Agreement; provided, that, in the case of clauses (A), (B), (C), (D), (I), or (J), such party is not affected to a greater extent than other bank holding companies or insured depository institutions in the industry in which such party operates.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 5.2(l)(i).

“Maximum Amount” has the meaning set forth in Section 6.14(c).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Mergers” means, collectively, the Merger and the Bank Merger.

“Merger Consideration” means the number of whole shares of Plumas Common Stock, plus cash in lieu of any fractional share interest, and the amount of cash into which shares of Feather River Common Stock shall be converted, pursuant to the provisions of ARTICLE III.

“Mixed Election” has the meaning set forth in Section 3.2(a).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Solicitation and Confidentiality Agreement” has the meaning set forth in the recitals to this Agreement.

“No Election Shares” has the meaning set forth in Section 3.2(a).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Authority.

“OREO” means other real estate owned.

“Permitted Encumbrances” shall mean (i) Liens for taxes not yet due and payable, or which are being contested in good faith and by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made in accordance with GAAP, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel, or have a material detrimental effect on the value thereof or its present use.

“Per Share Cash Consideration” has the meaning set forth in Section 3.1(a).

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

“Per Share Stock Consideration” has the meaning Section forth in Section 3.1(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Plumas Bank” has the meaning set forth in the recitals to this Agreement.

“Plumas” has the meaning set forth in the preamble to this Agreement.

“Plumas Benefit Plans” has the meaning set forth in Section 6.15(c).

“Plumas Bank Board” means the Board of Directors of Plumas Bank.

“Plumas Board” means the Board of Directors of Plumas.

“Plumas Common Stock” means the common stock of Plumas.

“Post-Closing Representation” has the meaning set forth in Section 9.15(a).

“PPP Loans” means, collectively, loans originated by Bank of Feather River under the Paycheck Protection Program pursuant to Section 1102 of the CARES Act or Title III of the Consolidated Appropriations Act of 2021, and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Previously Disclosed” with regard to a party means information set forth in its Disclosure Schedule or, in the case of Plumas, the SEC Reports; provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

“Professional Expenses” means the fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Feather River for services rendered in connection with or in contemplation of this Agreement and the transactions contemplated hereby.

“Proposed Dissenting Shares” means those shares of Feather River Common Stock as to which shareholders have properly given notice of their intent to assert appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL.

“Protected Seller Parties” has the meaning set forth in Section 9.15(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.6(a).

“Registration Statement” has the meaning set forth in Section 6.6(a).

“Representatives” has the meaning set forth in Section 6.5.

“Reallocated Cash Shares” has the meaning set forth in Section 3.2(d)(i)(B).

“Reallocated Stock Shares” has the meaning set forth in Section 3.2(d)(ii)(B).

“Requisite Shareholder Approval” means the approval of the shareholders of Feather River required to consummate the Merger in accordance with the DGCL.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.3(f).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” has the meaning set forth in Section 3.1(a).

“Stock Election” has the meaning set forth in Section 3.2(a).

“Stock Election Shares” means shares of Feather River Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election).

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal received after the date of this Agreement, which the Feather River Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and the financial effect of the liquidated damages and expenses that would be payable by Feather River to Plumas pursuant to this Agreement, and after taking into account the advice of its financial advisor and outside legal counsel, that (i) the consideration that would be payable to the holders of Feather River Common Stock is more favorable to holders of Feather River Common Stock from a financial point of view than the Merger and (ii) such proposal is reasonably likely to be consummated on the terms set forth; provided that for purposes of this definition references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.

“Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Tax” and “Taxes” mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, escheat, abandoned or unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Transaction Expenses” has the meaning set forth in Section 6.17.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Waiving Parties” has the meaning set forth in Section 9.15(a).

ARTICLE II

    THE MERGER AND RELATED MATTERS

2.1    The Merger.

(a)    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of the CGCL and the DGCL, at the Effective Time, Feather River shall be merged with and into Plumas, with Plumas as the surviving corporation in the Merger.

(b)    Surviving Entity. Upon the consummation of the Merger, the separate corporate existence of Feather River shall cease and Plumas shall continue as the surviving entity under the Laws of the State of California. The name of “Plumas Bancorp” as the surviving entity of the Merger shall remain “Plumas Bancorp” From and after the Effective Time, Plumas, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Feather River.

(c)    Articles of Incorporation and Bylaws of the Surviving Entity. The Articles of Incorporation and Bylaws of Plumas, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Plumas, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable Law.

(d)    Directors and Officers of the Surviving Entity. The directors and officers of Plumas immediately prior to the Effective Time shall be the directors and officers of Plumas, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

2.2    Effective Time. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, Plumas and Feather River will file, or cause to be filed, with the California Secretary of State (and, to the extent required, the Delaware Secretary of State) an agreement of merger (the “Agreement of Merger”) in substantially the form of Annex C to this Agreement, effecting the Merger. The Merger provided for herein shall become effective upon the filing of the Agreement of Merger with the California Secretary of State or such later time as specified in the Agreement of Merger. The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing. Plumas will cause a copy of the Agreement of Merger, as certified by the California Secretary of State, to be filed with the Delaware Secretary of State pursuant to the DGCL promptly following the Effective Time.

2.3    Bank Merger. As soon as practicable after the execution of this Agreement, or on such later date as Plumas shall specify, Plumas and Feather River shall cause Plumas Bank and Bank of Feather River, respectively, to enter into an agreement and plan of merger (the “Bank Merger Agreement”) in substantially the form of Annex D to this Agreement, which provides for the Bank Merger. Plumas Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Bank of Feather River shall cease. Prior to the effective time of the Bank Merger, Plumas and Feather River shall cause Plumas Bank and Bank of Feather River, respectively, to execute such certificates, agreements and such other documents and certificates as are necessary to effectuate the Bank Merger immediately following the consummation of the Merger.

2.4    United States Federal Income Tax Consequences. The Merger contemplated by this Agreement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Until the Closing, each party to this Agreement shall use its commercially reasonable efforts to cause the Merger to so qualify, and will not Knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a). Plumas and Feather River each agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 2.4 and shall not take any position inconsistent herewith in the course of any audit, litigation, or other proceeding with respect to U.S. federal income Taxes; provided that nothing contained herein shall prevent Plumas or Feather River from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such treatment, and neither Plumas nor Feather River shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such treatment.

ARTICLE III

    CONSIDERATION AND EXCHANGE PROCEDURES

3.1    Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of Plumas or Feather River:

(a)    Effect on Feather River Common Stock. Subject to Section 3.2, each share of Feather River Common Stock (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive, at the election of the holder thereof as provided in this ARTICLE III, either (i) an amount in cash equal to the Per Share Amount the (“Per Share Cash Consideration”) or (i) a number of share of Plumas Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”). As used herein, the term “Per Share Merger Consideration” means, with respect to any Share, either the Per Share Cash Consideration or the Per Share Stock Consideration, as applicable.

(b)    No Effect on Plumas Common Stock. Each share of Plumas Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be converted or otherwise affected by the Merger.

(c)    Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(d)    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)     “Aggregate Cash Amount” means $4,735,184.

(ii)     “Aggregate Plumas Share Amount” means 598,129 shares of Plumas Common Stock.

(iii)    “Aggregate Feather River Share Amount” means the number of shares of Feather River Common Stock issued and outstanding immediately prior to the Effective Time.

(iv)    “Closing Plumas Share Value” means the volume-weighted average trading price of one share of Plumas Common Stock for the ten (10) day period in which the Nasdaq Stock Market is open for trading ending on the last such day immediately preceding the Closing Date, calculated using volumes as report on the Nasdaq Stock Market during its normal market hours.

(v)     “Closing Transaction Value” means the sum of (A) the Aggregate Cash Amount and (B) the product of the Aggregate Plumas Share Amount and the Closing Plumas Share Value.

(vi)    “Exchange Ratio” means the quotient, rounded to the nearest one ten thousandth, obtained by dividing (A) the Per Share Amount by (B) the Closing Plumas Share Value.

(vii)    “Per Share Amount” means the quotient, rounded to the nearest one-tenth of a cent, obtained by dividing (A) the Closing Transaction Value by (B) the number of Aggregate Feather River Share Amount.

(e)    Dissenting Shares.

(i)    No later than ten (10) days following the date that Feather River Shareholder Approval is received, Feather River or Plumas shall provide each record holder of Feather River Common Stock entitled to vote on the Merger with a notice including the information set forth in Section 262 of the DGCL and, if applicable, Section 1301(a) of the CGCL.

(ii)    Notwithstanding any provision of this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such appraisal or dissenters’ rights as are granted by Section 262 of the DGCL or, if applicable, Chapter 13 of the CGCL. If a holder of shares of Feather River Common Stock who demands that Feather River purchase such shares under Section 262 of the DGCL or, if applicable, Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders’ dissenters’ rights with respect to such shares of Feather River Common Stock then, as of the occurrence of such withdrawal or loss, each such share of Feather River Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with this Section 3.1, the Merger Consideration for such shares set forth in this Article III.

(iii)    Feather River shall comply in all respects with the provisions of Section 262 of the DGCL and Chapter 13 of the CGCL with respect to the Dissenting Shares. Feather River shall give Plumas (A) prompt notice of any demands for appraisal or purchase of any such shares of Feather River Common Stock pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL and received by Feather River in connection therewith and (B) the opportunity to direct all negotiations and proceedings with respect to the appraisal or purchase of any shares of Feather River Common Stock under Section 262 of the DGCL or Chapter 13 of the CGCL; provided that Plumas shall act in a commercially reasonable manner in directing any such negotiations or proceedings. Feather River shall not, except with the prior written consent of Plumas (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, voluntarily make any payment with respect to any demands for purchase of Feather River Common Stock or offer to settle or settle any such demands.

3.2    Election and Proration Procedures.

(a)    Election Form. An election form (an “Election Form”) shall be included with the Proxy Statement/Prospectus that is mailed to each holder of record of shares of Feather River Common Stock as of the record date for the Feather River Shareholder Meeting. Each Election Form shall permit the holder, subject to the conditions set forth in Section 3.2(c) and Section 3.2(d), to (i) elect to receive Plumas Common Stock with respect to all of such holder’s Feather River Common Stock (a “Stock Election”), (ii) elect to receive cash with respect to all of such holder’s Feather River Common Stock (a “Cash Election”), (iii) elect to receive cash with respect to some of such holder’s shares of Feather River Common Stock and shares of Plumas Common Stock with respect to such holder’s remaining shares of Feather River Common Stock (a “Mixed Election”), or (iv) indicate that such holder makes no such election with respect to such holder’s shares of Feather River Common Stock. If a shareholder either (i) does not submit a properly completed Election Form prior to the Election Deadline (as defined herein), (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its right to dissent under applicable Law, the shares of Feather River Common Stock held by such shareholder shall be designated “No Election Shares.” No Election Shares shall be treated as follows: (A) if Cash Consideration is Undersubscribed as contemplated in Section 3.2(d)(i), No Election Shares shall be deemed to be and automatically converted into Cash Election Shares, and (B) if Cash Consideration is Oversubscribed as contemplated in Section 3.2(d)(ii), No Election Shares shall be deemed to be and automatically converted into Stock Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

(b)    Election Deadline. The term “Election Deadline” shall mean 5:00 p.m., Pacific Time, on the Business Day that Plumas and Feather River mutually agree is approximately ten (10) Business Days prior to the Closing Date, or such other date as Plumas and Feather River shall mutually agree upon.

(c)    Effective Election. Any election to receive Plumas Common Stock and/or cash shall have been properly made only if the exchange agent selected by Plumas for the purpose of conducting the exchange described in this ARTICLE III (the “Exchange Agent”) shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject shares of Feather River Common Stock are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Plumas nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(d)    Allocation. The Exchange Agent shall effect the allocation among holders of Feather River Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration in the Merger in accordance with the Election Forms as follows:

(i)    Cash Consideration Undersubscribed. If the product of the number of Cash Election Shares multiplied by the Per Share Cash Consideration is less than the Aggregate Cash Amount, then:

(A)    each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration;

(B)    the Exchange Agent shall convert on a pro rata basis as described below in Section 3.2(e), a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the product of (A) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (B) the Per Share Cash Consideration equals the Aggregate Cash Amount, and each Reallocated Cash Share will be converted into the right to receive the Per Share Cash Consideration; and

(C)    each Stock Election Share that is not a Reallocated Cash Share shall be converted into the right to receive the Per Share Stock Consideration.

(ii)    Cash Consideration Oversubscribed. If the product of the number of Cash Election Shares multiplied by the Per Share Cash Consideration is greater than the Aggregate Cash Amount, then:

(A)    each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration;

(B)    the Exchange Agent shall convert on a pro rata basis as described below in Section 3.2(e), a sufficient number of Cash Election Shares (excluding any Dissenting Shares) (“Reallocated Stock Shares”) such that the product of (x) the number of remaining Cash Election Shares (including Dissenting Shares) multiplied by (y) the Per Share Cash Consideration equals the Aggregate Cash Amount, and each Reallocated Stock Share shall be converted into the right to receive the Per Share Stock Consideration; and

(C)    each Cash Election Share which is not a Reallocated Stock Share shall be converted into the right to receive the Per Share Cash Consideration.

(iii)    Cash Consideration Satisfied. If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is equal to the Aggregate Cash Amount, then subparagraphs (d)(i) and (ii) above shall not apply and each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration and each Stock Election Share will be converted into the right to receive the Per Share Stock Consideration.

(e)    Pro Rata Reallocations. In the event that the Exchange Agent is required (x) pursuant to Section 3.2(d)(i)(B), to convert some Stock Election Shares into Reallocated Cash Shares, or (y) pursuant to Section 3.2(d)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of such shares being converted shall be allocated a pro rata portion of the total Reallocated Cash Shares or Reallocated Stock Shares, as the case may be.

(f)    For the avoidance of doubt, in no event will the total amount of cash paid to Feather River shareholders under this Agreement exceed the Aggregate Cash Amount and in no event, other than as provided for under Section 3.5, will the number of shares of Plumas Common Stock exchanged for Feather River Common Stock exceed the Aggregate Plumas Share Amount.

3.3    Exchange of Feather River Common Stock.

(a)    Mailing of Transmittal Material. Provided that Feather River has delivered, or caused to be delivered, to the Exchange Agent all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly and in no event later than five (5) Business Days following the Effective Time, mail or deliver to each holder of record of a certificate or certificates (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of Feather River Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) which immediately prior to the Effective Time represented outstanding shares of Feather River Common Stock, a form of letter of transmittal, in a form mutually acceptable to Feather River and Plumas (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent) advising such holder of the effectiveness of the Merger and containing instructions for use in effecting the surrender of such Certificate(s) in exchange for the consideration to which such holder may be entitled pursuant to Section 3.1(a) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates representing all shares of Feather River Common Stock covered thereby, subject to the provisions of Section 3.3(d) below.

(b)    Plumas Deliveries. At the Effective Time, for the benefit of the holders of Certificates, (i) Plumas shall deliver to the Exchange Agent certificates, or at Plumas’s option, evidence of shares in book entry form, representing the number of shares of Plumas Common Stock issuable to the holders of Feather River Common Stock as part of the Merger Consideration, and (ii) Plumas shall deliver to the Exchange Agent the cash portion of the Merger Consideration payable pursuant to this ARTICLE III, each to be given to the holders of Feather River Common Stock in exchange for their Certificates as provided in this ARTICLE III. Following the Effective Time, Plumas shall deliver to the Exchange Agent all dividends declared and payable after the Effective Time on the shares of Plumas Common Stock issuable to holders of Feather River Common Stock as part of the Merger Consideration, which dividends shall be delivered to the Exchange Agent at the time such dividends are paid to the shareholders of Plumas generally. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Plumas Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)    Exchange Agent Deliveries.

(i)    After completion of the allocation referred to in Section 3.2(d) hereof, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Plumas Common Stock and the amount of cash into which the aggregate number of shares of Feather River Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement, in each case, without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)    Each outstanding Certificate which prior to the Effective Time represented Feather River Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Plumas Common Stock and the right to receive the amount of cash into which such Feather River Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Feather River of Certificates representing shares of Feather River Common Stock and, if such Certificates are presented for transfer, they shall be cancelled against delivery of such Certificates for Plumas Common Stock and cash as hereinabove provided. No dividends or other distributions which have been declared with a record date after the Effective Time will be remitted to any Person entitled to receive shares of Plumas Common Stock under Section 3.1(a) until such Person surrenders the Certificate or Certificates representing Feather River Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d)    Lost or Destroyed Certificates; Issuances of Plumas Common Stock in New Names. The Exchange Agent and Plumas, as the case may be, shall not be obligated to deliver cash and a certificate or certificates representing shares of Plumas Common Stock to which a holder of Feather River Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Feather River Common Stock for exchange as provided in this Section 3.3, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Plumas or its stock transfer agent. If any certificates evidencing shares of Plumas Common Stock are to be issued in a name other than that in which the Certificate evidencing Feather River Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of Plumas Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)    No Further Rights. At the Effective Time, holders of Certificates shall cease to have rights with respect to Feather River Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the consideration in respect of the shares represented thereby. After the Effective Time, there shall be no further transfer of Certificates on the records of Feather River, and if such Certificates are presented to Feather River for transfer, they shall be canceled against delivery of the consideration in respect of the shares represented thereby. No dividends or other distributions with respect to Plumas Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Plumas Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, and all such dividends, other distributions and cash in lieu of fractional shares of Plumas Common Stock shall be paid by Plumas to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with the procedures set forth herein.

(f)    Unclaimed Merger Consideration. Any portion of the shares of Plumas Common Stock and cash delivered to the Exchange Agent by Plumas pursuant to this Agreement that remains unclaimed by the shareholders of Feather River for nine (9) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Plumas. Any shareholders of Feather River who have not theretofore complied with Section 3.3(c) shall thereafter look only to Plumas for the consideration deliverable in respect of each share of Feather River Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon, subject to any abandoned property and any other applicable Law. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Plumas and the Exchange Agent shall be entitled to rely upon the stock transfer books of Feather River to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Plumas and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.4    No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Plumas Common Stock will be issued in the Merger. In lieu thereof, any holder of Feather River Common Stock entitled to receive a fractional share of Plumas Common Stock but for this Section 3.4 shall be entitled to receive a cash payment, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such holder’s proportionate interest in a share of Plumas Common Stock, and (ii) the price of Plumas Common Stock on the Closing Date. All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to three decimal places. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.5    Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Plumas Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, stock split, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly; provided that an offering or sale of Plumas Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the Plumas Common Stock.

3.6    Withholding Rights. Plumas (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Feather River Common Stock such documented and actual amounts as Plumas is required under the Code or any state, local or foreign Tax Law thereunder to deduct and withhold with respect to the making of such payment. Any amount which is withheld as permitted by this Section 3.6 shall be timely remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Feather River Common Stock in respect of which such deduction and withholding was made by Plumas. In the event Plumas determines it must deduct and withhold with respect to the payment of Plumas Common Stock hereunder, Plumas shall be entitled to satisfy such withholding first out of any Cash Consideration otherwise payable to the Person with respect to which such withholding is being made.

3.7    Feather River Restricted Stock Awards. Prior to and effective as of the Effective Time, Feather River shall take all such action as is necessary to terminate, subject to compliance with this Section 3.7, the Feather River Equity Plan. Immediately prior to the Effective Time, any vesting conditions applicable to each award of restricted shares of Feather River Common Stock granted under a Feather River Equity Plan shall, automatically and without any action on the part of the holder thereof and consistent with the terms of the Feather River Equity Plan, accelerate in full and such restricted stock shall become free of any restrictions, any repurchase right shall lapse, and the holder thereof shall be entitled to receive the Merger Consideration at the Effective Time, less any applicable Taxes, if any, required to be withheld with respect to such vesting. The transactions contemplated by this Section 3.7 shall in all cases be completed in a manner designed to comply, to the extent applicable, with Section 409A and Section 424 of the Code. At or prior to the Closing Date, Feather River and the Feather River Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.7.

ARTICLE IV

    ACTIONS PENDING THE MERGER

4.1    Forbearances of Feather River. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, and except as required by applicable Law, without the prior written consent of Plumas, which consent will not be unreasonably withheld or delayed, Feather River will not, and will cause each of its Subsidiaries not to:

(a)    Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all applicable Laws and prudent business and banking practices, or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights, (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests (except, in the ordinary course of business, (A) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies, or (B) in a fiduciary capacity, the ownership of which does not expose it to any material liability from the business, operations or liabilities of such Person).

(c)    Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d)    Compensation; Employment Agreements; Etc. Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable Law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers), but not exceeding 3.0% for any individual employee (based upon each such employee’s salary as of January 1, 2020).

(e)    Hiring. Hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)    Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable Law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan, grant, award or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.

(g)    Dispositions. Sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that (i) individually is greater than $25,000 or (ii) together with all other such transactions is greater than $50,000; provided, however, no such transactions shall be permitted with any of its Affiliates.

(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.1(r)), deposits or properties of any other Person.

(i)    Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate.

(j)    Governing Documents. Amend the Feather River Charter, Feather River Bylaws, or any other governing documents of Feather River or any of its Subsidiaries or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by any applicable Governmental Authority or changes in Laws or GAAP.

(l)    Contracts. Terminate, cancel or request any change in, or agree to any change in, or enter into any contract or agreement that calls for one-time or aggregate annual payments of $25,000 or more and is not terminable at will or on 60 days or less notice without payment of a premium or penalty; provided, that, Plumas’s consent shall not be unreasonably withheld or conditioned and such consent shall be deemed granted if Feather River does not receive Plumas’s consent thereto (via email, fax or otherwise in writing) within three (3) Business Days after Plumas’s receipt of written notice of Feather River’s written request by Feather River for such consent.

(m)    Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, Order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $25,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n)    Banking Operations. Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable Law or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o)    Marketing. Introduce any new marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p)    Derivatives Contracts. Enter into any Derivatives Contract.

(q)    Indebtedness. Incur any indebtedness for borrowed money (other than deposits, certificates of deposits, escrow balances, federal funds purchased, cash management accounts, and FHLB advances which, in each case, have a maturity of less than one year and are incurred in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice; provided, that, Plumas’s consent shall not be unreasonably withheld or conditioned and such consent shall be deemed granted if Feather River does not receive Plumas’s consent thereto (via email, fax or otherwise in writing) within three (3) Business Days after Plumas’s receipt of written notice of Feather River’s written request by Feather River for such consent.

(r)    Investment Securities. Acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any (i) Equity Investment, or (ii) debt security other than in the ordinary course of business consistent with past practice.

(s)    Loans. Except for PPP Loans, make any loan, loan commitment or renewal or extension thereof to any Person which, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person or any affiliate or immediate family member of such Person, exceeds $500,000, without first submitting complete loan package information, customarily submitted to the board of directors of Bank of Feather River or the loan committee thereof in connection with obtaining approval of such action, to Plumas Bank’s chief credit officer for review at least three (3) full Business Days prior to taking such action, consulting with Plumas respecting such credit and the basis of Bank of Feather River’s credit decisions and considering any comments raised by Plumas within three (3) Business Days of receipt of such information. The issuance of or the commitment to issue a letter of credit by Feather River shall constitute a loan or loan commitment for purposes of this section.

(t)    Loan Modifications. Except for the forgiveness of PPP Loans in accordance with guidelines issued by the SBA, make any modification to any outstanding loan or loan commitment to any Person, which exceeds $500,000, without first submitting complete loan package information, customarily submitted to the board of directors of Bank of Feather River or its loan committee in connection with obtaining approval of such action, to the chief credit officer of Plumas Bank for review at least three (3) full Business Days prior to taking such action, consulting with Plumas respecting such credit and the basis of Bank of Feather River’s credit decisions and considering any comments raised by Plumas within three (3) Business Days of receipt of such information. The issuance of or the commitment to modify any credit or loan commitment by Feather River shall constitute a loan or loan commitment for purposes of this section.

(u)    Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v)    Adverse Actions. Except as may be required by Law or as contemplated by this Agreement, take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, (ii) that may result in a violation of the Bank Secrecy Act, any anti-money laundering laws and regulations or the policies and procedures of Feather River with respect to the foregoing, or (iii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(w)    Payments. Accelerate the payment of any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice; provided, that, Plumas’s consent shall not be unreasonably withheld or conditioned and which consent shall be deemed granted if Plumas has not provided Feather River (via email, fax or by other means) a written objection to such action within three (3) Business Days after Plumas’s receipt of a written request by Feather River for such consent.

(x)    Taxes. Make or change any material Tax election or method of Tax accounting, settle, compromise or otherwise finally resolve any material Tax liability, or file any amended Tax Return with respect to a material amount of Taxes up to and including the Closing Date.

(y)    Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover Law or state or territorial Law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(z)    Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary.

(aa)    Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in such party’s market area.

(bb)    Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

4.2    Forbearances of Plumas. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, and except as required by applicable Law, without the prior written consent of Feather River, which consent will not be unreasonably withheld, conditioned or delayed, Plumas will not, and will cause each of its Subsidiaries not to, not take or fail to take any action that is intended or may reasonably be expected (A) to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) to result in any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied or (C) to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1    Disclosure Schedules. On or prior to the date hereof, Feather River has delivered to Plumas, and Plumas has delivered to Feather River, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article VI. Any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of that party’s Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section. Notwithstanding anything in this Agreement to the contrary (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision of this Agreement and (b) the inclusion of an item in such Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

5.2    Representations and Warranties of Feather River. Feather River hereby represents and warrants to Plumas that, except as Previously Disclosed:

(a)    Organization, Standing and Authority. Feather River is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Feather River is duly registered with the Federal Reserve Board as a bank holding company under the BHCA and meets the applicable requirements for qualification as such. Bank of Feather River is a bank duly organized and validly existing under the Laws of the State of California that is duly authorized by the DFPI to conduct business as a commercial bank. Each other Subsidiary of Feather River is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Feather River and each of its Subsidiaries is licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Feather River. Feather River and each of its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so authorized would not materially impair the ability of Feather River to perform its obligations under this Agreement or otherwise materially impede consummation of the transactions contemplated hereby. The deposit accounts of Bank of Feather River are insured by the FDIC, in the manner and to the maximum extent provided by applicable Law, and Bank of Feather River has paid all deposit insurance premiums and material assessments required by applicable Laws. The copies of the Feather River Charter, Feather River Bylaws and the other governing documents of Feather River and its Subsidiaries which have been previously made available to Plumas are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Feather River and its Subsidiaries contain true, complete and correct records in all material respects of all meetings and other corporate actions held or taken by their respective boards of directors (including committees of their respective boards of directors), as well as the shareholders of Feather River and its Subsidiaries through the date hereof.

(b)    Capital Structure.

(i)    The authorized capital stock of Feather River consists of (i) 10,000,000 shares of Feather River Common Stock, of which 1,221,983 are issued and outstanding (including 11,000 shares of outstanding Feather River Common Stock that are subject to restricted stock awards, 6,600 of which are unvested as of the date of this Agreement) and (ii) no shares of preferred stock. Feather River does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of Feather River’s capital stock (A) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Feather River Charter, the Feather River Bylaws or any agreement to which Feather River is a party, and (B) have been offered, sold, issued and delivered by Feather River in all material respects in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Feather River capital stock.

(ii)    Other than the Feather River Equity Plan, Feather River has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(iii)    Schedule 5.2(b)(iii) lists, for each restricted stock award outstanding under the Feather River Equity Plan, the participant, the number of shares of Feather River Common Stock underlying such award, the vesting schedule and number of shares vested, the grant date, the grant price and whether the participant has made an 83(b) election with respect to such award. Other than such restricted stock awards listed in Schedule 5.2(b)(iii), there are no Rights or agreements obligating Feather River to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Feather River capital stock or any capital stock or equity or other ownership interest of Feather River or obligating Feather River to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Feather River.

(iv)    Except for the Support Agreements, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Feather River to which Feather River is a party, by which Feather River is bound, or of which Feather River has Knowledge, or (ii) agreements or understandings to which Feather River is a party, by which Feather River is bound, or of which Feather River has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Feather River capital stock.

(c)    Subsidiaries. Feather River owns all of the issued and outstanding shares of Bank of Feather River, free and clear of all Liens. Schedule 5.2(c) of the Disclosure Schedule sets forth each of Feather River’s Subsidiaries, and the ownership interest of Feather River in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of Feather River have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of Feather River authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights. Other than the Subsidiaries of Feather River, Feather River does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

(d)    Corporate Power. Each of Feather River and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Feather River has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities and shareholder approvals.

(e)    Corporate Authority.

(i)    This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of Feather River and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing (provided that the shareholder approvals are subsequently obtained). Except as contemplated by this Agreement, no other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. Feather River has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Plumas, this Agreement is a valid and legally binding obligation of Feather River, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy Exception).

(ii)    The Feather River Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, Feather River and its shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that Feather River’s shareholders approve and adopt this Agreement.

(f)    Regulatory Approvals. No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or other third party are required to be made or obtained by Feather River or any of its Subsidiaries in connection with the execution, delivery or performance by Feather River of this Agreement or by Bank of Feather River of the Bank Merger Agreement, or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the DFPI, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of Plumas Common Stock in the Merger, (C) approval of listing of such Plumas Common Stock on the NASDAQ Global Market, (D) the filing of (1) the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL, (2) the Agreement of Merger, as certified by the Secretary of State of the State of California, with the Secretary of State of the State of Delaware pursuant to the DGCL and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC, and (E) the Requisite Shareholder Approval.  As of the date hereof, Feather River is not aware of any reason why the approvals set forth above will not be received in a timely manner and without the imposition of a Burdensome Condition.

(g)    No Conflict. The execution and delivery by Feather River of this Agreement and the consummation of the transactions provided for in this Agreement (A) do not violate any provision of the Feather River Charter, the Feather River Bylaws, any other governing document of Feather River or any applicable Law (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approval) and (B) except as set forth in Schedule 5.2(g) of the Disclosure Schedule, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Feather River or any of its Subsidiaries is a party or by which any of them is bound, or any Order, ruling, decree, judgment, arbitration award or stipulation to which Feather River or any of its Subsidiaries is subject, or constitute a default thereunder or result in the creation of any Lien upon any of the properties or assets of Feather River or any of its Subsidiaries.

(h)    Financial Statements; Material Adverse Effect.

(i)    Feather River has previously delivered or made available to Plumas accurate and complete copies of the Feather River Financial Statements. The Feather River Financial Statements as of and for the years ended December 31, 2019, 2018 and 2017 are accompanied by the audit report of Moss Adams LLP. The Feather River Financial Statements fairly present or, with respect to those as of any date or for any period ending after the date of this Agreement, will fairly present, in all material respects, the financial condition of Feather River as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows (if applicable) of Feather River for the respective periods or as of the respective dates set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments). Feather River has no reason to believe that there will be, and to Feather River’s Knowledge there will not be, any negative discrepancy between and among the Feather River Interim Financial Statements, the financial statements included in the Federal Reserve Board FR Y-SP filed by Feather River for the period ended December 31, 2020 and the 2020 Audited Financial Statements.

(ii)    The Feather River Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Feather River have been conducted in accordance with generally accepted auditing standards of the United States of America.

(iii)    Except as Previously Disclosed, since January 1, 2020, Feather River has not incurred any material liability other than in the ordinary course of business consistent with past practice.

(iv)    Except as Previously Disclosed, since January 1, 2020, (A) Feather River has conducted its business in the ordinary and usual course consistent with past practice, (B) Feather River has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.1 hereof, and (C) to the Knowledge of Feather River, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Feather River.

(i)    Legal Proceedings. Except as set forth in Schedule 5.2(i), no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against Feather River or any of its Subsidiaries, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to Feather River, and, to the Knowledge of Feather River, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither Feather River nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to Feather River.

(j)    Regulatory Matters.

(i)    Feather River and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by them under applicable Laws, and such reports were in all material respects complete, accurate and in compliance with all applicable Laws, and Feather River has previously delivered or made available to Plumas accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examination of Feather River and its Subsidiaries by the appropriate Governmental Authorities, neither Feather River nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Feather River believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Feather River.

(ii)    None of Feather River nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Feather River or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Feather River and its Subsidiaries have paid all material assessments made or imposed by any Governmental Authority.

(iii)    Except as Previously Disclosed, no Governmental Authority has initiated since January 1, 2018 or has pending any proceeding, enforcement action or, to the Knowledge of Feather River, investigation or inquiry into the business, operations, policies, practices or disclosures of Feather River or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Feather River and its Subsidiaries), or, to the Knowledge of Feather River, threatened any of the foregoing.

(iv)    As of the date of this Agreement, the most recent regulatory rating given to Bank of Feather River as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of Bank of Feather River with respect to Community Reinvestment Act compliance, Bank of Feather River has not received any written complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the Knowledge of Feather River, threatened with respect to any violations of consumer fair lending Laws.

(k)    Compliance With Laws. Each of Feather River and its Subsidiaries:

(i)    is and at all times since January 1, 2018 has been in material compliance with all applicable Laws, Orders or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending Laws and other Laws relating to discriminatory business practices and all COVID-19 Measures;

(ii)    has and at all times since January 1, 2018 has had all material permits, licenses, franchises, authorizations and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; and all such permits, licenses, franchises, certificates of authority and approvals are in full force and effect and, to the Knowledge of Feather River, no suspension or cancellation of any of them is pending or threatened;

(iii)    has received, since January 1, 2018, no written notification or other written communication from any Governmental Authority (A) asserting that Feather River or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Authority enforces and which have not been corrected or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of Feather River, do any grounds for any of the foregoing exist); and

(iv)    has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, (y) has designed disclosure controls and procedures to ensure that material information is made known to its management on no less than a quarterly basis, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(l)    Material Contracts; Defaults.

(i)    Except as Previously Disclosed, neither Feather River nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of Feather River or any of its Subsidiaries to indemnification from Feather River or any of its Subsidiaries, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $25,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of Feather River or any of its Subsidiaries, (G) which involves the purchase or sale of assets with a purchase price of $25,000 or more in any single case or $50,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $25,000 or more in annual fees, (I) which provides for the payment by Feather River or any of its Subsidiaries of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by Feather River or any of its Subsidiaries, (K) which materially restricts the conduct of any business by Feather River or any of its Subsidiaries or limits the freedom of Feather River or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict Feather River or any of its Subsidiaries after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires Feather River or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which relates to a partnership or joint venture or similar arrangement, (M) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $25,000 and that has any continuing obligations, liabilities or restrictions, (N) which is with respect to, or otherwise commits Feather River or any of its Subsidiaries to do, any of the foregoing, or (O) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “Material Contracts”). For purposes of this Agreement, the term “Material Contracts” does not include (A) loans made by, (B) unfunded loan commitments made by, (C) letters of credit issued by, (D) loan participations of, (E) Federal funds sold or purchased by, (F) repurchase agreements made by, (G) bankers acceptances of, or (H) deposit liabilities of, Feather River or any of its Subsidiaries.

(ii)    Each Material Contract is valid and binding on Feather River or its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Feather River or its Subsidiaries, is valid and binding on the other parties thereto (except as enforceability may be limited by the Bankruptcy Exception). None of Feather River and its Subsidiaries or, to the Knowledge of Feather River and its Subsidiaries, any other parties thereto, is in material default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Feather River or any of its Subsidiaries is currently outstanding.

(iii)    All outstanding loans from Feather River or any of its Subsidiaries to their respective officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(m)    No Brokers. Other than Feather River’s engagement of ProBank Austin, no action has been taken by Feather River that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(n)    Employee Benefit Plans.

(i)    Schedule 5.2(n)(i) lists all benefit and compensation plans, contracts, policies or arrangements that are maintained, sponsored, or contributed to by Feather River or any of its Subsidiaries or with respect to which Feather River or any of its Subsidiaries has or may have any liability, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (each, a “Feather River Benefit Plan”, and collectively, the “Feather River Benefit Plans”). Feather River has previously made available to Plumas true and complete copies of (A) all Feather River Benefit Plans including any trust instruments and insurance contracts forming a part of any Feather River Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each Feather River Benefit Plan; (C) for each Feather River Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of a Feather River Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which Feather River is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each Feather River Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Feather River Benefit Plan; (F) the most recent actuarial report, if any relating to each Feather River Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Feather River Benefit Plan required to provide summary annual reports by Section 104 of ERISA. Schedule 5.2(n)(i) sets forth for each Feather River Benefit Plan, (1) each participant in the Feather River Benefit Plan and (2) the amounts paid or to be paid, or accrued or to be accrued by Feather River in connection with this Agreement and the transactions contemplated herein under each Feather River Benefit Plan.

(ii)    Each Feather River Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable Law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Feather River Benefit Plan is maintained. Each Feather River Benefit Plan that is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the IRS as to its tax-qualified status (or is maintained on an IRS-approved prototype or volume submitter document), and, to Feather River’s Knowledge, no event has occurred since the date of issuance of such letter that would reasonably be expected to jeopardize the tax-qualified status of such plan. There is no material pending or, to Feather River’s Knowledge, threatened litigation relating to the Feather River Benefit Plans. Neither Feather River nor any of its Subsidiaries has engaged in a transaction with respect to any Feather River Benefit Plan or Pension Plan that could subject it to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no audits, investigations, or examinations pending before the IRS, DOL or other governmental agency with respect to any Feather River Benefit Plan.

(iii)    Neither Feather River nor any of its ERISA Affiliates maintains, sponsors or contributes to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) “pension plan” (as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (iii) “multiemployer plan” (as defined in Section 3(37) of ERISA.

(iv)    All contributions required to be made under the terms of any Feather River Benefit Plan have been timely made.

(v)    Neither Feather River nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Feather River Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. Feather River and its Subsidiaries may amend or terminate any such Feather River Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Feather River Benefit Plan that could subject Feather River or its Subsidiaries to a material Tax under Section 4980B of the Code.

(vi)    Neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of Feather River or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Feather River Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Feather River Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by Feather River under Section 162(m) of the Code when paid.

(vii)    All required reports and descriptions (including Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Feather River Benefit Plan. All required Tax filings with respect to each Feather River Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii)    No Feather River Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)    Each Feather River Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(o)    Labor Matters. Feather River and its Subsidiaries are not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Feather River or its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Feather River or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Feather River’s Knowledge, threatened, nor is Feather River or its Subsidiaries aware of any activity involving Feather River’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Feather River and its Subsidiaries have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other Law. To the Knowledge of Feather River, no employee of Feather River or any of its Subsidiaries is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Feather River or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. Feather River and each of its Subsidiaries is in all material respects, in compliance with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and has used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of Feather River or any if its Subsidiaries, consistent with guidance issued by applicable United States federal, state and local health authorities.

(p)    Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on Feather River or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of Feather River, threatened against Feather River or its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Feather River. Except as Previously Disclosed, to the Knowledge of Feather River, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Feather River. Feather River and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws. Except as Previously Disclosed, to Feather River’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Feather River or its Subsidiaries, or any property in which Feather River or its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Feather River Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to Feather River. Neither Feather River nor any of its Subsidiaries could reasonably be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Feather River Loan Property or any property of Feather River or its Subsidiaries which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to Feather River. Neither Feather River nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property. Neither Feather River nor any of its Subsidiaries nor, to Feather River’s Knowledge, any Person whose liability Feather River or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Feather River and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To Feather River’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Feather River or any of its Subsidiaries, any currently or formerly owned or operated property, any Feather River Loan Property, or, to Feather River’s knowledge, any Person whose liability Feather River or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against Feather River or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Feather River Loan Property or property of Feather River or any of its Subsidiaries. Feather River has provided to Plumas true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Feather River or any of its Subsidiaries and any currently or formerly owned or operated property.

(q)    Tax Matters.

(i)    Neither Feather River nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii)    Feather River and each of its Subsidiaries have timely filed all income and other material Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects.

(iii)    All material Taxes required to be paid or remitted by Feather River or any of its Subsidiaries on or before the date hereof have been so paid or remitted, whether or not shown as due and owing on any Tax Returns.

(iv)    Feather River and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, client, depositor, customer, account holder, creditor, shareholder or other third party.

(v)    Neither Feather River nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi)    Neither Feather River nor any of its Subsidiaries has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vii)    The unpaid Taxes of Feather River and each of its Subsidiaries (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on the Interim Feather River Financial Statements, and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Feather River in filing its Tax Returns.

(viii)    There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings which suspend the collection thereof) upon any of the assets of Feather River or any of its Subsidiaries.

(ix)    There is no audit or other proceeding with respect to Taxes by any Governmental Authority pending or being conducted with respect to Feather River or any of its Subsidiaries.

(x)    Neither Feather River nor any of its Subsidiaries has received from any taxing authority (including jurisdictions in which Feather River and its Subsidiaries have not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review, (B) written request for information related to Tax matters or (C) written notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against Feather River or any of its Subsidiaries.

(xi)    Neither Feather River nor any of its Subsidiaries is a party to or bound by any tax sharing agreement with any other Person (other than Feather River or any of its Subsidiaries).

(xii)    Neither Feather River nor any of its Subsidiaries has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which Feather River was the parent.

(xiii)    Neither Feather River nor any of its Subsidiaries has any liability for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law), (B) as transferee or successor, or (C) by contract or indemnity (other than contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(xiv)    Neither Feather River nor any of its Subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xv)    Neither Feather River nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(xvi)    Neither Feather River nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax Law, (B)  “closing agreement” as described in Section 7121 of the Code or similar state or local Tax Law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) an item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, (F) election under Section 108(i) or 965 of the Code, or (G) other action taken prior to the Closing Date.

(xvii)    Feather River has not deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief and Economic Security (CARES) Act or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of Feather River to any Governmental Authority which have not yet been paid.

(r)    Risk Management Instruments. Except as Previously Disclosed, neither Feather River nor any of its Subsidiaries is a party to, nor has any agreed to enter into, a Derivatives Contract.

(s)    Loans; Nonperforming and Classified Assets.

(i)    Except as Previously Disclosed, each Loan on the books and records of Feather River or any of its Subsidiaries was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of Feather River, constitutes the legal, valid and binding obligation of the obligor named therein, subject to the Bankruptcy Exception.

(ii)    Feather River has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of Feather River, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Feather River or any of its Subsidiaries, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of Feather River or any of its Subsidiaries, or to the knowledge of Feather River, any Person controlling, controlled by or under common control with, any of the foregoing.

(iii)    Feather River has Previously Disclosed a list and description of all loan participations entered into between Feather River or any of its Subsidiaries and any third party which are reflected on the books and records of Feather River or any of its Subsidiaries. A true and complete copy of each document relating to each loan participation has been delivered to Plumas, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

(t)    Properties. All real property owned or leased by Feather River or any of its Subsidiaries has been Previously Disclosed. Except as Previously Disclosed, with respect to such real property that is owned by Feather River or any of its Subsidiaries other than OREO, Feather River has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Permitted Encumbrances, (ii) Liens set forth in policies for title insurance of such properties delivered to Plumas, and including the matters Previously Disclosed, (iii) survey imperfections set forth in surveys of such properties delivered to Plumas or (iv) as Previously Disclosed. With respect to such real property that is leased by Feather River or any of its Subsidiaries, to the Knowledge of Feather River, Feather River has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof). Feather River has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to Plumas; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date; neither Feather River nor any of its Subsidiaries nor, to Feather River’s Knowledge, the landlord thereunder, is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto, except as enforceability may be limited by the Bankruptcy Exception; the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease (which Lien is superior to such lease), Feather River or its Subsidiaries has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that Feather River’s or its Subsidiaries’ use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided Feather River and its Subsidiaries are not in default of any of their obligations pursuant to any such lease beyond the expiration of any notice and cure periods. Except as Previously Disclosed, all real and personal property owned by Feather River or its Subsidiaries or presently used by any of them is in good condition (ordinary wear and tear excepted) and is sufficient to carry on their business in the ordinary course of business consistent with its past practices. Feather River and its Subsidiaries have good and marketable and insurable title, free and clear of all Liens to all of their material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) Permitted Encumbrances and (iii) as Previously Disclosed. All personal property which is material to Feather River’s or its Subsidiaries’ business and leased or licensed by Feather River or its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(u)    Intellectual Property. Each of Feather River and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of any material Liens, all of which have been Previously Disclosed by Feather River, and Feather River and its Subsidiaries have not received any written notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the Knowledge of Feather River, the operation of the business of Feather River and its Subsidiaries does not infringe or violate the intellectual property of any third party. Feather River and its Subsidiaries have performed in all material respects all the obligations required to be performed by them and they are not in default under any contract, agreement, arrangement or commitment related to any of the foregoing.

(v)    Fiduciary Accounts. Feather River and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in a manner that complies in all material respects with the terms of the governing documents and applicable Laws. Neither Feather River nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w)    Books and Records. The books, records, systems, data and information of Feather River and its Subsidiaries (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of Feather River and its Subsidiaries and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Feather River, any of its Subsidiaries or their accountants (including all means of access thereto and therefrom). Feather River’s stock transfer books and Feather River’s register of restricted stock awards, true and complete copies of which have been provided to Plumas, are maintained according to applicable Law and, to Feather River’s knowledge, accurately reflect the holders of Feather River Common Stock and Feather River restricted stock awards, respectively, as of the date of this Agreement.

(x)    Insurance. Feather River has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Feather River or any of its Subsidiaries. Feather River and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Feather River have reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by Feather River and its Subsidiaries are in full force and effect; neither Feather River nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(y)    Allowance For Loan Losses. Bank of Feather River’s allowance for loan losses is, and shall be as of the Closing Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate in all material respects under all such standards.

(z)    Transactions With Affiliates. All “covered transactions” between Bank of Feather River and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in material compliance with such provisions.

(aa)    Customer Relationships.

(i)    Each customer of Bank of Feather River has been in all material respects originated and serviced (1) in conformity with the applicable policies of Bank of Feather River (but subject to customary policy exceptions), (2) in accordance with the terms of any applicable agreement, contract, instrument, undertaking, note, or other legally binding commitment or obligation, whether written or oral, governing the relationship with such customer (each, a “Customer Contract”), (3) in accordance with any instructions received from such customer and his or her authorized representatives and authorized signers, (4) consistent with such customer’s risk profile; and (5) in compliance with all applicable Laws and Bank of Feather River’s constituent documents, including any policies and procedures adopted thereunder. Each Customer Contract has been duly and validly executed and delivered by Bank of Feather River and, to the Knowledge of Feather River, the other contracting parties; each such Customer Contract constitutes a valid and binding obligation of the parties thereto (except as enforceability may be limited by the Bankruptcy Exception); and Bank of Feather River and, to the Knowledge of Feather River, the other parties thereto have duly performed in all material respects their obligations thereunder.

(ii)    No Customer Contract provides for any material reduction of fees charged (or in other compensation payable to or from Bank of Feather River thereunder) by reason of this Agreement.

(iii)    Each account opening document, customer disclosure statement and other Customer Contract conforms in all material respects to the forms that Bank of Feather River has previously made available to Plumas.

(bb)    Transaction Expenses. Schedule 5.2(bb) sets forth a true, accurate and complete list of the reasonably anticipated Transaction Expenses as of the date of this Agreement.

(cc)    Fairness Opinion. The Feather River Board has received the written opinion of its financial advisor, ProBank Austin, to the effect that, subject to the factors, assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Merger Consideration is fair to the holders of Feather River Common Stock from a financial point of view.

(dd)    Representations Not Misleading. No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of Feather River to Plumas pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

(ee)    No Other Representations or Warranties. The representations and warranties of Feather River contained in this Section 5.2 as qualified by Feather River's Disclosure Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of Feather River to Plumas in connection with the transactions contemplated by this Agreement, and all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results or operations, prospects, business, assets or liabilities of Feather River or its Subsidiaries), whether made by Feather River, its Subsidiaries or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors or consultants are specifically disclaimed by Feather River. Feather River acknowledges and agrees that neither Plumas nor any other Person on behalf of Plumas has made or is making, and Feather River has not relied upon, any express or implied representation or warranty other than those contained in Section 5.3 as qualified by Plumas Disclosure Schedule.

5.3    Representations and Warranties of Plumas. Plumas hereby represents and warrants to Feather River that, except as Previously Disclosed:

(a)    Organization, Standing and Authority. Plumas is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Plumas is duly registered with the Federal Reserve Board as a bank holding company under the BHCA and meets the applicable requirements for qualification as such. Plumas Bank is a bank duly organized and validly existing under the Laws of the State of California that is duly authorized by the DFPI to conduct business as a commercial bank. Each other Subsidiary of Plumas is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Plumas and each of its Subsidiaries is licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Plumas. Plumas and each of its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so authorized would not materially impair the ability of Plumas to perform its obligations under this Agreement or otherwise materially impede consummation of the transactions contemplated hereby. The deposit accounts of Plumas Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable Law, and Plumas Bank has paid all deposit insurance premiums and assessments required by applicable Laws.

(b)    Corporate Power. Each of Plumas and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Plumas has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(c)    Corporate Authority.

(i)    This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of Plumas and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing. Except as contemplated by this Agreement, no other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. Plumas has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Feather River, this Agreement is a valid and legally binding obligation of Plumas, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy Exception).

(ii)    The Plumas Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, Plumas and its shareholders, and (2) approving and declaring advisable this Agreement and the transactions contemplated hereby.

(d)    No Conflict. The execution and delivery by Plumas of this Agreement and the consummation of the transactions provided for in this Agreement (A) do not violate any provision of the Articles of Incorporation or Bylaws of Plumas or any other governing document of Plumas (assuming receipt of the required approval of any Governmental Authority) and (B) except for the receipt of required approvals of any Governmental Authority, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Plumas or any of its Subsidiaries is a party or by which any of them is bound, or any Order to which Plumas or any of its Subsidiaries is subject, or constitute a default thereunder or result in the creation of any Lien upon any of the properties or assets of Plumas or any of its Subsidiaries (other than in the case of clause (B), where any such noncompliance, acceleration, default or breach, in the aggregate, would not have a Material Adverse Effect on Plumas).

(e)    Regulatory Approvals. No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or other third party are required to be made or obtained by Plumas or any of its Subsidiaries in connection with the execution, delivery or performance by Plumas of this Agreement or by Plumas Bank of the Bank Merger Agreement, or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the DFPI, as required, (B) filings with the SEC and any state securities authorities, as applicable, in connection with the offer and sale of Plumas Common Stock in the Merger, (C) approval of listing of shares Plumas Common Stock to be issued in the Merger the Nasdaq Stock Market, and (D) the filing of (1) the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL, (2) the Agreement of Merger, as certified by the Secretary of State of the State of California, with the Secretary of State of the State of Delaware pursuant to the DGCL and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC.  As of the date hereof, Plumas is not aware of any reason why the approvals set forth above will not be received in a timely manner and without the imposition of a Burdensome Condition.

(f)    Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of Plumas (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of Plumas) has been set forth in the SEC Reports. All of the outstanding shares of capital stock of Plumas are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of Plumas. All of the outstanding shares of capital stock of each of Plumas’s Subsidiaries are owned by Plumas free and clear of any Liens and there are not outstanding Rights with respect to any shares of any Subsidiary’s capital stock. Except as specified in the SEC Reports: (i) no shares of Plumas’s outstanding capital stock are subject to preemptive rights or any other similar rights; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of Plumas or contracts, commitments, understandings or arrangements by which Plumas or a Subsidiary is or may become bound to issue additional shares of capital stock of Plumas or a Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of Plumas or a Subsidiary, other than those issued or granted pursuant to contracts or equity or incentive plans or arrangements described in the SEC Reports; (iii) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of Plumas or a Subsidiary or by which Plumas or a Subsidiary is bound; and (iv) Plumas and each of its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Reports that are not so disclosed in the SEC Reports. The shares of Plumas Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

(g)    SEC Reports. Plumas has timely filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2019 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Plumas has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(h)    Financial Statements. The financial statements of Plumas included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of Plumas and its consolidated Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.

(i)    Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Plumas.

(j)    Regulatory Matters.

(i)    None of Plumas, its Subsidiaries, any of their respective Affiliates or any of their respective properties is a party to or is subject to any Order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority.

(ii)    Neither Plumas nor any of its Subsidiaries has been advised by, nor does either Plumas or any of its Subsidiaries have Knowledge of facts which could reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii)    Plumas and each of its Subsidiaries maintain appropriate enterprise risk management policies and procedures and implement appropriate compliance programs, including compliance with the Bank Secrecy Act and anti-money laundering requirements which have been reviewed and found satisfactory by the FDIC and any other Governmental Authority with jurisdiction over Plumas and each of its Subsidiaries.

(iv)    The most recent regulatory rating given to Plumas Bank as to compliance with the Community Reinvestment Act is “Satisfactory” or higher. Since the last regulatory examination of Plumas Bank with respect to Community Reinvestment Act compliance, Plumas Bank has not received any complaints as to its Community Reinvestment Act compliance.

(k)    Labor Matters. Plumas and its Subsidiaries are not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Plumas or its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Plumas or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Plumas’s Knowledge, threatened, nor is Plumas or its Subsidiaries aware of any activity involving Plumas’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Plumas and its Subsidiaries have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other Law. Plumas and each of its Subsidiaries is in all material respects, in compliance with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and has used reasonable best efforts to implement health and safety protocols at all worksites under the control of Plumas or any if its Subsidiaries, consistent with guidance issued by applicable United States federal, state and local health authorities.

(l)    Tax Matters. Plumas and each of its Subsidiaries have (a) filed all material Tax Returns that they are required to have filed, and all such Tax Returns are accurate, correct and complete in all material respects and (b) paid all material Taxes that they are required to have paid, other than Taxes currently payable without penalty or interest, or being contested in good faith by appropriate proceedings.

(m)    Insurance. Plumas and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as Plumas believes to be prudent and customary in the businesses and locations in which Plumas and the Subsidiaries are engaged. Neither Plumas nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to Plumas’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on Plumas.

(n)    Legal Proceedings. There is no injunction, Order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Plumas or any Subsidiaries or their respective assets which could or would prevent or delay the consummation of the transactions contemplated hereby by Plumas or its Subsidiaries.

(o)    No Brokers. No action has been taken by Plumas or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(p)    Regulatory Capital.Each of Plumas and Plumas Bank is, and will be immediately before and after the Effective Time, have regulatory capital ratios sufficient to be considered “Well-Capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)).

(q)    Representations Not Misleading. No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of Plumas to Feather River pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

(r)    Reorganization. Neither Plumas nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s)    Sufficiency of Funds. Plumas has sufficient cash on hand or other sources of immediately available funds to enable it to timely pay the cash portion of the Merger Consideration and consummate the transactions contemplated by this Agreement. At the Effective Time, Plumas shall have sufficient authorized but unissued shares of Plumas Common Stock to consummate the Merger.

(t)    No Other Representations or Warranties. The representations and warranties of Plumas contained in this Section 5.3 as qualified by the Plumas' Disclosure Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of Plumas to Feather River in connection with the transactions contemplated by this Agreement, and all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results or operations, prospects, business, assets or liabilities of Plumas or its Subsidiaries), whether made by Plumas, its Subsidiaries or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors or consultants are specifically disclaimed by Plumas. Plumas acknowledges and agrees that neither Feather River nor any other Person on behalf of Feather River has made or is making, and Plumas has not relied upon, any express or implied representation or warranty other than those contained in Section 5.2 as qualified by Feather River's Disclosure Schedule.

ARTICLE VI

COVENANTS

6.1    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Feather River, on the one hand, and Plumas, on the other hand, agree to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.2    Regulatory Filings.

(a)    Subject to the other provisions of this Agreement, Plumas and Feather River shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by Plumas, as soon as reasonably practicable after the execution hereof. Plumas shall use reasonable best efforts to make any filings seeking approval to consummate the Merger within twenty (20) Business Days from the date of this Agreement.

(b)    Each party agrees, upon request, to furnish the other parties with all information concerning itself and its Subsidiaries and their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.

6.3    Press Releases. Plumas and Feather River shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by the Laws of the securities exchange on which it trades, to the extent applicable.

6.4    Access; Information.

(a)    Upon reasonable notice from Plumas and subject to applicable Laws relating to the exchange of information, Feather River shall afford Plumas and its respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of Feather River and its Subsidiaries and to such other information relating to Feather River and its Subsidiaries as Plumas may reasonably request (subject to any reasonable restrictions imposed by Plumas or Feather River with respect to in-person access in light of COVID-19 concerns), and, during such period, it shall furnish to Plumas all information concerning the business, properties and personnel of Feather River and its Subsidiaries as Plumas may reasonably request. Upon reasonable notice from Feather River and subject to applicable Laws relating to the exchange of information, Plumas shall afford Feather River and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of Plumas and its Subsidiaries and to such other information relating to Plumas and its Subsidiaries as Feather River may reasonably request and, during such period, it shall furnish to Feather River all information concerning the business, properties and personnel of Plumas and its Subsidiaries as Feather River may reasonably request. Plumas will use its reasonable best efforts not to disrupt the normal business operations of Feather River or any of its Subsidiaries. Neither Feather River nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would jeopardize attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, judgement, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement provided that in any event, Feather River will work with Plumas in good faith to make appropriate substitute disclosure arrangements.

(b)    Feather River shall cooperate, and use its reasonable best efforts to cause its independent auditor to cooperate, at Feather River’s expense, with Plumas and its independent auditor in order to enable Plumas and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for Feather River and its Subsidiaries that may be required by Plumas in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Feather River agrees that it will execute and deliver, and cause its officers to execute and deliver (including former officers of Feather River after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors or Plumas may reasonably request under the circumstances. Feather River shall also undertake all commercially reasonable efforts to complete the audit of its consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) as of and for the year ended December 31, 2020 (the “2020 Audited Financial Statements”), as promptly as practicable after completion of the audit scheduled for March 29, 2021, but in no event later than April 30, 2021.

(c)    Feather River will furnish to Plumas a complete and accurate list as of the end of each calendar month following the date of this Agreement, within fifteen (15) Business Days after the end of each such calendar month, of (a) all periodic internal credit quality reports of Feather River and its Subsidiaries prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of Feather River or its Subsidiaries classified as non-accrual, as restructured, as ninety (90) days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans; (e) any current repurchase obligations of Feather River or its Subsidiaries with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (f) any standby letters of credit issued by Feather River or its Subsidiaries. With respect to any loans or agreements or commitments to extend credit to one borrower that aggregate, with other loans to the same borrower, more than $500,000, Feather River shall deliver to Plumas, or make accessible to Plumas through remote communication, on or before delivery of such monthly credit reports, or as soon as practicable thereafter, copies of the documentation, or a summary of the documentation, that served as the basis for the decision to make such loan or extension of credit. During the period from the date of this Agreement to the Effective Time, Feather River and its Subsidiaries shall, upon the request of Plumas, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Plumas regarding its consolidated financial condition, operations and business and matters relating to the completion of the Merger, and will provide such access and support as is reasonably necessary for Plumas to perform audits of the consolidated financial condition, operations and business of Feather River and its Subsidiaries.

(d)    Feather River shall furnish Plumas with its balance sheets as of the end of each calendar month following the date of this Agreement and the related statements of income, within fifteen (15) Business Days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with its quarterly unaudited financial statements and on a consistent basis during the periods involved and shall fairly present the consolidated financial position of Feather River as of the dates thereof and the consolidated results of operations of Feather River for the periods then ended. Feather River shall also provide to Plumas, promptly and in any event within fifteen (15) Business Days of the end of each month after the date of this Agreement, a listing of any increases in compensation granted to employees generally and to any management employee specifically, and a list of any employment terminations or new hires.

(e)    From time to time prior to the Effective Time, Feather River will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.1(b)(ii), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect. From time to time prior to the Effective Time, Plumas will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.1(b)(i), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

(f)    All information furnished pursuant to this Section 6.4 shall be subject to the provisions of the confidentiality agreement, dated as of July 27, 2020, between Plumas and Feather River (the “Confidentiality Agreement”).

(g)    No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.5    Acquisition Proposals; Change in Recommendation.

(a)    Subject to the provisions of this Section 6.5, Feather River will not, and will cause its Subsidiaries not to, and will instruct Feather River’s and its Subsidiaries’ respective officers, directors, employees and other agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by Feather River or any of its Subsidiaries) (all of the foregoing, collectively, “Representatives”) not to, (i) initiate or solicit or Knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or take any other action designed to facilitate or that could reasonably be expected to result in, any inquiries or the making of any proposal or offer that could reasonably be expected to lead to any Acquisition Proposal or (ii) except as permitted in Section 6.5(b) below, (A) initiate or engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal or that could reasonably be expected to lead to any Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) approve, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase agreement, share exchange agreement, option agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 6.5(b)). Feather River shall, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Plumas) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Requisite Shareholder Approval, in the event that Feather River receives a bona fide Acquisition Proposal that is not solicited or received in violation of this Section 6.5, Feather River and the Feather River Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of financing if the Feather River Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably more likely than not to submit to Feather River a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the Feather River Board’s fiduciary duties, provided that Feather River provides 48 hours prior written notice of its decision to take such actions to Plumas and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with this Section 6.5, and provided further, that Feather River first enters into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Feather River and its Subsidiaries provided to such Person, to the extent not previously provided to Plumas, is promptly provided to Plumas.

(c)    Feather River will promptly (and in any event within 24 hours) notify Plumas of any inquiries, proposals or offers with respect to an Acquisition Proposal received by Feather River, its Subsidiaries or its Representatives, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Feather River will keep Plumas informed, on a current basis, of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify Plumas of any determination by the Feather River Board that such Acquisition Proposal constitutes a Superior Proposal.

(d)    Neither Feather River nor the Feather River Board shall (i) endorse or recommend a Superior Proposal, (ii) modify or amend in a manner adverse to Plumas or withdraw its recommendation that the shareholders of Feather River vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated by this Agreement, or (iii) take any other action or make any other public statement in connection with the Feather River Shareholder Meeting inconsistent with such recommendation ((i), (iii) or (iii) being referred to as a “Change in Recommendation”). Notwithstanding the foregoing, Feather River and the Feather River Board shall be permitted to effect a Change in Recommendation if and only to the extent that: (i) Feather River shall have complied in all respects with this Section 6.5 and Section 6.7; (ii) the Feather River Board determines in good faith, after consultation with its financial advisor and based on the advice of its outside legal counsel, that failure to take such action would reasonably be inconsistent with the Feather River Board’s fiduciary duties, and (iii) if the Feather River Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the Feather River Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Plumas pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Feather River shall notify Plumas, at least four (4) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the Person making such Acquisition Proposal) and furnish to Plumas a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, Feather River shall, during the period following Feather River’s delivery of the notice referred to in clause (B) above, negotiate with Plumas in good faith for a period of up to four (4) Business Days (to the extent Plumas desires to negotiate) to make such adjustments in the terms and condition of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. Notwithstanding anything to the contrary contained herein, Feather River shall not enter into an agreement providing for an Acquisition Proposal or submit to the vote of its shareholders any Acquisition Proposal other than the Merger unless this Agreement has been terminated in accordance with its terms.

(e)    Feather River agrees that any violation of this Section 6.5 by any Subsidiary or any Affiliate or Representative of Feather River or any of its Subsidiaries shall be deemed a breach of this Section 6.5 by Feather River. Feather River acknowledges that this Section 6.5 is a significant inducement for Plumas to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to shareholders of Feather River in the Merger, or (ii) a failure to induce Plumas to enter into this Agreement.

(f)    Nothing contained herein shall relieve, alter or suspend the responsibilities and obligations of the Persons signing Support Agreements under such agreements, and none of such Persons shall be entitled to vote their shares of Feather River Common Stock in favor of any Superior Proposal.

6.6    SEC Registration Statement; Proxy Statement/Prospectus.

(a)    Preparation and Filing of Registration Statement.

(i)    Plumas shall file a registration statement on Form S-4 with the SEC (the “Registration Statement”) for purposes of registering, under the Securities Act, the offer and sale of the shares of Plumas Common Stock pursuant to this Agreement, including a proxy statement/prospectus constituting a part thereof (the “Proxy Statement/Prospectus”), which shall constitute a prospectus for the offer and issuance of the shares of Plumas Common Stock to be received by holders of Feather River Common Stock in the Merger and a proxy statement for the solicitation of proxies by Feather River with respect to the approval of this Agreement and the transactions contemplated hereby (including the Merger), as promptly as practicable after the date of this Agreement.

(ii)    Plumas and Feather River shall each cooperate in all reasonable respects with regard to the preparation of the Registration Statement and the Proxy Statement/Prospectus and each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Feather River shall mail the Proxy Statement/Prospectus to the holders of Feather River Common Stock.

(iii)    Plumas and Feather River shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for including in the Registration Statement or in the Proxy Statement/Prospectus, and shall cause its legal counsel, financial advisors and independent auditors to cooperate with the other party’s legal counsel, financial advisors and independent auditors in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Plumas and Feather River each agrees, for itself and its Subsidiaries, that (A) the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement, and (B) the Proxy Statement/Prospectus and any amendment or supplement thereto will not, at the date of mailing to Feather River shareholders and at the time of the Feather River Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus. Plumas and Feather River will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Plumas and Feather River further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein, under the circumstances in which they were made, not false or misleading, it will promptly inform the other party thereof and take, or assist with, the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus (as the case may be).

6.7    Requisite Shareholder Approval.

(a)    Feather River, acting through the Feather River Board, shall, in accordance with applicable Law:

(i)    duly call, give notice of, convene and hold a meeting of its shareholders (the “Feather River Shareholder Meeting”) as soon as practicable, but not later than 45 days, after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(ii)    require no greater than the minimum vote of the capital stock of Feather River required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(iii)    subject to a Change in Recommendation in accordance with Section 6.5, include in the Proxy Statement/Prospectus the recommendation of the Feather River Board that the shareholders of Feather River vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(iv)    cause the Proxy Statement/Prospectus to be mailed to the shareholders of Feather River as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its reasonable best efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of Feather River Common Stock entitled to vote at the Feather River Shareholder Meeting necessary to approve the foregoing under applicable Law, including by soliciting proxies to vote in favor of such proposal. The letter to shareholders, notice of meeting, the Proxy Statement/Prospectus of Feather River and form of proxy to be distributed to shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to Plumas.

(b)    Notwithstanding anything to the contrary contained in this Agreement, Feather River shall not be required to hold the Feather River Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Feather River Shareholder Meeting.

6.8    NASDAQ Listing. Plumas shall use its reasonable best efforts to cause the shares of Plumas Common Stock issuable in connection with the Merger to be authorized for listing on the NASDAQ Global Market as of the Effective Time.

6.9    Certain Policies. Prior to the Closing Date, Feather River shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking Laws, to the extent reasonably requested by Plumas, modify or change their loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Plumas; provided, however, that no such modifications or changes shall (a) be made prior to the satisfaction of the condition set forth in Section 7.1(a), (b) require any prior filing with any Governmental Authority, (c) violate any Law applicable to Feather River or its Subsidiaries, (d) adversely affect the calculation of the Merger Consideration and further provided that in any event, no accrual or reserve made by Feather River or any of its Subsidiaries pursuant to this Section 6.9 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Feather River or its management with any such adjustments.

6.10    Notification of Certain Matters. Feather River shall give prompt notice to Plumas, and Plumas shall give prompt notice to Feather River, of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such party, to result in any Material Adverse Effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) is reasonably likely to lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

6.11    Estoppel Letters and Consents. Feather River shall use its reasonable best efforts to obtain and deliver to Plumas at the Closing with respect to all real estate (i) owned by Feather River or any of its Subsidiaries, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to Plumas from each tenant and (ii) leased by Feather River or any of its Subsidiaries, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to Plumas from each lessor to the extent required by the applicable lease. Feather River shall also obtain the waiver, approval and/or consents to assignment for all Material Contracts so identified as requiring consent on the Disclosure Schedules (the “Consents”). Where required by Law or by agreements with third parties, Feather River shall use reasonable best efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement.

6.12    Antitakeover Statutes. Each of Plumas and Feather River and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.13    Notice to Customers. On and after the receipt of all regulatory approvals required to consummate the transactions contemplated hereby, Feather River shall, and shall cause its Subsidiaries to, permit Plumas to provide one or more written notices (which may be joint notices from Plumas and Feather River) to customers of Feather River and its Subsidiaries to describe the proposed transactions, the effect on customers and planned transition procedures. Feather River shall have the right to review and approve the substance of any such communications, provided that Feather River shall not unreasonably withhold, delay or condition its approval.

6.14    Indemnification; Directors and Officers Insurance.

(a)    From and after the Effective Time, Plumas shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Feather River Charter and Feather River Bylaws), each present and former director and officer of Feather River and Bank of Feather River (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by Plumas.

(b)    Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Plumas; provided that failure to so notify will not affect the obligations of Plumas under Section 6.14(a) unless and to the extent that Plumas is actually and materially prejudiced as a consequence.

(c)    Prior to the Effective Time, Feather River shall, or if Feather River is unable to, Plumas as of the Effective Time shall, obtain and fully pay for “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for Feather River) with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as Feather River’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Feather River expend for “tail” insurance policies a premium amount in excess of 200% of the annual premiums on Feather River’s existing policies as of the date of this Agreement (the “Maximum Amount”). If the parties for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Plumas shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in Feather River’s existing policies as of the date of this Agreement, or Plumas shall purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in Feather River’s existing policies as of the date of this Agreement; provided, however, that in no event shall the parties be required to expend for such policies an annual premium amount in excess of the Maximum Amount; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Plumas or Feather River shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)    The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she were a party to this Agreement.

6.15    Benefit Plans.

(a)    At the Effective Time, Feather River shall, and shall cause its Subsidiaries to, terminate any and all 401(k) plans maintained by any of them, or terminate participation in any multiple employer plans administered by Paychex, and any other Feather River Benefit Plans that Plumas may specify to Feather River at least 30 days prior to the Effective Time. Prior to the Effective Time, Feather River shall, and shall cause its Subsidiaries to, take all action necessary to fully vest participants in their account balances under any and all 401(k) plans maintained by any of them. The parties will use reasonable best efforts to ensure that each Former Feather River Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from a Feather River Benefit Plan will be eligible to rollover such distribution, including any participant loan thereunder, into an account established under a tax-qualified defined contribution plan that is maintained by Plumas, but subject to the terms and conditions governing the acceptance of rollover contributions by the recipient plan.

(b)    Plumas agrees that as of and following the Effective Time, the employees of Feather River and its Subsidiaries as of the Effective Time who continue to be employed by Plumas Bank after the Effective Time or who are offered and who accept employment with Plumas Bank (collectively, the “Former Feather River Employees”) shall be eligible to participate in the employee benefit plans of Plumas Bank in which the similarly situated employees of Plumas Bank participate, to the same extent as such similarly situated employees of Plumas Bank participate.

(c)    With respect to each employee benefit plan, program or arrangement of Plumas or Plumas Bank of general applicability (the “Plumas Benefit Plans”), Plumas agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with Feather River and its Subsidiaries shall be treated as service with Plumas Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of an Plumas Benefit Plan, Plumas shall cause such Plumas Benefit Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous Feather River Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former Feather River Employee on or after the Effective Time to the extent such Former Feather River Employee had satisfied any similar limitation or requirement under an analogous Feather River Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Plumas Benefit Plan; provided, however, if any Former Feather River Employee is denied or delayed coverage Plumas shall pay (subject to employee contribution requirements) for such Former Feather River Employee’s COBRA coverage.

(d)    After the Effective Time, Plumas (or Feather River through its payroll process directed by Plumas immediately prior to the Effective Time) will provide a severance benefit to each employee of Feather River who was employed immediately before the Effective Time (except for any employee who is a party to any written agreement relating to severance which agreement has been provided to Plumas or who enters into an employment agreement with Plumas or Plumas effective on or after the Closing Date) and whose employment is terminated involuntarily (either at or within 12 months after the Closing Date), other than for “Cause” (as defined below), in a lump sum payment equal to four weeks of such employee’s regularly scheduled base salary or base wages at the time of termination of employment plus an additional two weeks salary for every year of completed service before the Closing Date (prorated for partial year), up to a maximum of eight weeks in the aggregate. For purposes of this Section 6.15(d), “Cause” shall mean the employee’s gross negligence or misconduct in the performance of employee’s duties, breach of fiduciary duty or duty of loyalty, commission of an act of fraud, embezzlement, misappropriation or theft in the course of employee’s employment, or the violation of any Law (other than traffic violations or similar minor offenses that do not harm the reputation of Plumas or Feather River).

(e)    Notwithstanding anything to the contrary contained herein, this Section 6.15 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.15. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Feather River Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Plumas, or (ii) confer upon any current or former employee or other service provider of Feather River or its Subsidiaries any right to employment or continued employment or continued service with Plumas or Plumas Bank or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

6.16    Appointment of Director. Plumas agrees that effective no later than immediately prior to the Effective Time, Plumas shall, and shall cause Plumas Bank to, take all action necessary to appoint or elect, effective as of the Effective Time, one new director to each of the Plumas Board and the Plumas Bank Board, such new director to be selected from Feather River’s existing directors, mutually agreeable to Plumas and Feather River and capable as qualifying as an independent director under both the rules of the Nasdaq Stock Market applicable to directors and members of all committees of the board of directors and Plumas’s applicable governance policies. Such individual shall serve until the first annual meeting of shareholders of Plumas and Plumas Bank following the Effective Time and until his or her successor is elected and qualified. Plumas shall include such individual on the list of nominees for director presented by the Plumas Board and for which the Plumas Board shall solicit proxies at the first annual meeting of shareholders of Plumas following the Effective Time and shall cause the individual to be reelected to the Plumas Bank Board at the first annual meeting of shareholders of Plumas Bank following the Effective Time, provided that such nomination, solicitation and reelection would not violate the fiduciary duties of the Plumas Board.

6.17    Transaction Expenses. Based upon the final bills or estimates of such final bills, unless otherwise directed by Plumas, Feather River and its Subsidiaries shall have paid or accrued for (i) all severance benefits to employees of Feather River and its Subsidiaries, whether under an employment agreement, arrangement or otherwise, where the employee’s employment with Feather River or any of its Subsidiaries will terminate as of the Effective Time; (ii) payments for retention incentives to employees of Feather River and its Subsidiaries approved by Plumas that will be made on or prior to the Effective Time; (iii) all Professional Expenses; (iv) the cost of purchasing the D&O Insurance as provided for in Section 6.14(c); (v) any termination fees payable under Material Contracts as to which Plumas and Feather River have provided their agreement to terminate as of the Effective Time or such other time as may be appropriate; (vi) fees incurred on or prior to the Effective Time for the conversion of Feather River data processing systems to Plumas systems; and (vii) the costs of any application, printing, mailing or other fees related to the Merger, including the cost of printing and mailing of the Proxy Statement/Prospectus to the shareholders of Feather River (collectively, the “Transaction Expenses”) in full prior to the Effective Time. Feather River shall update Schedule 5.2(bb) to reflect all such Transaction Expenses, and Plumas shall have received written evidence from Feather River to such effect prior to the Effective Time.

6.18    Reorganization. Neither Feather River nor Plumas will take any action, or fail to take any action, that would prevent the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code.

6.19    Acknowledgment of Plumas.

(a)    Plumas acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Feather River and its Subsidiaries, and, in making their determination to proceed with the transactions contemplated by this Agreement, it has relied solely on the results of its own independent investigation and verification and the representations and warranties of Feather River expressly and specifically set forth in Section 5.2 as qualified by Feather River's Disclosure Schedule (and any updates thereto). Such representations and warranties by Feather River constitute the sole and exclusive representations and warranties of Feather River in connection with the transactions contemplated hereby, and Plumas understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, business, assets or liabilities of Feather River or its Subsidiaries), whether made by Feather River, any of its Subsidiaries or Affiliates or any of their respective Representatives, are specifically disclaimed by Feather River. Feather River does not make or provide, and Plumas hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of Feather River’s assets or any part thereof. Plumas specifically acknowledges and agrees that, other than the representations set forth in Section 5.2, none of Feather River, its Subsidiaries, or any other Person (including, any shareholder, director, officer, employee or agent of any of the foregoing, whether in any individual, corporate, or any other capacity) is making, and Plumas is not relying on, any representations, warranties, or other statements of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matter concerning Feather River, its Subsidiaries, the business, this Agreement or the transactions contemplated hereby, or the accuracy or completeness of any other information provided to (or otherwise acquired by) Plumas or any of its Representatives.

(b)    In connection with its investigation of Feather River, Plumas may have received or may receive from Feather River certain projections, forward looking statements and other forecasts. Plumas acknowledges that there are uncertainties inherent in attempting to make such projections, forward looking statements and other forecasts, that they are familiar with such uncertainties, that they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forward looking statements and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, forward looking statements and other forecasts), and that none of Plumas or any of its respective Affiliates or any of their respective Representatives, whether in an individual, corporate or any other capacity, will have or be subject to any liability or obligation to Plumas or any other Person resulting from the distribution or use of, or reliance on, any information, documents, projections, forecasts or other material made available to Plumas in expectation of, or in connection with, the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

7.1    Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including, but not limited to, the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions or requirements following the Merger on the operations of Plumas or Plumas Bank which, individually or in the aggregate and in the reasonable judgment of Plumas, would, or could reasonably be expected to (i) materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of Plumas, be so materially burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement; or (ii) require a material modification of, or impose any material limitation or restriction on, the post-Merger the activities, governance, legal structure, compensation, or fee arrangements of Plumas or any of its Affiliates to such a degree that Plumas would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(b)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)    Corporate Approvals. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by (i) the Feather River Board, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Feather River Common Stock, and (iii) the Plumas Board. The Bank Merger Agreement shall have been duly approved by the board of directors of each of Plumas Bank and Bank of Feather River and their respective shareholders.

(d)    Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened in writing and be unresolved.

(e)    Nasdaq Listing. The shares of Plumas Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market.

7.2    Conditions to Obligations of Feather River. The obligations of Feather River to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by Feather River prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Plumas set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; provided that the representations and warranties of Plumas set forth in the first sentence of Section 5.3(a), Section 5.3(b), Section 5.3(c)(i), and Section 5.3(d)(A) shall be true and correct as of such dates in all respects, and Feather River shall have received a certificate or certificates, dated as of the Closing Date, signed on behalf of Plumas by the Chief Executive Officer and the Chief Financial Officer of Plumas, to such effect.

(b)    Performance of Obligations of Plumas. Plumas shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Feather River shall have received a certificate or certificates, dated as of the Closing Date, signed on behalf of Plumas by the Chief Executive Officer and the Chief Financial Officer of Plumas, to such effect.

(c)    No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on Plumas.

(d)    Tax Opinion. Feather River shall have received the opinion of Stinson LLP, in form and substance reasonably satisfactory to Feather River, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Plumas, Plumas Bank, Feather River and Bank of Feather River reasonably satisfactory in form and substance to such counsel.

(e)    Other Actions. Plumas shall have furnished Feather River with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as Feather River may reasonably request.

7.3    Conditions to Obligation of Plumas. The obligations of Plumas to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by Plumas prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Feather River set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations and warranties of Feather River set forth in the first sentence of Section 5.2(a), Section 5.2(b), Section 5.2(e)(i), Section 5.2(g)(A) and Section 5.2(m) shall be true and correct as of such dates in all respects, and Plumas shall have received a certificate, dated as of the Closing Date, signed on behalf of Feather River by the Chief Executive Officer and the Chief Financial Officer of Feather River, to such effect.

(b)    Performance of Obligations of Feather River. Feather River shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Plumas shall have received a certificate, dated as of the Closing Date, signed on behalf of Feather River by the Chief Executive Officer and the Chief Financial Officer of Feather River, to such effect.

(c)    Estoppel Letters and Consents. Feather River shall have delivered fully executed estoppel letters and Consents as provided in Section 6.11.

(d)    FIRPTA Certificate. Feather River shall have delivered to Plumas a properly executed statement from Feather River that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to Plumas.

(e)    No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on Feather River.

(f)    Dissenting Shares. The aggregate number of shares of Feather River Common Stock with respect to which the holders thereof have exercised and not withdrawn their appraisal rights or dissenters’ rights shall not exceed in the aggregate ten percent (10%) of the number of outstanding shares of Feather River Common Stock.

(g)    Tax Opinion. Plumas shall have received the opinion of Sheppard, Mullin, Richter & Hampton, LLP, in form and substance reasonably satisfactory to Plumas, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Plumas, Plumas Bank, Feather River and Bank of Feather River reasonably satisfactory in form and substance to such counsel.

(h)    Other Actions. Feather River shall have furnished Plumas with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as Plumas may reasonably request.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time as follows, and in no other manner:

(a)    Mutual Consent. By the mutual consent in writing of Plumas and Feather River.

(b)    Breach.

(i)    By Feather River, if Feather River is not in material breach of any of the terms of this Agreement, in the event of a material breach by Plumas of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be cured without material delay to the transaction or has not been cured, or the breaching party has not commenced to cure such breach, within fifteen (15) Business Days after the giving of written notice to the breaching party or parties of such breach, and (ii) would entitle Feather River not to consummate the transactions contemplated hereby under Section 7.2(a) or (b).

(ii)    By Plumas, if Plumas is not in material breach of any of the terms of this Agreement, in the event of a material breach by Feather River of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be cured without material delay to the transaction or has not been cured, or Feather River has not commenced to cure such breach, within fifteen (15) Business Days after the giving of written notice to the breaching party of such breach, and (ii) would entitle Plumas not to consummate the transactions contemplated hereby under 7.3(a) or (b).

(c)    Delay. By Plumas, on the one hand, or Feather River, on the other hand, in the event that the Merger is not consummated by November 30, 2021, except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party or parties seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement

(d)    No Regulatory Approval. (i) By Plumas, on the one hand, or Feather River, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or (ii) by Plumas in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that Plumas shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if such denial shall be due to the failure of Plumas to perform or observe the covenants of such party or parties set forth herein.

(e)    Feather River Shareholder Approval. By Feather River or Plumas, if this Agreement and the Merger are not approved by the Requisite Vote at the Feather River Shareholder Meeting (including any adjournments or postponements thereof); provided, however, that Feather River may not terminate this Agreement pursuant to this Section 8.1(e) if Feather River has breached in any material respect any of its obligations under this Agreement, or any executive officer or director has breach in any material respect any of his or her obligation under his or her Support Agreement, in each case in a manner that caused the failure to obtain the approval of the Feather River shareholders at the Feather River Shareholder Meeting or at any adjournment or postponement thereof.

(f)    Superior Proposal. By Feather River prior to obtaining the Requisite Vote at the Feather River Shareholder Meeting or at any adjustment or postponement thereof, provided that Feather River (i) has not breached Section 6.5, (ii) receives an unsolicited bona fide written Superior Proposal from any Person that is not withdrawn, (iii) pays Plumas the Termination Fee and any other amounts that may be payable to Plumas pursuant to Section 8.2 in immediately available funds and (iv) simultaneously or substantially simultaneously with such termination Feather River enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

(g)    Breach Involving Acquisition Proposal; Change of Recommendation. By Plumas if the Feather River Board (or any committee) shall have effected a Change in Recommendation or Feather River has violated the provisions of Section 6.5.

(h)    Notice of Termination. In the event a party elects to effect any termination pursuant to Section 8.1(b) through 8.1(g) above, it shall give written notice to the other parties hereto specifying the basis for such termination.

8.2    Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.

(a)    If this Agreement is terminated pursuant to the provisions of Section 8.1 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that (i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or any actual and intentional misrepresentation of a material existing fact with respect to any representation or warranty in Section 5.2 or Section 5.3, made by such party; and (ii) the provisions of this Section 8.2 and Article IX shall survive any such termination.

(b)    In the event this Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(g), then within five (5) Business Days of receipt of written notice of such termination, Feather River shall be obligated to pay Plumas, as the sole and exclusive remedy of Plumas under this Agreement, in immediately available funds, (x) $675,000 (the “Termination Fee”) as agreed upon liquidated damages plus (y) the documented and reasonable out-of-pocket expenses incurred by Plumas or any of its Affiliates (which shall include documented and reasonable fees and expenses of financial advisors, outside legal counsel, accountants and consultants) in connection with this Agreement and the transactions contemplated herein, in an amount not to exceed $300,000 In order to obtain the benefit of the liquidated damages provided in this Section 8.2(b), Plumas shall be required to execute a waiver of their rights under Section 8.2(a) above, and shall not have enforced any right that it might have under Section 8.2(a) hereof.

(c)    In the event this Agreement is terminated by Plumas pursuant to Section 8.1(b)(ii) following a willful breach by Feather River and within twelve (12) months after such termination, Feather River or Bank of Feather River enter into a definitive agreement to effect, or consummates, an Acquisition Proposal, Feather River shall be obligated to pay to Plumas, as the sole and exclusive remedy of Plumas under this Agreement, within five (5) Business Days of the entry into such definitive agreement, an amount in immediately available funds equal to (x) the Termination Fee as agreed upon liquidated damages plus (y) the documented and reasonable out-of-pocket expenses incurred by Plumas or any of its Affiliates (which shall include documented and reasonable fees and expenses of financial advisors, outside legal counsel, accountants and consultants) in connection with this Agreement and the transactions contemplated herein, to the extent not previously paid in accordance with this Section 8.2, in an amount not to exceed $300,000. In order to obtain the benefit of the liquidated damages and expense reimbursement provided in this Section 8.2(d), Plumas shall be required to execute a waiver of their rights under Section 8.2(a) above, and shall not have enforced any right that it might have under Section 8.2(a) hereof.

(d)    With respect to the liquidated damages provided in this Section, the parties hereto agree that it would be impracticable or extremely difficult to fix actual damages. Each party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if the party that owes a payment pursuant to this Section 8.2 fails to promptly pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, another party commences a suit that results in a final, nonappealable judgment against such owing party for the applicable amount set forth in this Section 8.2 or any portion of such fee, such owing party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment. The fees described in this Section 8.2 shall be the exclusive remedy for a termination as specified in Section 8.2(b) or Section 8.2(c) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

(e)    In the event of a material breach by any party of any of its covenants or agreements contained herein, any other party shall be entitled, without terminating this Agreement, to specifically enforce the terms of this Agreement against the breaching party. Each party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

ARTICLE IX

MISCELLANEOUS

9.1    Non Survival of Representations, Warranties, Covenants and Agreements. No representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, Section 6.4(f), Section 6.14, Section 6.15 and Section 8.2, which shall survive such termination).

9.2    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

9.3    Counterparts. This Agreement may be executed in one or more counterparts and all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. A facsimile or electronic scan in "PDF" format of a signed counterparty of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

9.4    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

9.5    Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6    Expenses. Except as otherwise provided for in Section 8.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement or any actual and intentional misrepresentation of a material existing fact with respect to any representation or warranty in Section 5.2 or Section 5.3, made by such party.

9.7    Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Plumas:

Plumas Bancorp
5525 Kietzke Lane, Suite 100
Reno, Nevada 89511
Attention: Richard Belstock, Chief Financial Officer
E-mail: richard.belstock@plumasbank.com

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, California 94111
Attention: David Gershon, Esq.
Facsimile: (415) 434-3947
E-Mail: dgershon@sheppardmullin.com

If to Feather River:

Feather River Bancorp, Inc.
1280 Bridge Street
Yuba City, CA 95991
Attention: Julie Morehead, Chief Executive Officer
E-mail: jmorehead@bofr.bank

With a copy (which shall not constitute notice) to:

Stinson LLP
3102 Oak Lawn Ave., Suite 777
Dallas, Texas 75219
Attention: Robert N. Flowers
E-mail: robert.flowers@stinson.com

9.8    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Non-Solicitation and Confidentiality Agreements, and the Support Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Non-Solicitation and Confidentiality Agreements, and the Support Agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.14 and Section 6.15, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.10    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.11    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.12    Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.13    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.14    Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Plumas may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the acquisition of Feather River set forth herein, including for example but not by limitation, to provide for one or mergers involving of a newly formed subsidiary of Plumas or Plumas Bank with Feather River or any of its Subsidiaries, provided that (a) there are no adverse federal or state income tax consequences to the holders of Feather River Common Stock as a result of such modification (taken as a whole and not with respect to any individual holder), (b) the consideration to be paid to the holders of Feather River Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (c) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or the Closing, and (d) such modification will not cause any of the conditions set forth in Article VII not capable of being fulfilled unless duly waived by the party entitled to the benefits thereof. In the event Plumas elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

9.15    Legal Representation.

(a)    Each of the parties to this Agreement (and the surviving corporations of the Mergers after the Effective Time) hereby agrees, on its own behalf and on behalf of its directors, officers, employees and affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that following consummation of the Mergers, Stinson LLP may serve as counsel to any directors or shareholders of Feather River or Bank of Feather River (together, the “Protected Seller Parties”), solely in connection with any dispute, litigation, claim or proceeding arising out of or relating to this Agreement or the Mergers (any such representation, the “Post-Closing Representation”), notwithstanding such representation (or any continued representation) of Feather River or Bank of Feather River (and the surviving corporations after the Effective Time of the Mergers). Each of the parties hereto hereby does, and shall cause each of the Waiving Parties to, expressly consent to the foregoing arrangements, and irrevocably waives (and shall not assert) any actual or potential conflict of interest or any objection that may arise from any representation by Stinson LLP expressly permitted by this Section. The Waiving Parties acknowledge that the foregoing provision applies whether or not Stinson LLP provides legal services to Plumas or the surviving corporations of the Mergers after the Closing Date.

(b)    Each of the Waiving Parties (including the surviving corporations of the Mergers after the Effective Time), hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between Feather River, Bank of Feather River and their counsel made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement (including the schedules and exhibits hereto) or the Mergers, are privileged communications and documentation between Feather River and Bank of Feather River and such counsel, and will not pass and become an asset or property of the surviving corporations of the Mergers following the Effective Time. From and after the Effective Time, each of the Waiving Parties and the surviving corporations of the Mergers waives and agrees not to assert any attorney-client privilege with respect to any communication between Stinson LLP and Feather River and Bank of Feather River, or any shareholder of Feather River occurring prior to the Effective Time in connection with any dispute, litigation, claim or proceeding arising out of or relating to this Agreement or the Mergers; provided, however, that if a dispute arises between the surviving corporations of the Mergers and a third party other than the Protected Seller Parties, then the Waiving Parties (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications with Stinson LLP.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PLUMAS BANCORP /s/ Andrew J. Ryback	FEATHER RIVER BANCORP, INC. /s/ Julie Morehead
By: Andrew J. Ryback Its: President and Chief Executive Officer	By: Julie Morehead Its: President and Chief Executive Officer

ANNEX A

FORM OF NON-SOLICITATION, NON-COMPETITION AND
CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of March 10, 2021, by and among Plumas Bancorp, a California corporation (“Plumas”), Plumas Bank, a California state-chartered bank and wholly-owned subsidiary of Plumas (“Plumas Bank”), Feather River Bancorp, Inc., a Delaware corporation (“Feather River”), Bank of Feather River, a California state-chartered bank and wholly-owned subsidiary of Feather River (“Bank of Feather River”), and the undersigned shareholder and key employee or director (“Representative”) of Feather River or Bank of Feather River.

WHEREAS, Plumas and Feather River are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which Feather River will merge with and into Plumas on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Feather River Common Stock will be exchanged for cash and shares of Plumas Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately after the Merger, Bank of Feather River will merge with and into Plumas Bank, with Plumas Bank as the surviving bank.

WHEREAS, Representative owns shares of Feather River Common Stock, and will be selling all such shares along with the associated goodwill in connection with the Merger.

WHEREAS, in order to induce Plumas to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.            Acknowledgments by Representative; Non-Disparagement.

(a)     Representative acknowledges that, by virtue of his or her positions with Feather River and/or Bank of Feather River, he or she has developed considerable expertise in the business operations of Feather River and Bank of Feather River and has access to extensive confidential information with respect to Feather River and Bank of Feather River and has access to Confidential Information (as defined below). Representative further acknowledges that he or she is selling all of his or her ownership interest in Feather River, along with the associated goodwill as part of the Merger, in return for which Representative will receive valuable consideration. Representative recognizes that Plumas and Plumas Bank could be irreparably damaged, and Plumas’s and Plumas Bank’s substantial investment as a result of its acquisition of Feather River and Bank of Feather River in the Merger could be materially impaired, if Representative were to violate the terms of this Agreement by (i) disclosing or making unauthorized use of any Confidential Information; (ii) taking certain actions relative to employees of Feather River or Bank of Feather River; (iii) soliciting current or prospective clients, customers, suppliers, agents or certain other Persons; or (iv) engaging or participating in a business or enterprise that competes with Plumas or Feather River. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

(b)      Representative agrees during the Applicable Period (as defined below) to support and refrain from (a) disparaging the goodwill of Plumas and Plumas Bank, and (b) disparaging the business or banking reputation of Plumas and Plumas Bank. For the avoidance of doubt, this Section does not, in any way, restrict or impede Representative from exercising protected rights to the extent that such rights cannot be waived by agreement, including rights to communicate with Governmental Authorities to report suspected unlawful conduct or from complying with any applicable Law or a valid order of a court of competent jurisdiction or an authorized Government Authority, provided that such compliance does not exceed that required by the Law. For purposes of this Agreement, “Applicable Period” means the period commencing on the Effective Time and ending one (1) year after the Effective Time.

2.            Confidential Information.

(a)       Other than for the benefit of Feather River, Bank of Feather River, Plumas or Plumas Bank, Representative (i) shall make no use of Confidential Information or any part thereof, (ii) shall not disclose Confidential Information or any part thereof, to any other Person, and (iii) shall, upon the request of Plumas or Plumas Bank, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information now possessed or hereafter acquired by Representative, to Plumas and Plumas Bank. For purposes of this Agreement, “Confidential Information” shall include (i) all information not generally known to the public relating to the business of Feather River or Bank of Feather River, including ideas, knowledge, know-how, techniques, secret processes, trade secrets, improvements, discoveries, methods, inventions, sales information, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, and (ii) any non-public personal information on any present or past Customer of Feather River or Bank of Feather River. Notwithstanding the foregoing, “Confidential Information” shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).

(b)       Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:

(i)    Representative is required to disclose or reveal under any applicable Law.

(ii)    Representative is otherwise required to disclose or reveal by any Governmental Authority.

(iii)    Upon the advice of Representative’s legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided that, if reasonably possible, Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives Plumas and Plumas Bank prompt advance notice of such requirement.

(iv)    Is approved to disclose or reveal (and only to the extent so approved) by Plumas or Plumas Bank.

(c)       Pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret Law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of Law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

3.            Non-Solicitation; Non-Competition.

(a)       In order that Plumas and Plumas Bank may have and enjoy the full benefit of ownership of Feather River and Bank of Feather River and the business each conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that during the Applicable Period, he or she shall not, directly or indirectly, without the prior written consent of Plumas (which shall not be unreasonably withheld or delayed), on behalf of any Financial Institution, solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who was a Customer, Prospective Customer, supplier, distributor, officer or employee of Feather River or Bank of Feather River prior to the Effective Time to terminate, reduce or alter such Person’s relationships with, or to take any action that would be disadvantageous to, Plumas, Plumas Bank, Feather River or Bank of Feather River. Nothing contained in this Section 3 is intended to prohibit general advertising or general solicitation not specifically directed at employees, Customers or Prospective Customers of Feather River, Bank of Feather River, Plumas, or Plumas Bank.

(b)      In order that Plumas and Plumas Bank may have and enjoy the full benefit of ownership of Feather River and Bank of Feather River and the business each conducts, including its goodwill, following the Effective Time of the Merger, Representative further agrees that during the Applicable Period, he or she shall not, directly or indirectly, without the prior written consent of Plumas (which shall not be unreasonably withheld or delayed), own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any Financial Institution or other business or enterprise engaged in the provision of Financial Services within any of the California counties in which Feather River or any of its wholly-owned Subsidiaries did business or maintained an office prior to the Effective Time (“Restricted Territory”). Notwithstanding the above, Representative shall not be deemed to be engaged directly or indirectly in any business in contravention of the immediately preceding sentence, if (a) Representative participates in any such business solely (i) as an officer, director or Employee of Plumas or any of its Subsidiaries or (ii) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded or (b) Representative is employed by a business or enterprise that is engaged primarily in a business other than that of a Financial Institution or the provision of Financial Services.

(c)       As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person who is a customer of Feather River or Bank of Feather River for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. §  348.2(f) and any Subsidiary or Affiliate thereof, and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial loans, real estate loans, residential loans, construction loans, SBA loans and consumer loans, the provision of inventory financing and/or the solicitation and provision of insured deposit services and services related thereto.

“Prospective Customer” shall mean any Person with whom Feather River or Bank of Feather River has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the Merger; provided, however, that general solicitation for business by Feather River or Bank of Feather River, such as through television or media advertising or community outreach efforts, does not constitute active pursuit of a relationship.

4.            Independence of Obligations. The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and Feather River, Bank of Feather River, Plumas and Plumas Bank, on the other; and the existence of any claim or cause of action by Representative against Feather River, Bank of Feather River, Plumas or Plumas Bank shall not constitute a defense to the enforcement of such covenants against Representative.

5.            Equitable Relief. Representative acknowledges and agrees that irreparable injury could result to Plumas and/or Plumas Bank in the event of a breach of any of the provisions of this Agreement and that Plumas and/or Plumas Bank will have no adequate remedy at Law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Plumas and/or Plumas Bank may have, Plumas and/or Plumas Bank shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any Affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, Plumas and/or Plumas Bank shall have the right to inform any third party that Plumas and/or Plumas Bank reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Plumas and/or Plumas Bank hereunder, and that participation by any such Persons with Representative in activities in violation of Representative’s agreement with Plumas and/or Plumas Bank set forth in this Agreement may give rise to claims by Plumas and/or Plumas Bank against such Person(s).

6.            Extension of Term of Restrictive Covenant. If Representative violates any restrictive covenant contained in Sections 1 through 3, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Sections 1 through 3 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Representative’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days, but only so long as Plumas, or any Person deriving title to the goodwill or ownership interest from the Plumas, carries on a like business within the Restricted Territory. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

7.            Termination. This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 2(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 1(b) and 3 of this Agreement shall terminate at the end of the Applicable Period.

8.            Confidentiality. Representative agrees (a) to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by Feather River and Plumas, at which time Representative may only divulge such information as has been publicly disclosed by Feather River and Plumas; provided, however, that (i) Representative is permitted to make any public disclosures or filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, and (ii) Representative may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to its legal counsel, accountants, financial advisors and other agents or representatives that are bound by a confidentiality agreement.

9.            Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.          Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.          Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Plumas or Plumas Bank:

Plumas Bancorp
5525 Kietzke Lane, Suite 100
Reno, Nevada 89511
Attention: Richard Belstock, Chief Financial Officer
E-mail: richard.belstock@plumasbank.com

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, California 94111
Attention: David Gershon, Esq.
Facsimile: (415) 434-3947
E-Mail: dgershon@sheppardmullin.com

If to Feather River or Bank of Feather River:

Feather River Bancorp, Inc.
1280 Bridge Street
Yuba City, CA 95991
Attention: Julie Morehead, Chief Executive Officer
E-mail: JMorehead@BOFR.bank

With a copy (which shall not constitute notice) to:

Stinson LLP
3102 Oak Lawn Avenue, Suite 777
Dallas, TX 75219
Attention: Robert N. Flowers, Esq.
E-mail: robert.flowers@stinson.com

If to Representative, at the address of Representative appearing on the signature page of this Agreement.

12.          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Representative and the successors and assigns of Feather River, Bank of Feather River, Plumas and Plumas Bank. Representative shall not be entitled to assign his or her obligations hereunder. Feather River, Bank of Feather River, Plumas and Plumas Bank may each assign its rights under this Agreement to any of its/their Affiliates, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of such Person.

13.          Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the Laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in California and the parties hereby consent to the exclusive jurisdiction of such courts.

14.          Independent Review and Advice. Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Representative is entering into this Agreement of Representative’s own free will. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

15.          Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.          Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

ANNEX A

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PLUMAS BANCORP

By:

Name:

Title:

PLUMAS BANK

By:

Name:

Title:

FEATHER RIVER BANCORP, INC.

By:

Name:

Title:

BANK OF FEATHER RIVER

By:

Name:

Title:

REPRESENTATIVE

Name:

Address:

ANNEX B

FORM OF NON-SOLICITATION, NON-COMPETITION AND
CONFIDENTIALITY AGREEMENT

(Included as Appendix B to the Proxy/Statement Prospectus)

ANNEX C

FORM OF AGREEMENT OF MERGER

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●], 2021 (this “Agreement”), is made and entered into by and between Plumas Bancorp, a California corporation (“Plumas”), and Feather River Bancorp, Inc., a Delaware corporation (“Feather River”).

WHEREAS, the Boards of Directors of Plumas and Feather River have approved, and deem it advisable and in the best interests of Plumas, Feather River and their respective shareholders, that Plumas and Feather River consummate the business transaction provided for in this Agreement in which Feather River would merge with and into Plumas (the “Merger”) as contemplated in that certain Agreement and Plan of Merger and Reorganization dated as of March 10, 2021 by and between Plumas and Feather River (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that Feather River shall be merged with and into Plumas in accordance with the provisions of the laws of the State of California and the State of Delaware upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a) Effective Time. The Merger shall become effective on the date and at the time that this Agreement is filed with the California Secretary of State (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, Feather River shall be merged with and into Plumas and the separate corporate existence of Feather River shall cease. Plumas shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, Feather River and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c) Name of Surviving Corporation. The name of the Surviving Corporation shall be “Plumas Bancorp.”

(d) Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of Plumas as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

ANNEX C

(e) Board of Directors and Officers. The directors and officers of Plumas at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

(f) Further Actions. Feather River shall execute and deliver any documents and instruments and shall take all actions, as requested by the Surviving Corporation, reasonably necessary or desirable to evidence or carry out the Merger.

Section 2. Treatment of Shares.

(a) Shares of Feather River.

(i) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of Feather River common stock, each share of Feather River common stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below)) shall converted into the right to receive, at the election of each of the holders of Feather River common stock, and subject to adjustment and proration as provided in the Plan of Merger either (1) a cash payment, without interest, of $[●] or (2) [●] shares of Plumas common stock of Plumas, together with any cash in lieu of fractional shares.

(ii) Any shares of Feather River common stock owned by Feather River as treasury stock or owned, directly or indirectly, by Feather River, Plumas or any of Plumas’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(iii) In this Agreement, the term “Dissenting Shares” means shares of Feather River common stock (1) as to which the holder has properly exercised (and not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the Delaware General Corporation Law) or (2), if applicable, are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law. Dissenting Shares will not be converted as described in Section 2(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Section 262 of the Delaware General Corporation Law or Chapter 13 of the California General Corporation Law, as applicable.

(iv) At the Effective Time, the stock transfer books of Feather River will be closed and no transfer of Feather River common stock theretofore outstanding will thereafter be made.

(b) Shares of Plumas. All shares of Plumas common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger.

Section 3. Termination and Amendment.

(a) Termination. This Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as provided therein.

ANNEX C

(b) Amendment. This Agreement may be amended by Plumas and Feather River at any time prior to the Effective Time without the approval of the shareholders of Plumas or Feather River with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to Feather River shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

Section 5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

ANNEX C

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

PLUMAS BANCORP

By:
Name:	Andrew J. Ryback
Title:	President and Chief Executive Officer

By:
Name:	Richard L. Belstock
Title:	Chief Financial Officer

FEATHER RIVER BANCORP, INC.

By:
Name:	Julie Morehead
Title:	President and Chief Executive Officer

By:
Name:	Elizabeth Gates
Title:	Chief Financial Officer

ANNEX C

Certificate of Approval

of

Agreement of Merger

Andrew Ryback and Richard Belstock certify that:

1.	They are the President and Chief Executive Officer and the Chief Financial Officer, respectively, of Plumas Bancorp, a California corporation (“Plumas”).

2.

This certificate is attached to the Agreement of Merger dated [●], 2021 (the “Agreement”), by and between Feather River Bancorp, Inc., a Delaware corporation (“Feather River”), and Plumas, which provides for the merger of Feather River with and into Plumas (the “Merger”).

3.	The principal terms of the Agreement in the form attached were duly approved by Plumas’s Board of Directors.

4.	Pursuant to Section 1201(b) of the California Corporations Code, approval of Plumas’s shares is not required.

We certify under penalty of perjury under the laws of the State of California that the foregoing is true and correct of our own knowledge.

Executed in Reno, Nevada on [●], 2021.

Name:	Andrew J. Ryback
Title:	President and Chief Executive Officer

Name:	Richard L. Belstock
Title:	Chief Financial Officer

ANNEX C

Certificate of Approval

of

Agreement of Merger

Julie Morehead and Elizabeth Gates certify that:

1.	They are the President and Chief Executive Officer and the Chief Financial Officer, respectively, of Feather River Bancorp, Inc., a Delaware corporation (“Feather River”).

2.

This certificate is attached to the Agreement of Merger dated [●], 2021 (the “Agreement”), by and between Plumas Bancorp, a California corporation (“Plumas”), and Feather River, which provides for the merger of Feather River with and into Plumas (the “Merger”).

3.	The principal terms of the Agreement in the form attached were duly approved by Feather River’s Board of Directors.

4.	Feather River has one class of stock authorized consisting of shares of Common Stock. Feather River had 1,221,983 shares of Common Stock outstanding which were entitled to vote on the Merger.

5.	The principal terms of the Agreement in the form attached were approved by shareholders of Feather River by the vote of a number of shares of which equaled or exceeded the vote required.

6.	The percentage vote required is at least 50.1% of the outstanding shares which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Yuba City, California on [●], 2021.

Name: Julie Morehead Title: Chief Executive Officer

Name: Elizabeth Gates Title: Chief Financial Officer

ANNEX D

FORM OF BANK MERGER AGREEMENT

AGREEMENT OF MERGER

This AGREEMENT OF MERGER, dated as of [●], 2021 (this “Merger Agreement”), is adopted and made by and between Bank of Feather River, a California banking corporation (“Bank of Feather River”), and Plumas Bank, a California banking corporation (“Plumas Bank”).

WHEREAS, Bank of Feather River is a wholly-owned subsidiary of Feather River Bancorp, Inc., a Delaware corporation;

WHEREAS, Plumas Bank is a wholly-owned subsidiary of Plumas Bancorp, a California corporation;

WHEREAS, Plumas Bancorp and Feather River Bancorp, Inc. have entered into an Agreement and Plan of Reorganization and Merger, dated as of March 10, 2021 (the “Agreement”), providing for the merger of Feather River Bancorp, Inc. with and into Plumas Bancorp, with Plumas Bancorp as the surviving corporation (the “Parent Merger”);

WHEREAS, contingent upon the Parent Merger and immediately following the time in which the Parent Merger becomes effective, the parties to this Merger Agreement intend to effect the merger of Bank of Feather River with and into Plumas Bank, with Plumas Bank as the surviving corporation (the “Merger”), on the terms and subject to the conditions herein provided; and

WHEREAS, the Boards of Directors of Bank of Feather River and Plumas Bank have approved and deemed it advisable to consummate the Merger on the terms and subject to the conditions herein provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         The Merger.

(a)         Effective Time. The Merger and this Merger Agreement shall be effective as and at the time provided in Section 4887(b) of the California Financial Code (the “Effective Time”).

(b)         Effect of the Merger. At the Effective Time, Bank of Feather River shall be merged with and into Plumas Bank and the separate corporate existence of Bank of Feather River shall cease. Plumas Bank shall be the surviving banking corporation in the Merger (the “Surviving Bank”). At such time, without other transfer, all the property, rights, privileges, powers and franchises of Bank of Feather River shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Bank of Feather River shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. The separate existence of the Surviving Bank as a California banking corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

D-1

(c)         Name. The name of the Surviving Bank shall be “Plumas Bank.”

2.         Corporate Governance.

(a)         Articles of Incorporation; Bylaws. From and after the Effective Time and until thereafter amended in accordance with applicable law, (i) the Articles of Incorporation of Plumas Bank as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation of the Surviving Bank; and (ii) the Bylaws of Plumas Bank as in effect immediately prior to the Effective Time shall be and continue to be the Bylaws of the Surviving Bank.

(b)         Board of Directors. The directors and officers of Plumas Bank immediately prior to the Effective Time will be the directors and officers of the Surviving Bank from and after the Effective Time, in each case until they are removed or their successors are elected and qualified.

3.         Effect of Merger on Outstanding Shares.

(a)         Shares of Bank of Feather River. By virtue of the Merger and without any action on the part of the holder of any capital stock of Bank of Feather River, at the Effective Time, all shares of Bank of Feather River capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

(b)         Shares of Plumas Bank. Each share of capital stock of Plumas Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

4.         General Provisions.

(a)         Conditions Precedent. The respective obligations of each of Plumas Bank and Bank of Feather River to consummate the Merger are subject to the fulfillment, or written waiver by the party entitled to satisfaction thereof prior to the Effective Time, of each of the following conditions:

(i)         This Merger Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of Bank of Feather River in lieu of a meeting of its shareholder;

(ii)         All approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

D-2

(iii)         No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Merger Agreement; and

(iv)         The Parent Merger shall have been consummated pursuant to the Agreement.

(b)         Termination. In the event that the Agreement is terminated pursuant to Section 8.1 thereof, this Merger Agreement shall be terminated and the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto. This Merger Agreement also may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto.

(c)         Amendment. Subject to applicable law, this Merger Agreement may be amended by Plumas Bank and Bank of Feather River at any time prior to the Effective Time. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(d)         Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by any party hereto without the written consent of the other parties.

(e)         Governing Law. This Merger Agreement has been executed in the state of California, and the laws of the state of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

(f)         Further Actions. The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem reasonably necessary or desirable in order to vest in and confirm to the Surviving Bank title to and possession of Bank of Feather River’s property, rights, privileges, powers and franchises hereunder, and otherwise carry out the intent and purposes of this Merger Agreement.

(g)         Counterparts. This Merger Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally blank.]

D-3

IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

PLUMAS BANK

By:
Name:	Andrew J. Ryback
Title:	President and Chief Executive Officer

By:
Name:	Richard L. Belstock
Title:	Chief Financial Officer

BANK OF FEATHER RIVER

By:
Name:	Julie Morehead
Title:	President and Chief Executive Officer

By:
Name:	Elizabeth Gates
Title:	Chief Financial Officer

[Signature Page to Agreement of Merger]

CERTIFICATE OF APPROVAL
OF

AGREEMENT OF MERGER

Andrew J. Ryback and Richard L. Belstock hereby certify that:

1.         They are the President and Chief Financial Officer, respectively, of Plumas Bank, a banking corporation organized under the laws of the State of California.

2.         The Agreement of Merger in the form attached was duly approved by the Board of Directors of Plumas Bank.

3.         Pursuant to Section 1201(b) of the California Corporations Code, approval of Plumas Bank’s shareholder is not required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: [●], 2021

Andrew J. Ryback, President

Richard L. Belstock, Chief Financial Officer

[Signature Page to Certificate of Approval –

Plumas Bank]

CERTIFICATE OF APPROVAL
OF

AGREEMENT OF MERGER

Julie Morehead and Elizabeth Gates hereby certify that:

1.         They are the President and Chief Executive Officer, and the Chief Financial Officer, respectively, of Bank of Feather River, a banking corporation organized under the laws of the State of California.

2.         The Agreement of Merger in the form attached was duly approved by the Board of Directors of Bank of Feather River.

3.         Bank of Feather River has only one class of shares outstanding and the total number of shares entitled to vote on the merger was [●].

4.         The principal terms of the Agreement of Merger in the form attached were approved by the sole shareholder of Bank of Feather River by the vote of a number of shares which equaled or exceeded the vote required. The percentage vote required was one hundred percent of the issued and outstanding shares of common stock of Bank of Feather River.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: [●], 2021

Julie Morehead, President and Chief Executive Officer

Elizabeth Gates, Chief Financial Officer

[Signature Page to Certificate of Approval –

Plumas Bank]

APPENDIX B

FORM OF SUPPORT AGREEMENTS

APPENDIX B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of March 10, 2021, by and among Plumas Bancorp, a California corporation (“Plumas”), Feather River Bancorp, Inc., a Delaware corporation (“Feather”), and the undersigned shareholder, acting solely in his or her capacity as a shareholder, of Feather (“Shareholder”).

WHEREAS, Plumas and Feather are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which Feather will merge with and into Plumas on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Feather Common Stock will be exchanged for cash and shares of Plumas Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately after the Merger, Bank of Feather River, a California state-chartered bank and wholly-owned subsidiary of Feather (“Bank of Feather River”), will merge with and into Plumas Bank, a California state-chartered bank and wholly-owned subsidiary of Plumas (“Plumas Bank”), with Plumas Bank as the surviving bank.

WHEREAS, Shareholder owns shares of Feather Common Stock (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”), and, as a result, Shareholder has a material economic interest in the consummation of the Merger.

WHEREAS, in order to induce Plumas and Feather to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Agreement to Vote Shares. Subject to Section 17 of this Agreement, Shareholder agrees that at any meeting of the shareholders of Feather which relates to or may impact, either directly or indirectly, the Merger or the Merger Agreement, or in connection with any written consent of the shareholders of Feather, Shareholder shall:

(a)    appear at each such meeting or otherwise cause the Shares to be counted as present at such meeting for purposes of establishing a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (i) in favor of adoption and approval of the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement; (ii) against any action or agreement submitted to the shareholders for their approval or consent that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Feather contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of Shareholder’s obligations under this Agreement; provided, however, that the foregoing shall not prohibit Shareholder from voting in favor of an Acquisition Proposal that the Board of Directors of Feather, after full compliance with Section 6.5 of the Merger Agreement, determined was a Superior Proposal and recommended that the shareholders of Feather approve at a shareholders meeting call for such purpose.

2.    Transfer of Shares.

(a)    Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of Plumas and Feather (which approval shall not be unreasonably withheld or delayed), (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose (“Transfer”) of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his or her covenants and obligations under this Agreement. This Section 2 shall not prohibit a Transfer of the Shares by Shareholder in connection with charitable gifts or donations or a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Plumas, to be bound by all of the terms of this Agreement (“Permitted Transfer”).

(b)    Transfer of Voting Rights. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.    Representations and Warranties of Shareholder. Shareholder represents and warrants to Plumas and Feather that the following statements are true and correct and not misleading:

(a)    Capacity. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b)    Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)    Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any Law to which Shareholder is subject.

(d)    Ownership. Except as otherwise described in Appendix A or in connection with a Permitted Transfer as contemplated by Section 2(a) after the date hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder. From the date hereof through and on the Closing Date, Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, other than those created by this Agreement or under applicable Federal or state securities laws. As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of Feather Common Stock set forth opposite Shareholder’s name on the signature page hereto. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)    Consents and Approvals. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.    No Solicitation. Shareholder hereby agrees that during the term of this Agreement, Shareholder shall not, directly or indirectly, (a) take any of the actions specified in Section 6.5(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to Feather or Bank of Feather River, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Feather Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b) hereof, other than to recommend that shareholders of Feather vote in favor of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Plumas and Plumas Bank with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5.    Notice of Acquisition Proposals; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to promptly notify Plumas and Feather (and in any event within two (2) Business Days) in writing of the number of any additional shares of Feather Common Stock or other securities of Feather of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will promptly (within 24 hours) advise Plumas and Feather orally and in writing of the receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Plumas and Feather informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall promptly provide to Plumas and Feather all materials provided to or made available to any third party pursuant to Section 6.5 of the Merger Agreement which were not previously provided to Plumas.

6.    Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Plumas and Feather if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Plumas and Feather will not have an adequate remedy at Law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of Plumas and Feather for any such failure and will not oppose the granting of such relief on the basis that Plumas and Feather may have an adequate remedy at Law. Shareholder agrees that Shareholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with Plumas or Feather seeking or obtaining such equitable relief.

7.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate upon the earliest to occur of: (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms; (c) the termination of this Agreement by the mutual written consent of the parties to this Agreement; (d) a Change in Recommendation; and (e) the amendment of the Merger Agreement, without the prior written consent of Shareholder, in a manner that affects the economics or material terms of the Merger Agreement in a manner that is adverse to the Feather or its shareholders (including with respect to the reduction of or the imposition of any restriction on Shareholder's right to receive the Merger Consideration, or any reduction in the amount or change in the form of the Merger Consideration.

8.    Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs Feather to instruct its transfer agent, if any, to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7, subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Feather following the termination of this Agreement in accordance with Section 7.

9.    Confidentiality. Shareholder agrees (a) to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by Plumas and Feather, at which time Shareholder may only divulge such information as has been publicly disclosed by Plumas and Feather.

10.    Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

12.    Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

13.    Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Plumas:

Plumas Bancorp
5525 Kietzke Lane, Suite 100
Reno, Nevada 89511
Attention: Richard Belstock, Chief Financial Officer
E-mail: richard.belstock@plumasbank.com

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, California 94111
Attention: David Gershon, Esq.
Facsimile: (415) 434-3947
E-Mail: dgershon@sheppardmullin.com

If to Feather

Feather River Bancorp, Inc.
1280 Bridge Street
Yuba City, CA 95991
Attention: Julie Morehead, Chief Executive Officer
E-mail: jmorehead@bofr.bank

With a copy (which shall not constitute notice) to:

Stinson LLP
3102 Oak Lawn Avenue, Suite 777
Dallas, TX 75219
Attention: Robert N. Flowers, Esq.
E-mail: robert.flowers@stinson.com

If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

14.    Assignment; Binding Effect. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.    Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the Laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in California and the parties hereby consent to the exclusive jurisdiction of such courts.

16.    Independent Review and Advice. Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

17.    Individual Capacity. Notwithstanding any provision of this Agreement to the contrary, Shareholder is signing this Agreement solely in his or her capacity as an owner of record of Feather Common Stock, and nothing in this Agreement shall (a) limit or affect any actions or omissions taken by Shareholder in shareholder's capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) prohibit, prevent or preclude Shareholder from taking or not taking any action in Shareholder's capacity as an office or director of Feather or any of its Subsidiaries that is required to fulfill the officer's or the director's fiduciary duties to such Person or its shareholders.

18.    Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19.    Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PLUMAS BANCORP

By:

Name:

Title:

FEATHER RIVER BANCORP, INC.

By:

Name:

Title:

SHAREHOLDER

Name:	Number of Shares Owned
Address:

Signature Page to Support

Agreement

Appendix A

Exceptions to Representations:

☐   Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐   Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

APPENDIX C

ProBank Austin

950 Breckenridge Lane
Suite 280
Louisville, KY 40207
(800) 523-4778
(502) 451-6633
www.probank.com

March 10, 2021

Members of the Board:

Each of Feather River Bancorp, Inc., Yuba City California ("Feather River") and Plumas Bancorp, Inc., Reno, Nevada ("Plumas" or "PLBC") are proposing to enter into an Agreement and Plan of Reorganization and Merger (the "Agreement") pursuant to which Feather River will merge with and into Plumas, with Plumas surviving the merger (the "Feather River Merger"). Immediately after the Merger, Bank of Feather River, Yuba City, California ("Bank of Feather River"), a California state-chartered bank and wholly-owned subsidiary of Feather River, will merge with and into Plumas Bank, a California state-chartered bank and wholly-owned subsidiary of Plumas ("Plumas Bank"), with Plumas Bank as the surviving bank (the "Bank Merger"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The financial terms of the Agreement provide for 100% of the issued and outstanding common stock of Feather River to be converted into and exchanged for the right to receive in the aggregate (i) $4,735,184 in cash (the "Aggregate Cash Amount") and (ii) 598,129 shares of PLBC common stock (the "Aggregate Plumas Share Amount") and, together with the Aggregate Cash Amount, (the "Merger Consideration"). Subject to the terms of the Agreement, Feather River common shareholders will have the right to receive at their election, per Feather River common share held, either cash or that number of PLBC common shares equal to the value obtained by adding (i) the Aggregate Cash Amount together with (ii) the product obtained by multiplying the Aggregate Plumas Share Amount by the volume-weighted average trading price of one share of Plumas common stock for the ten (10) day period in which the Nasdaq Stock Market is open for trading ending on the last such day immediately preceding the Closing Date, calculated using volumes as reported on the Nasdaq Stock Market during its normal market hours (the "Closing Plumas Share Value") the aggregate product of (i) and (ii) above is equal to the ("Closing Transaction Value") and (iii) dividing that total number by the total Feather River common shares outstanding (the "Per Share Amount"). The Feather River shareholder elections are subject to proration and allocation if either the Aggregate Cash Amount or Aggregate Plumas Share Amount is oversubscribed. The terms and conditions of the Merger are fully described in more detail in the Agreement. You have requested our opinion as to the fairness of the Merger Consideration to be received by the shareholders of Feather River, from a financial point of view.

ProBank Austin, as part of its investment banking practice, is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate

Chicago | Louisville | Nashville | New York | San Francisco | Toledo

C-1

Board of Directors
Feather River Bancorp, Inc.
March 10, 2021
Page 2

ProBank Austin

transactions. In connection with rendering our opinion set forth herein, we have reviewed and considered among other things:

(i) a draft of the Agreement, dated as of March 10, 2021;
(ii) certain publicly available financial statements and other historical financial information of PLBC and Feather River that we deemed relevant as filed by PLBC and Feather River with the SEC (in the case of PLBC), FDIC and Federal Reserve;
(iii) information communicated to us by senior management of Feather River regarding the estimated and projected financial performance and earnings potential of Feather River for the year ending December 31, 2021 together with estimated long-term annual earnings growth rates and dividends per share for Feather River;
(iv) information communicated to us by representatives of PLBC regarding the estimated and projected financial performance overall;
(v) the estimated pro forma financial impact of the Feather River Merger on PLBC, based on assumptions relating to transaction expenses and acquisition accounting adjustments;
(vi) publicly reported historical stock price and trading activity for PLBC common stock, including an analysis of certain stock trading information of certain other publicly traded companies deemed comparable to PLBC;
(vii) a comparison of certain financial information for Feather River and PLBC with similar institutions for which comparable information is publicly available;
(viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;
(ix) the current market environment generally and the banking environment in particular; and
(x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of Feather River the business, financial condition, results of operations and prospects of Feather River, including certain operating, staffing and other financial matters. We held similar discussions with representatives and senior management of PLBC regarding the business, financial condition, results of operations and prospects of PLBC, including certain operating, regulatory and other financial matters.

Management of Feather River and PLBC or their representatives, respectively, have represented that there has been no material adverse change in their respective company's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that (i) Feather River and PLBC will remain as going concerns for all periods relevant to our analyses, (ii) all of the representations and warranties contained in the Agreement are true and correct, (iii) each party to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement and (iv) the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice Feather River has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Feather River Merger and the other transactions contemplated by the Agreement.

Chicago | Louisville | Nashville | New York | San Francisco | Toledo

C-2

Board of Directors
Feather River Bancorp, Inc.
March 10, 2021
Page 3

ProBank Austin

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of Feather River's or PLBC's assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to PLBC and its shareholders, or following consummation of the Feather River Merger, Feather River and its shareholders.

This opinion is directed to the Board of Directors of Feather River in connection with its consideration of the Agreement and the Feather River Merger and does not constitute a recommendation to any shareholder of Feather River as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of Agreement and the Feather River Merger. This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the shareholders of Feather River, and does not address the underlying business decision by the Board of Directors to pursue the Feather River Merger.

We have acted as Feather River's financial advisor in connection with the Feather River Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Feather River Merger. We will also receive a fee for rendering this opinion, which opinion fee will be payable whether or not the Feather River Merger is consummated. Feather River has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.

ProBank Austin expresses no opinion as to the fairness of any consideration paid in connection with the Feather River Merger to the holders of any class of securities other than common stock. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Feather River Merger by Feather River officers, directors or employees, or class of such persons, relative to the compensation to be received in the Feather River Merger by the holders of Feather River common stock. This opinion has been approved by the fairness opinion committee of ProBank Austin. This opinion shall not be reproduced without ProBank Austin's prior written consent; provided, however, ProBank Austin will provide its consent for the opinion to be included in regulatory filings to be completed and proxy statements to be distributed in connection with the Feather River Merger.

Chicago | Louisville | Nashville | New York | San Francisco | Toledo

C-3

Board of Directors
Feather River Bancorp, Inc.
March 10, 2021
Page 4

Pro**Bank** Austin

Based upon our analysis and subject to the qualifications described herein, we are of the opinion that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the common shareholders of Feather River.

Respectfully,

ProBank Austin

Pro**Bank** Austin

Chicago | Louisville | Nashville | New York | San Francisco | Toledo

C-4

APPENDIX D

DELAWARE APPRAISAL RIGHTS

§262 Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. , b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed]

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX E

CALIFORNIA GENERAL CORPORATION LAW

CHAPTER 13: DISSENTERS’ RIGHTS

1300.

(a)         If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short‑form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short‑form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short‑form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b)         As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1)         That were not, immediately prior to the reorganization or short‑form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short‑form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short‑form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2)         That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short‑form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)         That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)         That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)         As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.

(a)         If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)         Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c)         The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

(a)         If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)         Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

(a)         If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)         Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)         On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

(a)         If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)         If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)         Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)         Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)         The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)         The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)         The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)         The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d)         The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.

(a)         No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short‑form merger, or to have the reorganization or short‑form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short‑form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)         If one of the parties to a reorganization or short‑form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short‑form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short‑form merger or to have the reorganization or short‑form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short‑form merger or to have the reorganization or short‑form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)         If one of the parties to a reorganization or short‑form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short‑form merger, in any action to attack the validity of the reorganization or short‑form merger or to have the reorganization or short‑form merger set aside or rescinded, (1) a party to a reorganization or short‑form merger which controls another party to the reorganization or short‑form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The following is a summary of relevant provisions of Plumas’s articles of incorporation, as amended, bylaws and certain portions of the California Corporations Code, or the CGCL We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, or the SEC, as well as the referenced provisions of the CGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation, such as Plumas Bancorp, may indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, an California corporation has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following: (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Section 317 of the CGCL also provides that to the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) the court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

Plumas’s articles of incorporation provide that the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Plumas’s articles of incorporation and bylaws also provide that we are authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits of such excess indemnification set forth in Section 204 of the CGCL.

Plumas has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 317 of the CGCL provides that a California corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in any that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under CGCL Section 317.

Item 21. Exhibits

See the Exhibit Index immediately preceding the signature page of this prospectus, which is hereby incorporated herein by reference.

Item 22. Undertakings

(a)         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1

Agreement and Plan of Merger and Reorganization, dated as of March 10, 2021 between Plumas Bancorp and Feather River Bancorp, Inc. (included as Appendix A to the proxy statement/prospectus contained in this registration statement.)†

3.1	Articles of Incorporation as amended of Plumas (incorporated by reference to Exhibit 3.1 to the Plumas’s Form S-4, File No. 333-84534 filed on March 19, 2002).

3.2	Amendment of the Articles of Incorporation of Plumas dated November 1, 2002 (incorporated by reference to Exhibit 3.3 to Plumas’s Form 10-Q filed on October 11, 2005)

3.3

Amendment of the Articles of Incorporation of Plumas dated August 17, 2005 (incorporated by reference to Exhibit 3.4 to the Plumas’s Form 10-Q filed on October 11, 2005 for September 30, 2005, which is incorporated by this reference herein.

3.4	Bylaws of Plumas as amended on March 16, 2011 included as Exhibit 3.2 to the Registrant’s Form 10-K for December 31, 2010, which is incorporated by this reference herein.

3.9	Specimen form of certificate for Plumas Bancorp included as exhibit 4 to the Registrant’s Form S-4, File No. 333-84534, which is incorporated by reference herein.

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP. *

8.1	Tax Opinion of Sheppard, Mullin, Richter & Hampton LLP . *

8.2 10.1 21.1

Tax Opinion of Stinson LLP. *

Form of Support Agreement. (included as Appendix B to the proxy statements/prospectus contained this registration statement) *

Subsidiaries of Plumas (incorporated herein by reference to Exhibits 21.01, 21.02 and 21.03 to Plumas’s Annual Report on Form 10-K filed on March 3, 2021).

23.1	Consent of Eide Bailly LLP with respect to Plumas Bancorp. *

23.2	Consent of Vavrinek, Trine, Day & Co., LLP with respect to Plumas Bancorp. *

23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1 and 8.1). *

23.4	Consent of Stinson (included in Exhibit 8.2). *

24.1	Power of Attorney *

99.1	Consent of ProBank Austin. *

99.2	Form of Proxy Card for Feather River Bancorp, Inc.

* Previoulsy filed.

†Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and Plumas agrees to furnish to the SEC a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, in the State of Nevada, on May 14, 2021.

PLUMAS BANCORP

By:	/s/ Andrew J. Ryback
Andrew J. Ryback
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Andrew J. Ryback	President and Chief Executive Officer (Principal Executive Officer)	May 14, 2021
Andrew J. Ryback
/s/ Richard L. Belstock	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2021
Richard L. Belstock

/s/ Daniel E. West *	Chairman of the Board of Directors	May 14, 2021
Daniel E. West

/s/ Robert J. McClintock *	Director	May 14, 2021
Robert J. McClintock

/s/ Michonne R. Ascuaga *	Director	May 14, 2021
Michonne R. Ascuaga

/ Steven M. Coldani *	Director	May 14, 2021
Steven M. Coldani

/s/ Gerald W. Fletcher *	Director	May 14, 2021
Gerald W. Fletcher

/s/ Heidi S. Gansert *	Director	May 14, 2021
Heidi S. Gansert

/s/ Richard F. Kenny *	Director	May 14, 2021
Richard F. Kenny

/s/ Terrance J. Reeson *	Director	May 14, 2021
Terrance J. Reeson

* by Andrew J. Ryback, attorney in-fact.